     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1997

                                          REGISTRATION STATEMENT NO. 333-10949
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 ON
                                    FORM S-1
                           TO REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                          MOLTEN METAL TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                              8731                          52-1659959
   (State or other jurisdiction         (Primary Standard Industrial        (I.R.S. Employer
of incorporation or organization)      Classification Code Number)     Identification No.)


                             400-2 TOTTEN POND ROAD
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 487-9700

   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                       -----------------------------------

                              WILLIAM M. HANEY, III
                     CHAIRMAN OF THE BOARD OF DIRECTORS AND
                             CHIEF EXECUTIVE OFFICER
                          MOLTEN METAL TECHNOLOGY, INC.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02154
                                 (617) 487-9700

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ----------------------------

                                 with a copy to:

                              ETHAN E. JACKS, ESQ.
                       Vice President and General Counsel
                          MOLTEN METAL TECHNOLOGY, INC.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02154
                                 (617) 487-9700

                          ----------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                          ----------------------------



       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION DATED JUNE 25, 1997


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                                                      PROSPECTUS

                                  $142,750,000

                         [MOLTEN METAL TECHNOLOGY LOGO]

                 5-1/2% Convertible Subordinated Notes Due 2006


     This Prospectus relates to the 5-1/2% Convertible Subordinated Notes Due 2006 (the "Notes") of Molten Metal Technology, Inc. ("MMT" or the "Company") and the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon conversion of the Notes. The Notes were issued and sold May 1, 1996 and May 9, 1996 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by Lazard Freres & Co. LLC, Alex. Brown & Sons Incorporated and Oppenheimer & Co., Inc., as the initial purchasers of the Notes (collectively, the "Initial Purchasers"), to be "qualified institutional buyers" (as defined by Rule 144A under the Securities
Act), other institutional "accredited investors" (as defined in Rule 501(a)(2),
(3) or (7) under the Securities Act) or in transactions complying with Regulation S under the Securities Act. The Notes (other than Notes originally sold pursuant to Regulation S) and the Common Stock issuable upon conversion thereof (collectively, the "Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of April 25, 1996 (the "Registration Rights Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.



     The Notes will mature on May 1, 2006. Interest on the Notes will be paid semiannually on May 1 and November 1 of each year, commencing November 1, 1996. The Notes are convertible, at the option of the holder thereof, at any time prior to maturity, unless previously redeemed, into shares of Common Stock at a conversion price of $38.75 per share, subject to adjustment in certain events. On June 20, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market (symbol "MLTN") was $5 9/16 per share.


     The Notes are redeemable, in whole or in part, at the option of the Company, at any time on and after May 1, 1999, at the redemption prices set forth herein together with accrued interest. A Note also will be subject to redemption, at the option of the Company, in whole but not in part, at any time, at 100% of their principal amount plus accrued interest in the event of certain changes affecting U.S. taxes applicable to such Note. The Notes do not provide for any sinking fund. Upon a Change of Control (as defined) or in the event the Common Stock is no longer publicly traded, holders of the Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Notes at a purchase price equal to 100% of the principal amount thereof together with accrued and unpaid interest to the date of purchase. See "Description of the Notes -- Repurchase Rights."

     The Notes are unsecured obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company.

     The Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Securities in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus. The Selling Holders and broker-dealers, agents or underwriters which participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Selling Holders will receive all of the net proceeds from the sale of the Securities and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Securities. The Company is responsible for the payment of all other expenses incident to the offer and sale of the Securities.


     See "Risk Factors" for a description of the material risks involved in an investment in the Securities.


                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this Prospectus is _________________, 1997.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document, if any, filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus is a part, each such statement being qualified in all respects by such reference.


         The Company has agreed to distribute to holders of the Notes reports, information and documents specified in Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act. While any Notes remain outstanding, the Company will make available, upon request, to any holder of the Notes, the information required by Rule 144(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Company, Investor Relations at 400-2 Totten Pond Road, Waltham, Massachusetts 02154 (Telephone No.
(617) 487-9700).




         No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Holder or any of the Initial Purchasers. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall in any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                                  RISK FACTORS

         An investment in the Securities offered by this Prospectus involves a high degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Securities offered hereby.


         Uncertainty of Future Profitability. The Company's results of operations have varied significantly in the past and may continue to vary significantly in the future. The Company had a net loss of approximately $61.2 million for the year ended December 31, 1996 and a net loss of approximately $23.5 million for the three months ended March 31, 1997. Other than 1995, the Company has had losses in each of the years since its incorporation. Losses have resulted principally from costs incurred in connection with research and development activities and from costs associated with the Company's administrative and marketing activities. A significant portion of the Company's revenues consisted of technology transfer and success fees from M4 Environmental L.P., the Company's former joint venture with Lockheed Martin Corporation ("LMC") (approximately $13.1 million in 1996). MMT anticipates that during 1997 it will earn limited revenue from the operations of M4. In addition, in accordance with the terms of its agreements with LMC, the Company began recognizing its share of revenues and other income, but not expenses, of M4.



         The Company's future profitability is dependent upon its ability to successfully commercialize its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to pay interest and principal on the Notes or to achieve profitability.


         Uncertainty of Market Acceptance. The Company's CEP technology is a new technology for which there is no established market. There can be no assurance that feedstock generators will view the Company's CEP process as an economically and environmentally acceptable means of disposing of their hazardous and non-hazardous wastes and industrial by-products, which could result in the Company experiencing difficulty in selling its CEP systems. Moreover, there can be no assurance that the economic terms under which generators may be willing to use the Company's CEP process will be profitable to the Company. In addition, a particular generator may be subject to environmental regulation unique to its location which may affect its ability to use CEP.


         Initial Commercialization Stage. To date, the testing of CEP largely has been limited to trials conducted under controlled testing conditions. No demonstration has yet been made that a commercial CEP system, once installed and operated at a customer's location, will process such customer's feedstock and recover commodity and specialty products of commercial quality and in significant quantities. There can be no assurance that the Company will be able to operate CEP systems on a sustained basis in commercial-scale use or that such systems can be operated profitably. In addition, the Company may experience problems associated with the engineering, construction and scale-up of its CEP systems, including cost overruns and start-up delays resulting from technical or mechanical problems or unfavorable conditions in the equipment or labor market.



         The Company has limited experience developing and constructing commercial CEP plants. In addition, the Company's "first of a kind" CEP plants have required larger capital expenditures and a longer period to develop and construct than originally anticipated by the Company. If the Company is not able to develop and construct CEP plants, particularly "second of a kind" plants, on time and under budget, this would have a material adverse effect on the Company's ability to successfully sell CEP plants to customers and to obtain financing for the development and construction of CEP plants.


         Reliance on Environmental Regulation. Federal, state and local environmental legislation and regulations require substantial expenditures and impose liabilities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the systems and services being developed or offered by the Company. The level of enforcement activities by federal, state and local environmental protection agencies and changes in regulations will also affect demand. Any changes in these regulations which increase compliance standards may require MMT to change or improve the CEP technology to meet more stringent regulatory requirements. To the extent that the burdens of complying with such laws and regulations may be eased, the demand for the Company's services could be materially adversely affected. In addition, international environmental regulations and enforcement of such regulations vary by country and are subject to changes which may adversely affect the Company's operations and its ability to commercialize its CEP technology internationally.


         Dependence on Disposal Facilities. The Company's CEP technology may not be successful in recovering materials in a form that is commercially usable or saleable. The Company also could be materially adversely affected by a decrease in the demand for the recovered materials. Some materials produced using CEP may have little to no commercial value, and may be considered wastes. Such waste may be classified as a hazardous or low-level radioactive waste (and may need to be handled as such) under current United States environmental regulations. In addition, such waste may need to be disposed of at specially permitted disposal facilities. In order to utilize such facilities, any waste produced by CEP must meet the acceptance criteria of the particular facility. Fees for disposal of wastes at such facilities, and the methods for calculating such fees, are subject to change. The Company's ability to operate its CEP systems profitably may be adversely affected by increases in such fees or changes in the methods of calculating such fees. The Company expects that the volume of residual waste streams produced from the processing of radioactive wastes with Quantum-CEP(R) will be greater than those produced from other applications of CEP.


         Availability of Markets for Recovered Materials. CEP has been designed to perform Elemental Recycling. There can be no assurance, however, that the Company's CEP process will be successful in recovering materials in a form that is commercially usable or saleable or that the Company would not be materially adversely affected by a decrease in the demand for the recovered materials.


         Potential Environmental Liability. The Company's business exposes it to the risk that harmful substances such as hazardous or toxic wastes or radioactive materials will escape into the environment and cause substantial damages or injuries. The Company's ownership or operation of CEP systems expose it to possible liability for investigation and clean-up costs under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended ("RCRA") and to possible liability under RCRA for violations of requirements applicable to the generation, transportation, treatment, storage and disposal of hazardous waste. In addition, the Company may be exposed to certain environmental risks resulting from the actions of its customers. Although the Company maintains general liability insurance, this insurance is subject to coverage limits and generally excludes coverage for losses or liabilities relating to environmental damage or pollution. The Company has obtained nuclear insurance for its Quantum-CEP(R) operations in Oak Ridge, Tennessee and environmental impairment liability insurance for its research and development facility in Fall River, Massachusetts in compliance with applicable state and federal regulatory standards. Although the Company has developed plans to conduct its operations prudently and to structure its relationships with customers and contractors in a manner so as to minimize its exposure to environmental risks, the Company could be materially adversely affected by a claim that is not covered or only partially covered by insurance.



         Regulatory Status of Operations. The Company and its customers operate in a highly regulated environment and certain of the operations at the Company's CEP facilities will be required to have federal, state and local government permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or approvals may adversely affect the introduction or operation of the Company's CEP systems and may subject the Company to penalties. The Company's ability to satisfy permitting requirements for a particular CEP system does not assure that permitting requirements for other CEP systems will be more easily satisfied, if at all. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, the Company or its customers may be required to obtain additional operating permits or approvals. There can be no assurance that the Company will meet all of the applicable regulatory requirements.



         Future Capital Needs. The Company will require substantial funds to construct the commercial CEP systems that it anticipates it will own and operate, and to continue its development activities. The amount and timing of the Company's expenditures and the Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control, including customers' decisions to finance, own and operate their CEP systems; the terms of any collaborative arrangements entered into by the Company; the progress of the Company's development of CEP; the nature and timing of permits required for CEP systems; and the availability of alternative sources of financing. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms. Failure to obtain necessary financing could have a materially adverse impact on the Company's ability to own and operate certain initial CEP facilities and to continue its development activities.



         Dependence on Certain Customers. During the years ended December 31, 1996 and 1995, revenue from M4 accounted for approximately 87% and 69%, respectively, of the Company's total revenue, and revenue from the U.S. Department of Energy ("DOE") accounted for approximately 13% and 30%, respectively, of the Company's total revenue. The Company does not expect to be receiving substantial revenues from M4 or the Department of Energy in 1997. The Company's future profitability is dependent upon its ability to commercialize successfully its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to achieve profitability.



         Reliance on Subcontractors. The Company relies principally on subcontractors to build CEP system components and to assemble and install such systems. The Company's ability to deliver high quality systems on time will depend upon the reliability and performance of its subcontractors. The failure of a subcontractor to meet delivery schedules could cause the Company to default on its obligations to its customers. In addition, the Company's reliance on subcontractors for manufacturing, assembly and installation places a significant part of the Company's quality control responsibilities on these subcontractors. There can be no assurance that the Company will be able to continue to contract for the level of quality control required by the Company's customers.



         Risks of "Fixed-Price" Contracts. The Company expects that a majority of its contracts will be performed on a "fixed-price" basis. In a fixed-price contract, the Company bears the full risk of cost overruns caused by estimates that differ from actual costs incurred or manufacturing delays during the course of the contract. If manufacturing or installation costs for a particular project exceed anticipated levels, gross margins would be materially adversely affected, and the Company could experience losses on such contracts.



         Risks of International Sales. The Company expects that a significant portion of its revenues will come from sales of CEP systems overseas. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, trade restrictions, changes in tariffs, difficulties in staffing, the transport of machinery, managing international operations and other factors. Regulatory compliance requirements differ among foreign countries and are also different from those established in the United States. If the Company's customers are unable to obtain the necessary foreign regulatory approvals on a timely basis, the Company's international sales could be materially adversely affected. Additionally, the Company's business may be materially adversely affected by fluctuations in currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices and competition. Since the bulk of expenses in connection with international contracts are often incurred in United States dollars, the Company may be subject to exchange rate risk. If the Company has significant international sales in the future denominated in foreign currencies, the Company may purchase hedging instruments to mitigate the exchange risk on these contracts.

         Dependence on Collaborative Relationships. The Company's future success may depend, in part, on its collaborative relationships.


         Risks of Government Contracting. The Company's existing government contracts can generally be canceled, delayed or modified at the sole option of the government and are generally subject to annual funding limitations and public sector financing constraints. The Company believes that any future government contracts will be structured similarly. In addition, under the terms of future government contracts, if any, the Company may be required to grant the federal government greater rights with respect to the Company's intellectual property than the Company would grant private parties. As a result of engaging in the government contracting business, the Company is subject to audits, and may be subject to investigation, by government agencies. As described below under "Business -- Legal Proceedings," the Company and M4 currently are responding to subpoenas issued by the Office of Inspector General of the DOE. The Company also faces the risks associated with government contracting, which could include substantial civil and criminal fines and penalties. In addition to potential damage to the Company's business reputation, the failure by the Company to comply with the terms of any of its government contracts could result in the Company's suspension or debarment from future government contracts for a significant period of time. All of the foregoing risks associated with government contracting also may apply to M4 with respect to its government contracts.


         Competition. The Company anticipates that the initial market for CEP will be the hazardous and non-hazardous waste and industrial by-products treatment and disposal market, which is characterized by several large companies and numerous small companies. Existing technologies may prove more cost-effective than CEP, or new technologies which are superior to those of the Company may be developed. In addition, the Company and its customers will compete with other producers of raw materials and recycled products for the sale of products recovered from the CEP process. Many of the Company's competitors are large companies with substantially greater financial resources than the Company. To the extent these competitors offer comparable services or products at lower prices or of higher quality, or more cost-effective waste disposal alternatives, the Company's ability to compete effectively could be adversely affected.

         Unpredictability of Patent Protection and Proprietary Technology. The Company's success depends, in part, on its ability to obtain additional patents, protect the patents which it owns, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary processes that are patentable, that any patents issued or licensed to the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the ability of the Company to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of the Company's processes or design around the patented processes developed by the Company. It is possible the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to the Company's technology. There can be no assurance that any license under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing suits against other parties.

         In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

         Dependence on Key Management and Qualified Personnel. The Company is highly dependent upon the efforts of its senior management and scientific staff. The Company maintains key man insurance in the amount of $1.0 million on the lives of each of William M. Haney, III, Chairman of the Board of Directors and Chief Executive Officer, and Dr. Christopher J. Nagel, Chief Technical Officer. The Company is the sole beneficiary of these policies, but the proceeds of such policies may not be adequate to compensate the Company for the loss of either individual. The loss of the services of one or more of these individuals may have a material adverse effect upon the Company.


         The Company's future success will depend in large part upon its ability to attract and retain further highly skilled scientific, managerial, manufacturing and marketing personnel. The Company faces competition for hiring such personnel from other companies, research and academic institutions, government entities and other organizations. With the exception of William M. Haney, III, and G. Earl McConchie, Vice President of Sales and Marketing, the Company does not have any employment agreements with any of its executive officers for a specific time. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel.



         Lack of Established Market. There is no established trading market for the Notes. Although the Initial Purchasers have advised the Company that they each currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice, at their sole discretion. The Company does not intend to apply for listing of the Notes on any securities exchange. Accordingly, there can be no assurance as to development of a market for the Notes or as to the liquidity of any market that may develop. Moreover, to the extent that they trade at all, the Notes may trade at a discount from their stated principal.


         Possible Volatility of Share Price. There has been a history of volatility in the market prices for securities of emerging growth companies such as the Company, which volatility often has been unrelated to or disproportionately impacted by the operating performance of such companies. There can be no assurance that the market for the Notes and Common Stock issuable upon conversion thereof will not be subject to similar fluctuations. Factors such as announcements of technological developments, sales of waste treatment or disposal systems or status of collaborative agreements of the Company or its competitors, government regulatory action, public concern as to the safety of products developed by the Company, patent or proprietary rights developments and market conditions in general could have a significant impact on the future market price of the Company's securities, including the Notes and Common Stock.

                              THE COMPANY

         The Company is an environmental technology company engaged in the commercialization and continued development of its innovative, proprietary processing technology known as Catalytic Extraction Processing ("CEP"). The Company has its principal executive offices at 400-2 Totten Pond Road, Waltham, MA 02154. The telephone number of said offices is (617) 487-9700.


                                 USE OF PROCEEDS

         All of the Securities offered hereby are being offered by the Selling Holders. The Selling Holders will receive all of the net proceeds from the Securities sold pursuant to this Prospectus.

                           PRICE RANGE OF COMMON STOCK

         Since February 10, 1993, the first day of trading for the Common Stock, the Common Stock has traded on the Nasdaq National Market under the symbol "MLTN." The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Stock as reported by the Nasdaq National Market.


                                                             HIGH         LOW
                                                             PRICE        PRICE
                                                             -----        -----

YEAR ENDING DECEMBER 31, 1995
     First Quarter ..............................            $19.25       $13.75
     Second Quarter .............................            $26.25       $15.75
     Third Quarter ..............................            $33.25       $21.00
     Fourth Quarter .............................            $41.25       $27.50

YEAR ENDING DECEMBER 31, 1996
     First Quarter ..............................            $40.25       $29.75
     Second Quarter .............................            $36.50       $28.00
     Third Quarter ..............................            $34.63       $21.75
     Fourth Quarter .............................            $33.25       $ 9.25

YEAR ENDING DECEMBER 31, 1997
     First Quarter...............................            $13.13       $ 8.38
     Second Quarter (through June 20, 1997)......            $ 9.25       $ 4.25


         On June 20, 1997, the last sale price of the Common Stock, as reported by the Nasdaq National Market, was $5 9/16 per share. As of June 20, 1997, there were 940 holders of record of the Common Stock.


                                 DIVIDEND POLICY

         The Company has never declared or paid cash dividends on its Common Stock and does not anticipate doing so in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the current portion of long-term debt and the actual capitalization of the Company as of March 31, 1997 and December 31, 1996, which reflects the issuance of $143,750,000 principal amount of Notes on May 1, 1996.


                                                                   MARCH 31,       DECEMBER 31,
                                                                     1997              1996
                                                                 -------------     ------------
Current portion of long-term debt..............................  $   1,840,023     $  1,884,486
Long-term debt, excluding current portion......................    164,750,000      164,753,334
Stockholders' equity:
  Preferred stock, $.01 par value, 3,000 shares authorized; no
     shares issued or outstanding..............................             --               --
  Common stock, $.01 par value, 100,000,000 shares authorized;
     23,680,673 shares issued 23,570,273 outstanding at March
     31, 1997 and 23,643,707 shares issued and 23,603,707
     outstanding at December 31, 1996..........................       236, 807          236,437
  Additional paid-in capital...................................    163,232,684      163,124,587
  Valuation allowance for short-term investments...............       (243,497)         (86,653)
  Accumulated deficit..........................................   (121,293,739)     (97,820,411)
                                                                 -------------     ------------
                                                                    41,932,255       65,453,960
Less: Treasury stock, 110,400 shares at March 31, 1997 and
  40,000 shares at December 31, 1996, at cost..................     (1,251,319)        (482,504)
Less: Deferred compensation....................................     (1,224,117)      (1,459,624)
                                                                 -------------     ------------
     Total stockholders' equity................................     39,456,819       63,511,832
                                                                 -------------     ------------
          Total capitalization.................................  $ 206,046,842     $230,149,652
                                                                 =============     ============

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected financial information of the Company for the quarter ended March 31, 1997 and the 5 years ended December 31, 1996.

                            QUARTER
                             ENDED                               YEAR ENDED DECEMBER 31,
                           MARCH 31,     ------------------------------------------------------------------------
                              1997           1996           1995           1994           1993           1992
                          ------------   ------------   ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS
  DATA
Revenue.................  $  4,973,221   $ 63,511,190   $ 44,181,398   $ 14,398,829   $  4,721,953   $  2,526,327
Operating expenses:
  Cost of revenue.......     7,959,263     50,478,630     34,901,904     11,057,163      2,205,316      2,172,399
  Research and
    development.........     9,131,539     26,183,268     10,986,234     14,417,327     10,837,484      4,208,319
  Selling, general and
    administrative......     6,940,057     18,708,514      2,877,371      7,132,256      5,661,953      4,133,270
                           -----------    -----------    -----------    -----------    -----------    -----------
                            24,030,859     95,370,412     48,765,509     32,606,746     18,704,753     10,513,988
Equity income (loss)
  from affiliate........    (3,677,953)   (31,612,891)       834,294             --             --             --
                           -----------    -----------    -----------    -----------    -----------    -----------
Loss from operations....   (22,735,591)   (63,472,113)    (3,749,817)   (18,207,917)   (13,982,800)    (7,987,661)
Interest income.........     1,571,237      8,812,303      5,559,690      4,376,403      1,861,077        400,559
Interest expense........    (2,308,974)    (6,521,654)    (1,455,084)      (737,741)      (160,233)       (15,972)
                           -----------    -----------    -----------    -----------    -----------    -----------
  Net income (loss).....  $(23,473,328)  $(61,181,464)  $    354,789   $(14,569,255)  $(12,281,956)  $ (7,603,074)
                           ===========    ===========    ===========    ===========    ===========    ===========
  Net income (loss) per
    share...............  $      (1.00)  $      (2.62)  $       0.01   $      (0.67)  $      (0.69)  $      (0.59)
                           ===========    ===========    ===========    ===========    ===========    ===========
Weighted average common
  shares outstanding....    23,556,029     23,313,243     24,710,423     21,904,213     17,811,830     12,843,220
                           ===========    ===========    ===========    ===========    ===========    ===========
Supplementary net loss
  per share (1).........                                                              $      (0.67)  $      (0.52)
                                                                                       ===========   ============
Supplementary weighted
  average common shares
  outstanding...........                                                                18,293,320     14,509,887
                                                                                       ===========   ============

                                                                       DECEMBER 31,
                           MARCH 31,     ------------------------------------------------------------------------
                             1997            1996           1995           1994           1993           1992
                         -------------   ------------   ------------   ------------   ------------   ------------
BALANCE SHEET DATA
Cash, cash equivalents
  and short-term
  investments..........  $  87,770,106   $129,067,763   $ 86,276,250   $100,196,475   $104,423,037   $  2,234,110
Working capital........     68,284,866    108,630,338     89,306,823     95,318,381    103,689,795        (72,876)
Total assets...........    250,360,981    272,745,249    153,336,001    135,541,524    123,628,053     11,523,176
Long-term liabilities,
  less current
  maturities (2).......    174,518,476    173,597,488     26,818,466     24,549,733      3,625,427      3,538,531
Convertible preferred
  stock................             --             --             --             --             --         72,727
Accumulated deficit....   (121,293,739)   (97,820,411)   (36,638,947)   (36,993,736)   (22,424,481)   (10,142,525)
Stockholders' equity...     39,456,819     63,511,832    109,908,656    102,135,257    116,333,308      5,264,679

---------------
(1) Supplementary net loss per share information for the years ended December 31, 1993 and 1992 is presented to reflect the conversion of preferred stock as if it occurred on the later of the first day of the period or the date of issuance of the preferred stock.

(2) Includes (i) deferred revenue of $1,900,000 at December 31, 1992, (ii) payments due under a technology purchase agreement of $1,385,889 at March 31, 1997 and December 31, 1996 and $1,474,586 at December 31, 1995, 1994,
    1993 and 1992, (iii) deferred income of $2,382,369 at March 31, 1997, $2,437,500 at December 31, 1996 and $2,459,918 at December 31, 1995 and (iv)
    $6,000,218 of accumulated losses of affiliate in excess of investment at March 31, 1997 and $5,020,765 at December 31, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS

Revenues for the first quarter of 1997 decreased to $4,973,000 from $22,374,000 in the first quarter of 1996. The following table compares sources of revenue for the quarters ended March 31, 1997 and 1996:

                                              Quarter ended March 31,
                                              -----------------------
                                             1997                 1996
                                             ----                 ----
Waste services                          $ 3,945,000         $         -
Equipment sales                             707,000                   -
Engineering and construction                121,000          16,485,000
R&D and consulting                          200,000           2,139,000
Technology transfer and success fees              -           3,750,000
                                        -----------         -----------
                                        $ 4,973,000         $22,374,000
                                        ===========         ===========


Waste services revenue is from processing, managing and handling radioactive wastes through the Company's nuclear waste services division based in Oak Ridge, Tennessee. The first quarter of 1997 marked the commercial start-up of the Company's Quantum CEP Facility in Oak Ridge, Tennessee ("Q-CEP Facility") and the commencement of commercial CEP operations. The Company also began operations of its newly acquired waste service business from The Scientific Ecology Group, Inc. ("SEG") and VECTRA Technologies, Inc. ("VECTRA"). The Company expects that revenue from plant operations will continue to increase in future periods as operations at the Q-CEP Facility ramp up and as commercial operations commence at additional facilities in Oak Ridge, Tennessee and Bay City, Texas.


Equipment sales are from the sale of waste storage and processing equipment for commercial low-level radioactive waste. The sales are a result of operations related to the acquisitions from SEG and VECTRA.

During the quarter ended March 31, 1996, the Company recognized $16.5 million in revenue related to the engineering, design and construction of M4's Technology Center. During the quarter ended March 31, 1997, the Company recorded no such revenue. The Company expects engineering and construction revenue to increase in the next few quarters due to activities related to engineering, design and construction of an initial CEP system for the joint venture with Nichimen Corporation and NKK Plant Engineering Corporation for the processing of fly ash in Japan.

During the quarter ended March 31, 1996, the Company recognized $2.1 million in revenue related to research and development and consulting contracts with M4 and the US government. During the quarter ended March 31, 1997, the Company recorded no such revenue from M4 or the US government. The Company expects to continue with research and development projects, some of which will be funded by third parties and some of which will be funded from the Company's working capital. The Company anticipates that the amount of both internally and externally funded research and development will decrease over the next year.

There were no technology transfer and success fees for the first quarter of 1997. Technology transfer and success fees for the first quarter of 1996 resulted from the recognition of a portion of the original $14 million license fee from M4 and from plant start-up fees from M4. Part of the Company's strategy is to license its technology under arrangements which provide for up-front technology transfer fees, ongoing tolling fees, license fees or royalties and the Company expects such revenues to increase in future periods over the first quarter of 1997.

The existence and timing of revenues related to the Company's commercial operations will depend on a number of factors, including the ability of the Company and its affiliates to successfully market, permit and build CEP systems on a timely and economic basis for their target markets, customer acceptance of the technology, and competition from other companies in the Company's target markets, and no assurances can be made in this regard.

Cost of revenues for the quarter ended March 31, 1997 decreased to $7,959,000 from $16,323,000 in the quarter ended March 31, 1996. The decrease is primarily attributable to a reduction in cost reimbursement contracts for R&D and engineering and construction activities.

R&D expenses increased to $9,132,000 for the quarter ended March 31, 1997 from $4,708,000 for the quarter ended March 31, 1996. The increase reflects a lower absorption of R&D expenses into cost of revenue due to a reduction in cost reimbursement contracts. The Company expects that R&D costs will decrease during 1997 as efforts become more directed toward commercial operations. SG&A expenses increased to $6,940,000 for the quarter ended March 31, 1997 from $2,418,000 for the quarter ended March 31, 1996. The increase reflects a lower absorption of SG&A expenses into cost of revenue due to a reduction in cost reimbursement contracts. The Company is making efforts to decrease SG&A expenses in future periods. The classification of expenses between cost of revenue, R&D and SG&A will depend on the number and amount of future cost reimbursement contracts and the related absorption of R&D and SG&A expenses into cost of revenue.

Prior to the completion of the restructuring described below, the Company accounted for its investment in M4 using the equity method and recorded an equity loss of $3,678,000 in the first quarter of 1997 compared to equity income of $369,000 in the first quarter of 1996. Under the M4 limited partnership agreement, the Company and Lockheed Martin Corporation ("LMC") share equally in M4's revenues and other income and all expenses are allocated to LMC until the capital accounts of the Company and LMC are equal. During the first quarter of 1996, the Company's and LMC's capital accounts were not equal and the Company recorded its share of revenues and other income from M4 without recognizing any expenses from M4. This resulted in the Company having equity income from M4 for the quarter ended March 31, 1996. In the fourth quarter of 1996, the Company's and LMC's capital accounts became equal and the Company began to share in the recognition of expenses from M4. As such, the Company recognized one half of the net loss of M4 for the quarter ended March 31, 1997, which resulted in a net equity loss of $3,678,000. The Company expects to incur equity losses from M4 through June 16, 1997, the closing date of the restructuring. Thereafter, M4 will be a wholly-owned subsidiary of the Company and all operations of M4 will be consolidated with MMT's results of operations.

Interest income increased to $1,571,000 for the first quarter of 1997 from $1,355,000 in the first quarter of 1996. The increase is due to interest earned on the net proceeds from the issuance of convertible debt in May 1996. The Company expects interest income to decline in the coming year as cash and short-term investments are used to fund initial commercial operations and continued investment activities, including expenditures for fixed assets. Interest expense increased to $2,309,000 for the first quarter of 1997 from $432,000 in the first quarter of 1996. The increase is due to interest on the convertible debt issued in May 1996.

Inflation is not expected to have a material effect on future results of operations.

The Company's results of operations have varied significantly in the past and may continue to vary significantly in the future. The Company's future profitability is dependent upon its ability to commercialize successfully its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to achieve profitability.

In February 1997, Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128") was issued by the Financial Accounting Standards Board. FAS 128 specifies modifications to the calculation of earnings per share from that currently used by the Company. Under FAS 128, "basic earnings per share" will be calculated based upon the weighted average number of common shares actually outstanding, and "diluted earnings per share" will be calculated based upon the weighted average number of common shares outstanding and other potential common shares (stock options, warrants and convertible debt) if they are dilutive. FAS 128 is effective for the Company's fourth quarter of 1997 and will be adopted at that time. Had the Company determined earnings per share in accordance with FAS 128, basic earnings (loss) per share and diluted earnings (loss) per share for the quarters ended March 31, 1997 and 1996 would not have been materially different from the net income (loss) per share reported by the Company.

Years Ended December 31, 1996 and 1995

Revenue was approximately $63.5 million for 1996 compared with $44.2 million for 1995. The following table compares sources of revenue for the years ended December 31, 1996 and 1995:

                                              Year ended December 31,
                                              1996               1995
Engineering and construction           $ 37,796,000       $  20,242,000
R&D and consulting                       12,632,000          14,939,000
Technology transfer and success fees     13,083,000           9,000,000
                                       ------------         -----------
                                       $ 63,511,000         $44,181,000
                                       ============         ===========

Engineering and construction revenue is from services provided to M4 for the engineering, design and construction of the M4 Technology Center. The increase in 1996 over 1995 is a result of billings to M4 during the peak period of construction and start-up of the M4 Technology Center. Overall, the Company expects engineering and construction revenue to decline until it enters into definitive contracts to construct commercial CEP systems for customers that will be financially responsible, in whole or in part, for the construction of such systems. In June 1997, the Company and LMC entered into definitive agreements to restructure their relationship with respect to M4's market. Although the Company may earn revenue in the future pursuant to the new agreements with LMC, the Company will earn limited additional revenue from the operations of M4 in 1997. Additionally, there is uncertainty as to the amounts and timing of revenue, if any, that may be earned by the Company in the future under the new agreements with LMC.

R&D and consulting revenue decreased in 1996 from 1995 due to a reduction in billings under a cost sharing contract with the United States Department of Energy (the "DOE"). During 1996, the Company recorded $8 million in revenue for the reimbursement of R&D costs incurred under the cost sharing contract with the DOE compared to approximately $13.2 million for 1995. The decrease is a result of the Company reaching the funded contract value during the third quarter of 1996 and not entering into any arrangements providing for additional funding from the DOE. The Company expects to continue with research and development projects, some of which will be funded by third parties and some of which will be funded from the Company's working capital. The Company anticipates that the amount of both internally and externally funded research and development will decrease over the next year.

Technology transfer and success fees increased in 1996 over 1995 due to $5 million of revenue recognized for the sale of a license to M4 for the Japanese chemical weapons market. During 1996, the Company recognized the remaining $4 million of the original $14 million license fee from M4. This license fee was being recognized over a two year period that began in August 1994. Also during 1996, the Company recognized $4 million of plant start-up fees from M4. Under the terms of the M4 limited partnership agreement, the Company was entitled to a fee of $2 million upon the start-up of each of the first three CEP plants developed by M4. As of June 30, 1996, the Company had earned each of these three success fees. Part of the Company's strategy is to license its technology under arrangements which provide for up-front technology transfer fees, ongoing tolling fees, license fees or royalties and the Company expects such revenues to increase in future periods.

As commercial operations commence at the Company's facilities in Oak Ridge, Tennessee and Bay City, Texas, the Company expects to generate revenue from processing and recycling wastes. The Company expects that revenue from plant operations will be a significant portion of its total revenue in future periods. During 1996, however, the Company did not receive any revenue from plant operations. The existence and timing of revenues related to the Company's commercial operations will depend on a number of factors, including the ability of the Company and its affiliates to successfully market, permit and build CEP systems on a timely and economic basis for their target markets, customer acceptance of the technology, and competition from other companies in the Company's target markets, and no assurances can be made in this regard.


During 1996, revenue from M4 and DOE accounted for approximately 87% and 13% of revenue, respectively. The Company anticipates that during 1997 it will earn limited revenue from the operations of M4. In addition, other than the NICE(3) grant described in "Business -- U.S. Government Market -- United States Department of Energy," the Company does not anticipate receiving research and development funding from the DOE in 1997.


Cost of revenue for 1996 increased to $50.5 from $34.9 million for 1995. The increase is primarily attributable to an increase in engineering and construction activities in connection with the development of CEP systems for M4 and the deferral of income related to intercompany profit on the sale of assets to M4. The Company expects cost of revenue to increase in future periods as commercial operations commence at its facilities in Oak Ridge, Tennessee and Bay City, Texas.

Research and development expenses increased to $26.2 million in 1996 from $11.0 million in 1995. The increase reflects an increase in costs associated with the continued development of CEP and internally funded CEP demonstrations. The Company expects that R&D costs will decrease in the next year as efforts become more concentrated on commercial operations. SG&A expenses for 1996 increased to $18.7 million from $2.9 million in 1995. The increase reflects the hiring of additional personnel, the expansion of corporate infrastructure and a lower absorption of SG&A expenses into cost of revenue due to a reduction in cost reimbursement contracts. The Company is making efforts to decrease SG&A expenses in future periods. The classification of expenses between cost of revenue, R&D and SG&A will depend in part on the number and amount of future cost reimbursement contracts and the related absorption of R&D and SG&A expenses into cost of revenue.

The Company recorded an equity loss of $31.6 million in 1996 with respect to M4 compared to equity income of $834,000 in 1995. Under the M4 limited partnership agreement, the Company and LMC share equally in M4's revenues and other income and all expenses are allocated to LMC until the capital accounts of the Company and LMC are equal. Thereafter, as long as the capital accounts of the Company and LMC are equal, the Company and LMC share the profits and losses of M4 equally. During 1995, the Company's and LMC's capital accounts were not equal and the Company recorded its share of revenues and other income from M4 without recognizing any expenses from M4. This resulted in the Company having equity income from M4 in 1995. In the fourth quarter of 1996, the Company's and LMC's capital accounts became equal and the Company began to share in the recognition of expenses from M4. Because of substantial losses at M4 in the fourth quarter of 1996, the Company recorded $40.9 million in expenses from M4, resulting in a net equity loss from its investment in M4 of $31.6 million in 1996. A substantial portion of the losses at M4 are the result of impairment charges totaling approximately $60.9 million primarily relating to the M4 Technology Center.


Interest income for 1996 increased to $8.8 million from $5.6 million in 1995. The increase is due to interest earned on the net proceeds from the issuance of convertible debt in May 1996. The Company expects interest income to decline in the coming year as cash and short-term investments are used to fund initial commercial operations and continued investment activities, including expenditures for fixed assets. Interest expense for 1996 increased to $6.5 million from $1.5 million in 1995. The increase is due to interest on the convertible debt issued in May 1996. Interest expense is expected to increase in 1997 due to a full year of interest on the convertible debt issued in May 1996 and other potential debt financing.


The Company's results of operations have varied significantly in the past and may continue to vary significantly in the future. The Company's results of operations in the past have been dependent largely on revenue from M4 and DOE and the Company's future profitability is dependent upon its ability to commercialize successfully its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to achieve profitability.

In February 1997, Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128") was issued by the Financial Accounting Standards Board. FAS 128 specifies modifications to the calculation of earnings per share from that currently used by the Company. Under FAS 128, "basic earnings per share" will be calculated based upon the weighted average number of common shares actually outstanding, and "diluted earnings per share" will be calculated based upon the weighted average number of common shares outstanding and other potential common shares (stock options, warrants and convertible debt) if they are dilutive. FAS 128 is effective for the Company's fourth quarter of 1997 and will be adopted at that time. Had the Company determined earnings per share in accordance with FAS 128, basic earnings (loss) per share and diluted earnings (loss) per share for 1996, 1995 and 1994 would not have been materially different from the net income
(loss) per share reported by the Company.


In April 1997, the Company's Board of Directors appointed a committee of three outside directors to review matters concerning the Company's financial statements for the year ended December 31, 1996 and the allegations in the securities class actions described in "Business -- Legal Proceedings." The committee has completed its review of matters affecting the presentation of the Company's financial statements, including the restatement discussed in Note 17 to the financial statements.


Years Ended December 31, 1995 and 1994

      Revenue was approximately $44.2 million for 1995 compared with $14.4 million for 1994. The increase is primarily attributable to an increase in engineering and construction activities in connection with the development of CEP systems for M4, an increase in license fees from M4 and an increase in customer-funded activities under TDPs. The increase in 1995 TDP revenue over 1994 is a result of revenue earned under a cost-sharing contract with the U.S. government.

      During 1995, revenue from M4 and the DOE accounted for approximately 69% and 30% of revenue, respectively.

      Cost of revenue was approximately $34.9 million for 1995 compared with $11.1 million for 1994. The increase is primarily attributable to an increase in engineering and construction activities in connection with the development of CEP systems for M4 and an increase in costs related to cost-sharing contracts with the U.S. government.

      Research and development expenses decreased to $11.0 million for 1995 from $14.4 million for 1994. The decrease is a result of increased customer funding resulting in an increase in research and development expenses being included in cost of revenue. Selling, general and administrative expenses decreased to $2.9 million for 1995 from $7.1 million for 1994. The decrease is a result of increased customer funding resulting in an increase in selling, general and administrative expenses being included in cost of revenue.

      Interest income increased to $5.6 million in 1995 from $4.4 million in 1995, reflecting a full year of interest earned on the net proceeds from debt financings in 1994. Interest expense increased to $1.5 million for 1995 from $.7 million for 1994, reflecting a full year of interest expense on a $21 million tax-exempt bond financing received during 1994. Equity income from affiliate increased to $.8 million in 1995 from $0 in 1994 reflecting the Company's share of revenue and other income earned by M4. Inflation is not expected to have a material effect on future results of operations.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 1997, the Company had cash, cash equivalents and short-term investments totaling $87.8 million compared to $129.1 million at December 31, 1996. The decrease was primarily a result of cash used in operations and for the acquisition of fixed assets. During 1997, the Company expects to incur significant additional expenditures related to the engineering, construction and start-up of commercial CEP systems owned by itself and through joint ventures. The Company expects that its total capital expenditures for 1997 will be approximately $83 million.

During December 1996, MMT Tennessee signed a series of agreements to become the full owner of the Q-CEP facility it had jointly owned with SEG in Oak Ridge, Tennessee and to acquire certain assets used for handling and processing radioactive "wet waste." SEG was a wholly-owned subsidiary of Westinghouse Electric Corporation ("Westinghouse"). The Q-CEP facility is designed to process radioactive ion exchange resins from nuclear power plants. Pursuant to those agreements, MMT Tennessee acquired SEG's interest in the Q-CEP facility and certain assets of SEG and Westinghouse used in the "wet waste" business. These assets include contracts, equipment, services and personnel for processing radioactive waste streams at the Q-CEP facility. The purchase price for these assets was $31 million in cash, which was based on the parties' mutual agreement as to the fair market value of the assets being acquired. In connection with the asset purchase, MMT Tennessee obtained a non-compete agreement with SEG and Westinghouse which was valued based upon its estimated economic benefit to MMT Tennessee and is being amortized on a straight-line basis over the 5 year life of the agreement. The excess cost over the net assets acquired is being amortized on a straight-line basis over a period of ten years.


In June 1997, the Company and LMC completed a restructuring of their relationship with respect to the commercialization of CEP and other technologies for the government and other waste markets. The objective of the restructuring is to enable MMT and LMC to access target markets more efficiently by eliminating many of the organizational redundancies associated with the prior M4 structure. LMC and MMT believe that the restructuring also will enable them to better leverage LMC's expertise in systems integration and MMT's ability to provide its CEP technology to target markets. Following the completion of the restructuring, LMC and MMT are each free to pursue projects formerly governed by the previous joint venture agreements, subject to the requirements established by the new arrangements. The restructuring entailed five principal changes in the companies' relationship: (1) LMC has the exclusive right to lead and pursue contracts for the Hanford radioactive tanked waste cleanup project described below, and MMT will provide directly to LMC certain construction and development services with respect to Q-CEP, (2) the Company and LMC formed a new limited liability company to be their exclusive vehicle to deliver processing services to customers in the chemical demilitarization market worldwide, (3) MMT has the exclusive right to lead and pursue worldwide opportunities for processing DUF(6), (4) the Company has become the sole owner of M4, which will continue to own and operate its primary remaining asset, the M4 Technology Center, and (5) the Retech division of M4, which provides plasma arc technology, was transferred to LMC.



As part of the LMC team for the Hanford tanked waste cleanup project, LMC offered to purchase and MMT has agreed to deliver a pilot-scale, demonstration Q-CEP plant to LMC in 1997 for a fixed price of $5 million. This plant will be used to process surrogate Hanford tank waste. Additionally, LMC has agreed to fund certain development work with respect to Q-CEP for possible application to the Hanford project. LMC has informed the DOE that LMC currently intends to propose an alternative technology, vitrification, as its baseline processing technology for Phase 1B of the Hanford contract. However, in connection with the development work to be performed by MMT, LMC and MMT have agreed to develop a technology insertion plan for the possible inclusion of Q-CEP in the Hanford project if such development work is successful. LMC has informed the DOE of its intention to develop this technology insertion plan. If the LMC team is awarded a contract under Phase 1B of the Hanford cleanup program and Q-CEP is used in the Phase 1B performance, LMC has agreed to pay MMT a fee of $15 million. $5 million of this fee will be payable on award of the contract and the remaining $10 million will be payable upon timely delivery and acceptance of a CEP production plant pursuant to terms to be agreed upon by LMC and MMT. MMT also is entitled to an on-going royalty of 3.5% of all revenues generated from the processing of waste in equipment supplied by MMT under the Hanford contract. There can be no assurances that LMC will include Q-CEP in any proposal for any Phase 1B contract or that LMC will submit a bid for Phase 1B. There also can be no assurances that DOE will award a Phase 1B contract to the LMC team or that, even if it does so, Q-CEP will prove to be satisfactory to the DOE for processing the Hanford waste.


The limited liability company formed by the Company and LMC has exclusive worldwide rights to commercialize CEP for the chemical weapons demilitarization market. The limited liability company is owned 50/50 by subsidiaries of LMC and the Company. The Company is entitled to success fees of up to an aggregate of $25 million in connection with the successful deployment of CEP systems to process chemical weapons. The limited liability company has an initial term of five years.

As sole owner of M4, the Company is responsible for the future operations of the M4 Technology Center, and is entitled to all future revenues from such operations. The $38 million aggregate principal amount of bonds issued by the Industrial Development Board of Oak Ridge relating to the M4 Technology Center remain outstanding, LMC's guarantee of these bonds remains in place, and each of LMC and the Company is responsible for 50% of the principal, interest and other costs relating to these bonds.

In addition to the changes described above, the Company and LMC have agreed that the Company will have the exclusive right to lead and pursue worldwide opportunities for processing DUF6. LMC has agreed not to pursue this market for five years except that, at the request of MMT, LMC will consider participating in this market jointly with MMT on a case-by-case basis, subject to mutual agreement of the parties.

LMC and the Company also have established a strategic alliance committee, in the form of a limited liability company governed by three directors from each company, to review and monitor the relationships created by the restructuring and to evaluate new market opportunities within the DOE and DoD markets. Prior to pursuing any such opportunity alone, each of LMC and MMT will be obligated to first offer such opportunity to the other party by presenting it to the strategic alliance committee. The committee would determine whether such opportunity would be pursued jointly by the parties and the terms thereof. If the committee does not elect to pursue the opportunity jointly, either party would be free to pursue it alone.


In connection with the restructuring, (i) LMC has terminated its line of credit with M4 and deemed the approximately $15.8 million aggregate principal and accrued interest outstanding thereunder to have been paid in full, and (ii) the Company has contributed outstanding accounts receivable of $14.6 million to M4's capital. LMC and the Company will generally share equally in substantially all of the costs of the restructuring.


On January 29, 1997, MMT Tennessee acquired certain low-level radioactive waste processing assets of VECTRA, a spent nuclear fuel and radioactive waste services company located in San Ramon, California. MMT Tennessee paid $3.9 million in cash for the VECTRA waste-handling assets, which include machinery, equipment, spare parts, intellectual property and customer contracts


The Company is currently constructing the Bay City CEP Facility in Bay City, Texas. During the year ended December 31, 1996 and the quarter ended March 31, 1997, the Company spent approximately $12.6 million and $16.1 million, respectively, for the engineering, construction and permitting of this facility.


As of December 31, 1996, accounts receivable from affiliate (billed and unbilled, in the aggregate) decreased by approximately $9.1 million from December 31, 1995 as a result of the reclassification of certain amounts due from M4 to accumulated losses of affiliate in excess of investment in light of the treatment of these receivables in connection with the M4 restructuring.

As of December 31, 1996, other assets increased by approximately $5 million from December 31, 1995 due to costs incurred for issuance of the Company's 5 -1/2% Convertible Subordinated Notes Due 2006. As of December 31, 1996, prepaid expenses increased by approximately $4.0 million from December 31, 1995 due to increases in prepayments to suppliers, accrued interest receivable and spare parts. Restricted cash decreased by approximately $4.8 million from 1995 to 1996 due to expenditures of funds reserved for qualified spending relating to a tax-exempt bond financing for the Fall River Facility The Company's investment in M4 decreased by approximately $5.9 million from December 31, 1995, resulting in accumulated losses of affiliate in excess of investment of approximately $5.0 million, primarily due to the recognition of the Company's share of M4's expenses, including the effect of a reduction in the carrying value of M4's long-lived assets.

As of December 31, 1996, deferred revenue from affiliate decreased by approximately $4 million from December 31, 1995 due to the recognition of technology transfer fees from M4 as revenue in 1996.

In May 1996, the Company issued $143,750,000 of Convertible Subordinated Notes Due 2006 (the "Notes"). The Notes have a term of ten years and are payable in full on May 1, 2006. The Notes bear interest at the rate of 5.50% per year payable semi-annually. The Notes are convertible, at the option of the holder, into shares of the Company's common stock at an initial conversion price of $38.75 per share. Beginning in May 1999, the Notes become redeemable at the option of the Company at an initial redemption price of 102.75% of the principal amount plus any accrued interest. Upon a change of control (as defined in the Indenture relating to the Notes) or in the event the Company's common stock is neither listed on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter U.S. trading market, each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at price equal to 100% of the principal amount plus any accrued interest. The Notes are subordinated in right of payment to the Company's other existing debt.

In 1994, the Company completed a tax-exempt bond financing in connection with the Fall River Facility. Pursuant to the financing, the Company entered into a loan agreement with the Massachusetts Industrial Finance Agency, which issued $21 million aggregate principal amount of Solid Waste Disposal Facility

Revenue Bonds. The bonds are payable in annual sinking fund installments beginning in 1998 and ending in 2014 and bear interest at 8.25% per annum payable semi-annually.

During 1996, the Company earned revenue from M4 relating to services provided for the engineering and construction of CEP systems and from technology transfer and success fees. For revenue amounts that are capitalized by M4, the portion of the related gross profit that is allocable to the Company's ownership interest in M4 has been deferred, and will be recognized over the period that the related assets are depreciated by M4. As of December 31, 1996, the related deferred income increased by $4,435,000 from December 31, 1995 due to billings under license agreements and construction contracts with M4.

In October 1996, the Board of Directors authorized the Company to repurchase up to 2,000,000 shares of its common stock. Under this authorization, 40,000 shares were repurchased by the Company in 1996 for $483,000, and 70,400 shares were repurchased by the Company in 1997 for $769,000. The Company does not anticipate repurchasing additional shares in the foreseeable future.


In March 1996, the Company entered into a new lease for the Company's corporate headquarters. In September 1996, the Company entered into a new lease for additional space in the same office park as the Company's corporate headquarters. Each of these leases is for seven years, and future minimum lease payments of approximately $22.8 million in the aggregate are due on a monthly basis throughout the seven-year term. The Company does not currently intend to occupy the second building and is in the process of negotiating subleases for such space. Currently, more than one third of this building has been subleased at rents in excess of the rent which the Company is required to pay. The Company has accrued $1.3 million for anticipated losses relating to this lease net of expected sublease income.



The Company incurred a net loss of $23.5 million for the quarter ended March 31, 1997. The Company's current business plan indicates that the Company will require additional financing to be used for the completion of its planned capital expenditures through the end of 1997, including the completion of the Bay City CEP Facility, and to continue its research, development and other efforts necessary to commercialize its CEP technology. Accordingly, the Company intends to raise additional financing during 1997, and has retained several investment banking firms to assist it in these efforts. These sources of financing could include a tax-exempt bond financing for MMT Tennessee, which owns and operates the Q-CEP facility in Oak Ridge, Tennessee and the wet waste assets acquired from SEG and VECTRA. If the Company does not obtain additional financing during 1997, it would have a materially adverse effect on the Company's operations. The amount, timing and effect on liquidity of capital expenditures, including equity contributions to joint ventures, to be made by the Company in connection with the development of commercial CEP systems will depend on a number of factors, including the number of systems to be developed, the timing of the development of such CEP systems, the terms of the development arrangements with the Company's customers and partners and the extent to which the Company is able to obtain financing for such CEP systems.


The Company has provided a full valuation allowance for deferred tax assets because the realization of the future benefits from these deferred tax assets cannot be reasonably assured. The amount of the deferred tax assets considered realizable is subject to change based on estimates of taxable income during future periods. If the Company achieves sustained profitability, these deferred tax assets would be available to offset future income taxes, subject to potential limitations relating to ownership changes.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

      Certain statements contained in this Prospectus regarding future events or the future financial performance of the Company are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the Company's growth strategies, anticipated trends in the Company's business, receipt of research and development funding, anticipated capital expenditures, anticipated revenues from license fees and commercial operations, continued operations and start-up of operations at the Company's and M4's CEP facilities, construction and operation of the Bay City CEP Facility, expected sales of CEP systems by the Company and its partners, regulatory acceptance of the

Company's CEP technology, the Company's plans to obtain additional financing, and expectations regarding the future performance of the Company's relationship with LMC. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Accordingly, actual results could differ materially from those contemplated by these forward-looking statements. Among the risks and uncertainties which could affect actual results are that potential customers will not accept the Company's CEP technology as an economically and environmentally acceptable means of disposing of wastes and by-products; that the Company will not be able to build its CEP plants on time and under budget; that the Company will not be able to commercially operate CEP plants on a sustained basis and profitable basis; and that the Company will not be able to obtain required funding on satisfactory terms or at all.




      Additional factors which may cause actual results to differ are described in "Risk Factors" above, as well as the Company's Annual Report on Form 10-K for the year ended December 31, 1996, including Exhibit 99.1 thereto, and the Company's other filings with the Securities and Exchange Commission and are incorporated herein by reference.

                                    BUSINESS

TECHNOLOGY OVERVIEW

      Molten Metal Technology, Inc. (including its wholly-owned subsidiaries, "MMT" or the "Company") is an environmental technology company engaged in the commercialization and continued development of its innovative, proprietary processing technology known as Catalytic Extraction Processing ("CEP"). The core of CEP is a molten metal bath operating at approximately 3,000(degree)F into which feedstocks and selected chemicals ("reactants") can be introduced. The catalytic and solvent effect of the molten metal bath causes feedstocks to break down into their constituent elements and dissolve into the molten metal. The addition of various selected chemicals to the molten metal allows feedstocks to reform and be recovered as different materials ("Elemental Recycling(TM)") which generally can be re-used as a raw material by the feedstock generator or can be sold to other users. The CEP system largely consists of process, instrument and control components currently used widely in the metallurgical and chemical industries.

      MMT believes that a wide variety of chemical intermediates, by-products and wastes, both organic and inorganic, can be processed by CEP. Liquids, gases or solids can be introduced into the CEP system through either bottom or top addition. Within the CEP system, the elemental constituents of the feedstock and reactants separate and can be recovered from three distinct phases: (i) gases which rise above the molten metal bath; (ii) molten ceramic products which form a separate layer on top of the liquid metal; and (iii) metallic elements which dissolve and collect in the liquid metal bath.

      Recovered products can be re-used as raw materials in the production process or sold to other industrial customers. For example, it is expected that many gaseous components can be used as fuels or chemical feedstocks; many ceramic materials can be recovered and used as specialty chemicals, ceramic substitutes or abrasives; and most metallic components can be removed and granulated or cast as ingots for sale.

      The Company currently is developing various applications for its CEP(1) technology to process particular classes of hazardous wastes and industrial by-products. Each application uses a molten metal bath to separate waste compounds into their elemental constituents and reconfigure the elements into potential gaseous, ceramic, and metal products. MMT has developed Quantum-CEP(TM) (or Q-CEP(TM)) to process radioactive wastes and "mixed wastes" (containing both radioactive and hazardous constituents). Quantum-CEP breaks down hazardous and toxic materials, while separating and containing radioactive elements in a stable, self-shielding form suitable for storage or final disposal. This can result in a substantial reduction in the volume of radioactive materials requiring storage or disposal. In addition, certain of the resulting non-radioactive materials have the potential to be recycled into products or re-used in Q-CEP plant operations. Through acquisition and internal development, the Company also is developing additional technologies that can be used to process various types of wastes. These technologies include the methods and equipment for handling and processing radioactive liquids and resins that the Company acquired in December 1996 and January 1997 from Scientific Ecology Group, Inc. and VECTRA Technologies, Inc.

MARKET OVERVIEW

      Currently, the most common methods of treatment and disposal of hazardous and non-hazardous wastes and industrial by-products include landfilling, deep-well injection, incineration, plasma, vitrification and other thermal treatment methods, on-site containment (including industrial lagoons) and release into the environment. Most of these methods have transportation, treatment and

-------------
(1) References to "CEP" within this document refer to both the core CEP technology and its various related applications.

safety risks. In addition, certain of these treatment and disposal methods result in production of residual waste that may require further treatment prior to disposal. As a result, many of these methods are being met with increasing public resistance and more stringent regulations, which may lead to an increased cost of compliance.

      MMT believes the primary factors that create demand for CEP (other than Q-CEP) include the need for prospective customers to comply with environmental regulations in a cost-effective manner and the ability of CEP to process hazardous and non-hazardous wastes and industrial by-products and generally to recover products for re-use or sale. With respect to Quantum-CEP, MMT believes that the primary factors that create demand include customers' regulatory compliance concerns and the ability of Quantum-CEP to reduce the volume of radioactive materials. Also in the case of mixed wastes, MMT believes that the recovery of materials which can potentially be re-used or recycled creates demand for Q-CEP in this market. In addition, compared to conventional treatment methods, MMT believes that CEP can be utilized in a manner which minimizes or eliminates the creation of residual waste, thereby reducing the costs and risks associated with residual waste disposal.

MMT Target Markets

      For the initial commercialization of CEP, MMT has identified three markets where it believes CEP offers the greatest immediate value and meets pressing customer needs: (i) commercial low-level radioactive waste and mixed waste; (ii) U.S. government waste; and (iii) industrial hazardous waste. In each of these markets, MMT or M4 Environmental L.P. (the Company's former joint venture with Lockheed Martin Corporation) ("M4")) has constructed or is constructing "first-of-a-kind" commercial CEP systems.

      In the commercial low-level radioactive waste sector, MMT estimates that over three million cubic feet (approximately 150 million pounds) of waste is generated annually in the United States by more than 1,300 generators, including nuclear power plants and medical and research facilities. These generators seek technological solutions to effectively process their waste into a weight- and volume-reduced, stable, self-shielding form, suitable for long-term storage or disposal. This volume reduction reduces these generators' disposal costs and lengthens the useful life of current and future radioactive waste repositories. The Company expects that international markets also will provide additional opportunities for radioactive waste management. The commercial mixed waste market in the United States is characterized by a broad range of small volume waste streams that vary widely in composition. Most of these wastes are generated from the operations of nuclear power plants. MMT estimates that these nuclear utilities have stored in excess of 700,000 pounds of mixed waste, and generate an additional 200,000 to 300,000 pounds of mixed waste annually.

      In the government market, MMT estimates that the United States Department of Energy ("DOE") and the United States Department of Defense ("DoD") together spend nearly $8 billion annually on waste management and cleanup programs, making the U.S. government the world's largest consumer of environmental goods and services. Wastes requiring treatment at over 30 DOE sites include mixed wastes, waste from the demilitarization of nuclear weapons, and wastes generated during the remediation of large-scale decontamination and decommissioning projects. The major focus of the DoD environmental restoration effort is on munitions demilitarization, destruction of chemical weapons, and remediation of sites contaminated with these priority wastes. Another government entity, the United States Enrichment Corporation ("USEC"), annually produces approximately 15 million kilograms of depleted uranium hexafluoride ("DUF(6)"), a by-product generated through the conversion of uranium isotopes into highly enriched uranium. In addition, the DOE currently has approximately 500 million kilograms of DUF(6) in storage.

      The industrial waste sector includes hazardous wastes as well as non-hazardous wastes and byproducts. Based on data obtained from the United States Environmental Protection Agency ("EPA"), MMT estimates that over 250 million tons of waste generated annually in the United States are classified as hazardous or toxic under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or the Toxic Substance Control Act ("TSCA"). Target markets for CEP include wastes from the chemical and petrochemical industries, the metal processing and mining industries, wastes currently processed by hazardous and municipal waste incinerators and post-consumer plastics.

COMMERCIALIZATION AND SALES STRATEGY

      In order to accelerate the commercialization of CEP, MMT intends to own and operate, by itself or through joint ventures, its initial commercial CEP facilities. Over the longer term, MMT intends to sell plants directly to customers, which they would operate. In addition to selling plants, the Company intends to license its technology under arrangements which provide for any or all of the following: (i) market rights license fees; (ii) technology transfer fees; (iii) ongoing tolling and license fees based upon the volume of feedstocks processed or the sale of recovered products; (iv) service fees for project development, design, engineering, and construction management; and (v) supply of critical or proprietary CEP components.

      The Company's strategy is to address the demand for a cost-effective method of processing waste materials while maintaining environmental standards. Although the CEP systems installed or being installed at each of the Company's first two commercial facilities and at the M4 Technology Center in Oak Ridge, Tennessee are central sites to which wastes and feedstocks are shipped for processing, it is the Company's intent to install CEP systems on-site at customers' industrial facilities in order to (i) integrate systems on-site to enable existing facilities to comply with recycling exemptions applicable to materials that are reclaimed and returned to the manufacturing process that generated such materials ("closed-loop recycling") and (ii) reduce certain costs and potential liabilities associated with existing treatment methods, including transportation and off-site disposal. The Company's business strategy includes maintaining collaborative arrangements with industry leaders to aid in the technical development, sales, marketing, design and engineering of CEP systems. In addition, the Company's commercialization and sales strategy includes identifying industrial market leaders as initial customer prospects and performing Technical Development Programs ("TDPs") to demonstrate CEP's commercial applicability to a variety of customers and waste streams. Such activities are intended to keep the technical development of CEP focused on market opportunities.

      The Company believes that its commercialization and sales strategy must be flexible to adapt to a number of factors that may change over time as the market for CEP systems and any competing technologies evolve. These factors include, but are not limited to, the relative attractiveness of target markets based on the customer demand for CEP systems within each of the Company's target markets as compared to applicable competing methods of recycling, treatment or disposal; any changes in environmental regulations and their effect on the Company's operations and various target markets; and the ability of the Company to successfully permit and build CEP systems on a timely basis within its target markets. Accordingly, the Company anticipates that its commercialization and sales strategy may change over time.

COMMERCIAL DEVELOPMENTS

      Since 1995, the Company has made substantial progress toward constructing and initiating commercial operations at CEP plants in its three primary markets. As described below, (i) the Company is processing radioactive ion exchange resins at its Quantum-CEP facility in Oak Ridge, Tennessee; (ii) MMT, either directly or through M4, has built and tested commercial, pilot or bench-scale CEP systems for processing a broad range of wastes, including DUF6, chemical weapons, radioactive wastes, hazardous wastes, and mixed wastes for the DOE, DoD, USEC and commercial customers; and (iii) in the industrial hazardous waste market, the Company is constructing a commercial-scale system to process chlorinated organic wastes and other hazardous wastes at a Hoechst Celanese Corporation chemical plant in Bay City, Texas, and the Company is constructing a demonstration-scale facility to process fly ash produced by Japanese municipal solid waste incinerators.

      The Company also has entered into letters of intent relating to the development of additional CEP systems for commercial use both in the Company's three primary markets and in other market segments. During 1997, the Company will continue operating and developing the CEP systems described below and will seek to enter into new agreements to develop additional CEP systems. However, there can be no assurance as to the successful and timely development of these CEP systems or the successful negotiation of definitive agreements based on the existing letters of intent. The Company expects that any sales of such CEP systems will be made after the Company has demonstrated the successful operation of its other commercial facilities.

Commercial Radioactive Waste Market

      MMT's Q-CEP facility in Oak Ridge, Tennessee began processing radioactive ion exchange resins in December 1996, and began commercial operations in January 1997. This facility is designed to process up to 130,000 cubic feet per year of radioactive ion exchange resins from nuclear power plants. Prior to December 1996, the facility was jointly owned and financed by MMT and Scientific Ecology Group, Inc. ("SEG"), previously a wholly-owned subsidiary of Westinghouse Electric Corporation ("Westinghouse"). SEG has since been acquired by GTS Duratek, Inc. In December 1996, MMT of Tennessee Inc., a wholly-owned subsidiary of the Company ("MMT Tennessee"), purchased SEG's interest in the Q-CEP facility as well as certain assets used for handling and processing radioactive liquids and resins ("wet waste") for $31 million in cash. These assets include contracts, equipment, services and personnel for processing radioactive wastes at the Q-CEP facility. In connection with that transaction, the agreements that had been signed by MMT, SEG and Westinghouse in 1994 were terminated. SEG and GTS Duratek, Inc. continue to be obligated under noncompetition covenants which generally provide that during the five year period ending December 2001, they will not compete with MMT in the processing of ion exchange resins in North America, subject to certain exceptions.

      In January 1997, MMT Tennessee acquired from VECTRA Technologies, Inc. ("VECTRA") certain contracts, equipment and personnel used for handling and processing radioactive wet waste for $3.9 million in cash. MMT Tennessee will continue to own and operate the Q-CEP facility and the Company's radioactive waste services business. These services consist of managing and handling radioactive wet waste on-site at nuclear power plants, providing equipment such as casks for transportation and storage of radioactive waste, and processing the waste using Q-CEP or other processing methods such as reverse osmosis, demineralization and solidification.

      The acquisitions of SEG's and VECTRA's wet waste business have allowed MMT Tennessee to significantly expand its radioactive waste processing services. In conjunction with the Q-CEP facility, MMT Tennessee's wet waste business is able to offer processing for a wide variety of radioactive liquids and resins produced by U.S. nuclear power plants. As of March 31, 1997, MMT Tennessee had contracts or purchase orders in place to provide radioactive processing services to 18 nuclear utilities, including eight contracts to process radioactive ion exchange resins.

U.S. Government Market

      LOCKHEED MARTIN CORPORATION. In August 1994, the Company entered into a series of related 50/50 agreements with Martin Marietta Corporation to form M4 Environmental L.P. ("M4"). Martin Marietta has since merged into Lockheed Martin Corporation ("LMC"), with LMC as the surviving entity. Pursuant to these agreements, the Company and LMC formed M4, a 50/50 Delaware limited partnership, to commercialize CEP to service the environmental remediation, waste management, decontamination and decommissioning needs of the DoD, the DOE, and USEC. In April 1996, MMT and LMC expanded M4 through the acquisition by M4 of the Retech division of Lockheed Environmental Systems & Technologies Co., a wholly-owned subsidiary of LMC. The Retech division designs and manufactures metallurgical equipment and waste processing systems that utilize a plasma technology. In March 1997, MMT and LMC entered into a letter of intent to restructure MMT's and LMC's relationship with respect to M4's market. This restructuring, which was completed in June 1997, is described below. During 1996, revenue from M4 accounted for approximately 87% of the Company's total revenue. This revenue was generated as the result of sales of goods and services to M4, as well as technology transfer and success fees. As a result of the restructuring described below, M4 has become a wholly-owned subsidiary of MMT and its revenues will be consolidated with MMT's. Accordingly, MMT's revenues from M4 in 1997 primarily will be generated through M4's operations, including the provision of processing services and funded research and development for third parties, rather than from M4 purchasing goods and services from MMT. The Company does not anticipate that these M4 operations will account for a substantial portion of its revenue for 1997.

            M4 Technology Center. In February 1995, M4 began construction of its Technology Center in Oak Ridge, Tennessee (the "M4 Technology Center"). In October 1995, M4 began operating its first CEP system, a demonstration facility for DUF(6), at the M4 Technology Center. In December 1995, M4 began operating its first commercial mixed waste CEP facility. The Company expects the second mixed waste system, which is substantially larger than the first system, to begin commercial operations during the second half of 1997.

            Hanford Tanked Waste Cleanup. In September 1996, the Company announced that the DOE had awarded a contract to a technical team led by LMC to employ technologies including Q-CEP for Phase 1A of the contract for the cleanup of the tanked waste site in Hanford, Washington. The Hanford site contains approximately 56 million gallons of highly radioactive waste stored in 177 tanks. The DOE awarded two prime contracts for Phase 1A of the cleanup. The LMC team includes Numatec, Fluor Daniel, Duke Engineering and Services, Babcock & Wilcox, Nukem Nuclear Technologies, Los Alamos Technical Associates, AEA Technology, OHM Remediation Services, and M4. Phase 1A of the program covers the first 20 months of the program and includes a $27 million award to each team to prove the efficacy of their processes. Phase 1B covers waste processing of less than 10% of the stockpile at Hanford over a five to seven year period. This project is further described below under "--Restructuring of M4--Hanford Project."

            Commercial Mixed Waste. In December 1995, MMT and M4 entered into an agreement to expand M4's processing rights to include mixed wastes generated by commercial customers in the United States. In March 1996, M4 entered into its first agreement to process commercial mixed waste with Duke Power Company. Under this agreement, M4 will process various types of mixed waste, including various freon wastes and sludges, batteries and halogenated solvents. Since then, M4 also has entered into agreements with IES Utilities Inc., Baltimore Gas & Electric Company and PECO Energy Company to process such companies' commercial mixed waste. Mixed wastes from these companies are being or will be processed using Q-CEP systems at the M4 Technology Center. These contracts have an aggregate value of approximately $4.3 million.

            DOE Mixed Waste. In August 1996, M4 entered into an approximately $700,000 contract with the DOE to conduct proof-of-process studies using Q-CEP on a DOE mixed waste stream. Under the terms of the cost share contract, the DOE will pay 67% of the cost and M4 will pay the remaining 33%. M4 completed these tests in January 1997 and provided the results to the DOE in April 1997.

            DUF6 Market. In May 1995, M4 entered into a contract with USEC to construct the DUF6 demonstration unit located at the M4 Technology Center. M4 provided results from the demonstration program to USEC in June 1996. As a result of the M4 restructuring described below, MMT has assumed responsibility for negotiations with USEC, and currently is negotiating an agreement with USEC. The Company expects that any agreement with USEC would provide that the Company or M4 would be primarily responsible for the design and construction of a commercial-scale processing system, and that USEC would agree to furnish DUF(6) for processing under a multi-year supply agreement. There can be no assurances that these negotiations will be completed successfully or that the Company or M4 and USEC will enter into an agreement to construct a DUF(6) processing plant or an agreement to supply and process DUF(6).

            Chemical Weapons Demilitarization. In 1995, CEP was one of three commercial, non-incineration technologies selected by the United States Army from a list of 23 competing technologies for review of their ability to destroy bulk chemical warfare agents (i.e., VX nerve and mustard agents) stored at the Newport Chemical Activity in Indiana and the Aberdeen Proving Ground in Maryland. During 1996, M4 worked with MMT, Bechtel National, Inc., Fluor Daniel, Inc., and Battelle Memorial Institute to perform bench-scale testing of a CEP unit located at a Battelle facility. The tests demonstrated that CEP could achieve greater than or equal to 99.9999999% destruction removal efficiency (DRE) on VX nerve agent and greater than or equal to 99.999999% DRE on mustard agent, which in each case exceeded the Army's DRE requirement of 99.9999%.

      In November 1996, the Army recommended that neutralization followed by post-treatment, a technology sponsored by the Army, be piloted. Neutralization involves mixing bulk chemical agents with dilutive chemicals in order to neutralize the chemical agents. The remaining material, typically comprising more than twice the volume of original chemical agent, must then be treated and disposed. However, $40 million of the DoD's fiscal year 1997 budget has been set aside to demonstrate at least two alternate technologies to incineration for the disposal of assembled chemical weapons. Under the sponsorship of M4, MMT has begun a program to demonstrate the feasibility of utilizing CEP to process assembled chemical munitions containing a surrogate chemical agent in preparation for a Request for Proposal from the Army anticipated in mid-1997. There can be no assurances that MMT or M4 will receive any of the $40 million budgeted by the DoD for the demonstration of alternative technologies.

      In September 1996, MMT, LMC and M4 entered into an agreement which expanded M4's CEP license to include the demilitarization of Japanese chemical weapons. In return for the expansion of the license, MMT received a $5 million initial payment. Under the terms of this agreement, MMT also would receive an additional $3.5 million upon completion of a technical demonstration by MMT of the processing of one or more munitions shells containing surrogates of Japanese chemical weapons. Under the terms of a letter of intent with LMC for the M4 restructuring described below, the new limited liability company to be formed by MMT and LMC would assume M4's rights and obligations under this license. Payment of the foregoing $3.5 million would be made from the limited liability company's revenues.

      Also during 1996, M4 and Mitsubishi Corporation entered into a memorandum of agreement to use CEP as the principal technology for destroying bulk chemical agents located at small burial sites in northern China. The bulk agents along with thousands of buried agent munitions were left by the Japanese Imperial Army in China following World War II. Mitsubishi is the leading Japanese company being considered to spearhead the cleanup of Japanese chemical weapons left in China. To date, no request for proposals have been issued by the Japanese government for the cleanup of such chemical weapons, and there can be no assurances that, if such request for proposal is issued, Mitsubishi will be awarded a contract for such cleanup.


      Restructuring of M4. In June 1997, the Company and LMC completed a restructuring of their relationship with respect to the commercialization of CEP and other technologies for the government and other waste markets. The objective of the restructuring is to enable MMT and LMC to access target markets more efficiently by eliminating many of the organizational redundancies associated with the prior M4 structure. LMC and MMT believe that the restructuring also will enable them to better leverage LMC's expertise in systems integration and MMT's ability to provide its CEP technology to target markets. Following the completion of the restructuring, LMC and MMT are each free to pursue projects formerly governed by the previous joint venture agreements, subject to the requirements established by the new arrangements. The restructuring entailed five principal changes in the companies' relationship: (1) LMC has the exclusive right to lead and pursue contracts for the Hanford radioactive tanked waste cleanup project described below, and MMT will provide directly to LMC certain construction and development services with respect to Q-CEP, (2) the Company and LMC formed a new limited liability company to be their exclusive vehicle to deliver processing services to customers in the chemical demilitarization market worldwide, (3) MMT has the exclusive right to lead and pursue worldwide opportunities for processing DUF(6), (4) the Company has become the sole owner of M4, which will continue to own and operate its primary remaining asset, the M4 Technology Center, and (5) the Retech division of M4, which provides plasma arc technology, was transferred to LMC.



      As part of the LMC team for the Hanford tanked waste cleanup project, LMC offered to purchase and MMT has agreed to deliver a pilot-scale, demonstration Q-CEP plant to LMC in 1997 for a fixed price of $5 million. This plant will be used to process surrogate Hanford tank waste. Additionally, LMC has agreed to fund certain development work with respect to Q-CEP for possible application to the Hanford project. LMC has informed the DOE that LMC currently intends to propose an alternative technology, vitrification, its baseline processing technology for Phase 1B of the Hanford contract. However, in connection with the development work to be performed by MMT, LMC and MMT have agreed to develop a technology insertion plan for the possible inclusion of Q-CEP in the Hanford project if such development work is successful. LMC has informed the DOE of its intention to develop this technology insertion plan. If the LMC team is awarded a contract under Phase 1B of the Hanford cleanup program and Q-CEP is used in the Phase 1B performance, LMC has agreed to pay MMT a fee of $15 million. $5 million of this fee will be payable on award of the contract and the remaining $10 million will be payable upon timely delivery and acceptance of a CEP production plant pursuant to terms to be agreed upon by LMC and MMT. MMT also is entitled to an on-going royalty of 3.5% of all revenues generated from the processing of waste in equipment supplied by MMT under the Hanford contract. There can be no assurances that LMC will include Q-CEP in any proposal for any Phase 1B contract or that LMC will submit a bid for Phase 1B. There also can be no assurances that DOE will award a Phase 1B contract to the LMC team or that, even if it does so, Q-CEP will prove to be satisfactory to the DOE for processing the Hanford waste.


The limited liability company formed by the Company and LMC has exclusive worldwide rights to commercialize CEP for the chemical weapons demilitarization market. The limited liability company is owned 50/50 by subsidiaries LMC and the Company. The Company is entitled to success fees of up to an aggregate of $25 million in connection with the successful deployment of CEP systems to process chemical weapons. The limited liability company has an initial term of five years.

As sole owner of M4, the Company is responsible for the future operations of the M4 Technology Center, and is entitled to all future revenues from such operations. The $38 million aggregate principal amount of bonds issued by the Industrial Development Board of Oak Ridge relating to the M4 Technology Center remain outstanding, LMC's guarantee of these bonds remains in place, and each of LMC and the Company is responsible for 50% of the principal, interest and other costs relating to these bonds.

In addition to the changes described above, the Company and LMC have agreed that the Company will have the exclusive right to lead and pursue worldwide opportunities for processing DUF6. LMC has agreed not to pursue this market for five years except that, at the request of MMT, LMC will consider participating in this market jointly with MMT on a case-by-case basis, subject to mutual agreement of the parties.


LMC and the Company also have established a strategic alliance committee, in the form of a limited liability company governed by three directors from each company, to review and monitor the relationships created by the restructuring and to evaluate new market opportunities within the DOE and DoD markets. Prior to pursuing any such opportunity alone, each of LMC and MMT will be obligated to first offer such opportunity to the other party by presenting it to the strategic alliance committee. The committee would determine whether such opportunity would be pursued jointly by the parties and the terms thereof. If the committee does not elect to pursue the opportunity jointly, either party would be free to pursue it alone.



In connection with the restructuring, (i) LMC has terminated its line of credit with M4 and deemed the approximately $15.8 million aggregate principal and accrued interest outstanding thereunder to have been paid in full, and (ii) the Company has contributed outstanding accounts receivable of $14.6 million to M4's capital. LMC and the Company will generally share equally in substantially all of the costs of the restructuring.


      UNITED STATES DEPARTMENT OF ENERGY. In April 1997, the DOE chose the CEP system that MMT is building at a Hoechst Celanese Corporation chemical plant in Bay City, Texas to receive a $425,000 grant through the DOE's National Industrial Competitiveness through Energy, Economics and Environment (NICE3) Program. The program is designed to help innovative technologies with energy, economic, and/or environmental benefits move into full commercialization. MMT's proposal was one of 13 chosen by the DOE out of nearly 70 proposals in a competitive solicitation process. An independent, third party technical team reviewed each proposal in a three-phase process. The grant will be paid through a cost-share contract, pursuant to which the DOE would contribute 40% up to the $425,000 ceiling. Receipt of this grant is conditioned upon the negotiation of such a contract with the DOE or the Texas Natural Resource Conservation Commission which will be administering the grant. There can be no assurances that MMT will be able to successfully negotiate such contract.

      In September 1992, MMT submitted a three-phased proposal under the DOE's Planned Research and Development Announcement ("PRDA") program. On January 19, 1993, MMT received a favorable determination regarding a $1.2 million cost-sharing contract for a portion of the proposed PRDA program. The terms of the contract were finalized in September 1993. Under the contract, MMT has conducted trials and related activities at its research, development, testing and demonstration facility in Fall River, Massachusetts to demonstrate the applicability of CEP to contaminated scrap metals. In November 1993, the DOE requested that the Company provide a proposal to enhance certain aspects of the existing statement of work to provide for delivery of a more comprehensive final report of technical results. This resulted in additional DOE funding of $9 million, bringing the DOE's total contribution to $10.2 million. In February 1995, the DOE issued a unilateral change order to increase the funding for an undetermined amount with an initial ceiling of $5 million. In June 1995, the DOE extended its contract for demonstrating CEP and increased its funding by an additional $10 million, to a total of $25.2 million. In February 1996, the DOE modified the contract funding for an undetermined amount with an initial ceiling of $2 million. Additional funding through the end of 1996 brought the total enhancement to $8 million for that year, and increased the DOE's total contribution to $33.2 million. Activities under this contract have been completed. MMT has contributed a total of $22.3 million in connection with the cost-sharing contract. During 1996, revenue from the DOE accounted for approximately 13% of the Company's total revenue. Other than the NICE3 grant described above, the Company does not anticipate receiving research and development funding from the DOE in 1997.

      UNITED STATES DEPARTMENT OF DEFENSE. In September 1996, the U.S. Air Force Center for Environmental Excellence awarded approximately $480,000 to M4 to conduct treatability studies on a broad range of hazardous wastes. The wastes subject to the treatability studies represent approximately 84%, by volume, of the wastes generated in Air Force operations. In March 1997, the contract was amended to add treatability studies for two additional hazardous waste streams. The contract amount was increased by approximately $333,000 in connection with this modification. The studies are expected to be completed during the contract period, currently ending December 31, 1997. In December 1996, an additional $100,000 award was made under this contract with respect to the processing of oils for the U.S. Navy which are contaminated with polychlorinated biphenyls ("PCBs"). This processing work is expected be completed by the end of 1997.

      In September 1994, the U.S. Army Armament, Research, Development, and Engineering Center at Picatinny Arsenal, New Jersey awarded the Company $420,000 to fund demonstration of CEP's applicability to conventional weapons components. Trials under this contract demonstrated that the processing of conventional munitions, smoke and dye agents and propellants in the CEP system resulted in the destruction of the hazardous constituents to high environmental standards and the partitioning of the elements into recoverable materials. Activities under this contract were successfully completed in 1996.


     The Company's existing government contracts can generally be canceled, delayed or modified at the sole option of the government and are generally subject to annual funding limitations and public sector financing constraints. The Company believes that any future government contracts will be structured similarly. In addition, under the terms of future government contracts, if any, the Company may be required to grant the federal government greater rights with respect to the Company's intellectual property than the Company would grant private parties. As a result of engaging in the government contracting business, the Company is subject to audits and investigation by government agencies. As described below under "Business--Legal Proceedings," the Company and M4 currently are responding to subpoenas issued by the Office of Inspector General of the DOE. The Company also faces the risks associated with government contracting, which could include substantial civil and criminal fines and penalties. In addition to potential damage to the Company's business reputation, the failure by the Company to comply with the terms of any of its government contracts could result in the Company's suspension or debarment from future government contracts for a significant period of time. All of the foregoing risks associated with government contracting may also apply to M4 with respect to its government contracts.

Industrial Hazardous Waste Market

      Hoechst Celanese Corporation. Pursuant to agreements signed in May 1995 with Hoechst Celanese Corporation ("HCC"), one of the largest U.S. based chemical companies, MMT is constructing a CEP facility (the "Bay City CEP Facility") at HCC's Bay City, Texas chemical plant. This facility will be financed, owned and operated by MMT or a wholly-owned subsidiary of MMT. The CEP system being installed at the Bay City CEP Facility will have an initial capacity to process up to approximately 30,000 tons of feedstocks from HCC's Texas plants and third-party generators, although this system currently is permitted to process only 15,000 tons per year. Any increase in the amount of feedstocks which can be processed in this CEP system is contingent upon sufficient commercial interest, and application for and receipt of all necessary regulatory, community and other approvals. The project site is being designed to support potential additional future expansion of the Bay City CEP Facility. The facility will produce synthesis gas, an industrial feedstock to be used by HCC in its chemical processing, and aqueous hydrochloric acid for sale to third parties. The Company expects that commercial operation of this facility will begin in the second half of 1997, but there can be no assurances as to the successful or timely deployment of this facility.

      MMT has signed one agreement and three letters of intent with four other major chemical manufacturers to process feedstocks from their existing operations at the Bay City CEP Facility. The agreement and letters of intent cover an aggregate of up to approximately 20,000 tons of feedstocks per year. The Company also has entered into a ten-year contract with a major hydrochloric acid distributor under which the distributor will purchase 85 to 100 percent of the hydrochloric acid produced at the Bay City CEP Facility, provided that such acid meets agreed specifications. Under the terms of their letters of intent, two of the chemical manufacturers have agreed to purchase hydrochloric acid produced from the processing of their feedstocks at the Bay City Facility, provided that such acid meets agreed specifications. Pursuant to the agreements with HCC mentioned above, HCC has agreed to purchase all of the synthesis gas produced at the Bay City CEP Facility, provided that the gas meets agreed specifications. There can be no assurances that the Company will enter into binding agreements to process feedstocks based on the letters of intent or that the Company will be able to produce hydrochloric acid or synthesis gas meeting the required specifications.

      Nichimen Corporation and NKK Plant Engineering Corporation. In February 1996, MMT, Nichimen Corporation, one of Japan's major trading companies, and NKK Plant Engineering Corporation, one of Japan's largest engineering providers of municipal waste systems ("NKP"), signed a letter of intent to form a joint venture to process fly ash produced by Japanese municipal solid waste incinerators. A definitive agreement to form this joint venture was executed in October 1996 by the Company, Nichimen and NKP. The agreement grants the joint venture the exclusive right to introduce CEP to the Japanese municipal incinerator ash market. It is anticipated that the joint venture will employ MMT's proprietary Cerex-CEP technology to process and recycle incinerator ash to recover ceramic and metal products. Under the agreement, the Company will own 49% of the joint venture, will receive a two percent royalty on all revenues, and will receive a $12.5 million licensing fee, to be paid from the joint venture's profits. The agreement provides that the joint venture will purchase an initial CEP system to be delivered in the first quarter of 1998.
The parties expect that the joint venture will purchase a minimum of 29 CEP systems from the Company over the first ten years of the joint venture's operations, including the initial CEP system. There can be no assurances that the joint venture will order any CEP systems from MMT or that such systems, if ordered and delivered to Japan, will be able to successfully process and recycle incinerator ash.

      Celanese Mexicana, S.A. de C.V. In January 1996, MMT and Celanese Mexicana, S.A. de C.V. ("CelMex"), Mexico's largest private sector chemical company, signed a letter of intent to construct a CEP system to process and recycle manufacturing wastes at CelMex's chemical production facility in Veracruz, Mexico. The proposed CEP system will be designed to process wastes produced by CelMex and other Mexican companies. CelMex will purchase the synthesis gas produced by the CEP system as a raw material in its chemical manufacturing processes. Under the letter of intent, CelMex would provide the site and infrastructure for the CEP system and MMT would construct, own and operate the facility. Development of the CEP system pursuant to this letter of intent is subject to a number of conditions, including the negotiation and execution of definitive agreements. There can be no assurances that the parties will be able to negotiate mutually acceptable agreements to develop the proposed facility. In addition, MMT may sell all or a portion of its equity interest in this facility and intends to obtain third party financing for the construction of this facility. If MMT is unable to sell such equity interest or obtain such financing on acceptable terms, it may elect not to proceed with the development of this facility.

COMMERCIAL DEVELOPMENTS -- ONGOING RELATIONSHIPS

      Since the Company's formation it has entered into several strategic alliances with companies that have specialized expertise. The Company believes that these relationships assist the Company in its planned commercialization of CEP, either by assisting the Company in marketing to particular industry groups, or by providing key services in connection with the Company's development and application of its CEP technology, such as assistance with obtaining insurance or project finance, or the provision of engineering and construction expertise. The Company may enter into similar long-term relationships in the future.

      Uhde GmbH. In February 1996, MMT entered into a non-exclusive sales representative and services agreement with Uhde GmbH. Uhde, based in Dortmund, Germany, is one of the world's leading engineering and construction companies. Under the agreement, MMT and Uhde will collaborate to market CEP to Uhde's worldwide customer base. Uhde has committed to identify and sell a minimum of nine CEP projects outside the United States over a four-year period. If Uhde fails to meet these minimum requirements, MMT has the right to terminate the agreement. Uhde will provide facility engineering and design site construction, equipment installation and project management, and MMT will provide marketing assistance, CEP system design and fabrication, operator training and ongoing operational support, as needed, to Uhde's customers. Uhde and MMT have agreed to focus their joint efforts on addressing a wide range of markets including chlorinated organic chemical wastes, chemical weapons demilitarization projects, post-consumer plastics and electronic components, municipal waste water treatment sludges and waste incinerator ash. To date, Uhde has not sold any CEP projects and there can be assurances that it will be able to do so in the future.

      The Electric Power Research Institute ("EPRI"). In November 1995, MMT entered into an agreement with EPRI to support the application of CEP. Over the five-year term of the agreement, EPRI, in conjunction with numerous utilities and their process industry customers, plans to develop collaborative programs for CEP demonstrations. EPRI will fund up to $25 million in matching research grants made to member utilities working with industrial process customers in their service areas to demonstrate CEP. In exchange for this commitment, EPRI received a warrant to purchase up to 100,000 shares of MMT common stock at an initial exercise price of $23.375. The warrant will vest in increments upon the closing of contracts for CEP plants for which EPRI has provided minimum levels of funding and upon customer acceptance of such plants. To date, none of the EPRI warrants have vested. The Company expects that the EPRI relationship will assist the Company in marketing its CEP technology to utilities and process industry customers.

      American Re-Insurance Company and Am-Re Services. In May 1993, MMT entered into a set of related agreements with American Re-Insurance Company and its affiliate, Am-Re Services, Inc. In addition, MMT was obligated to perform certain services for Am-Re Services through December 31, 1993. Pursuant to these agreements, American Re-Insurance Company purchased 438,885 shares of MMT common stock for $5.0 million and Am-Re Services agreed to provide services to MMT relating to obtaining environmental impairment liability insurance and project financing for the first five commercial CEP facilities to be developed by MMT. In exchange for these services, Am-Re Services was granted warrants to purchase an aggregate of 375,000 shares of common stock at prices ranging from $12.25 per share to $18.37 per share. To date, none of these warrants have vested because the Company has not obtained environmental impairment liability insurance or project financing with the assistance of Am-Re Services. The Company expects that, as it develops additional CEP plants, Am-Re Services will provide assistance to the Company related to obtaining environmental impairment liability insurance and project financing for such CEP plants.

      Fluor Daniel. Since September 1992, MMT and Fluor Daniel, Inc. or Fluor Daniel Environmental Services, Inc. ("Fluor Daniel"), an international engineering and construction firm, have been parties to a series of agreements pursuant to which Fluor Daniel has provided engineering and construction services, feasibility studies, designs, cost estimations and other services in support of CEP plants and potential CEP applications. During 1994 and 1995, Fluor Daniel invested $5.2 million payable by MMT for such services in MMT common stock. Fluor Daniel and MMT previously had been parties to an agreement which required MMT to use Fluor Daniel for engineering and construction services for CEP plants being built by MMT. In August 1996, Fluor Daniel and MMT amended this agreement to provide that Fluor Daniel would provide such services to MMT on a case-by-case basis, at each party's mutual discretion. During 1996, Fluor Daniel provided substantial engineering and construction services to MMT for the Bay City CEP Facility and the M4 Technology Center.

TECHNOLOGICAL DEMONSTRATIONS AND TESTING OF CEP

      In order to further demonstrate CEP's Elemental Recycling capability on a variety of prospective customer feedstocks, MMT has constructed an 86,000 square foot research, development, testing and demonstration facility in Fall River, Massachusetts that is equipped with several commercial-scale CEP systems (the "Fall River Facility"). Since February 1993, through internally and customer-funded TDPs, the Company has demonstrated CEP's ability to break down feedstocks and recover products in laboratory, bench-scale, pilot-scale and commercial-scale trials in its Fall River Facility. These tests and demonstrations on feedstock samples representative of those of prospective customers have shown the safety and reliability of CEP for a wide range of chemical components and physical forms.

      CEP and its underlying technologies have been demonstrated in tests on many materials from simple compounds, such as paraffins and alcohols, to complex materials containing toxic metals, alkali metals, halides, cyanides, fluorinated species and polyaromatic hydrocarbons (including PCBs). These demonstrations have included wastes that are classified as hazardous or toxic under RCRA (including chemical weapons agents), low level radioactive wastes, mixed wastes, and surrogate hazardous wastes in the form of gases, liquids, slurries, suspensions, pumpable sludges, and solids. MMT has successfully completed customer-sponsored trials in which numerous customer-established success criteria for closed-loop recycling were met or surpassed.

      The Company's technological demonstrations are complemented by additional external research programs, some of which are conducted by members of MMT's Technical Advisory Board.

      In addition to the operating demonstrations described above, MMT has developed physical models and computer simulations that are used to model CEP systems functions such as feed addition, molecular dissolution, refractory wear, vitreous material characteristics and reactor design. Prior to running experimental trials on particular feedstock, MMT uses such models to predict capital and operating costs and system performance.

      To date, the testing of CEP largely has been limited to trials conducted under controlled testing conditions. Certain commercial-scale tests of CEP have been conducted and the Company has developed computer simulations which it uses to model and predict various CEP system functions. The Company currently is operating its Q-CEP facility in Oak Ridge, Tennessee and M4 has operated one mixed waste system at the M4 Technology Center, and is conducting start-up operations and testing on a second, larger mixed waste system. However, no demonstration has yet been made that a commercial CEP system, once installed and operated by MMT or M4 or at a customer's location, will process feedstocks and recover commodity and specialty products of commercial quality and in significant quantities.

      The Company is continuing its research and development efforts to further enhance the functionality of its CEP systems, especially in areas such as removal of ceramic product from the CEP reactor and the addition of large solid feeds to the CEP reactor, with the goal of making CEP systems more efficient for processing a wide range of wastes and waste forms and making CEP systems more cost-effective. The Company expects that broad deployment of CEP into certain of its target markets will require additional enhancements and functionalities that are currently being further developed by MMT. MMT's ability to successfully sell CEP systems for a wide range of waste streams and waste forms in such markets could be materially adversely affected if the Company is unable to adequately develop such additional enhancements and functionalities. During the fiscal years ended December 31, 1996, 1995 and 1994, the Company spent $37.5 million, $25.3 million and $25.2 million, respectively, on research and development, of which $26.2 million, $11.0 million and $14.4 million, respectively, was funded by the Company.

The Fall River Facility

      The primary use of MMT's Fall River Facility is to perform TDPs that demonstrate CEP's Elemental Recycling capability on a variety of feedstocks, including samples of customers' materials. MMT believes that the Fall River Facility serves to further the development of CEP technology and MMT's associated intellectual property estate and assists in facilitating favorable customer and regulatory acceptance of the process. The Fall River Facility also is used to conduct training programs for MMT employees and customers.

      The 86,000 square foot Fall River Facility contains a 48,000 square foot recycling area which includes a materials preparation area, feedstock storage, raw material storage, recovered material storage and a test laboratory. The Fall River Facility houses commercial-, pilot- and bench-scale CEP units which are used for treatability and feasibility studies, and also houses physical models of CEP units. These models are used to analyze injection patterns and to simulate flow dynamics and various reaction patterns within the molten metal bath.

Recoverable Products

      Laboratory, bench-scale, pilot-scale and commercial-scale trials, including trials conducted at the Company's Fall River Facility, have demonstrated that CEP has the potential, through Elemental Recycling, to recover commodity and specialty products, such as industrial gases, ceramics and metals, from feedstocks. MMT's test results from demonstration and treatability trials have shown that greater than 90% of the feedstocks processed in these trials was able to be recycled into products. Based upon these test results and commercial specifications for CEP products, the Massachusetts Department of Environmental Protection has issued MMT recycling certifications for CEP of heterogeneous inorganic and organic waste streams, including RCRA-listed waste streams. Based on the elemental composition of particular feedstocks, MMT has demonstrated that CEP systems can be customized to make specific products by adding different reactants or by varying the composition of the molten metal bath. CEP is designed to permit recovered products to be re-used as raw materials by the feedstock generator in potential closed-loop applications or to be sold to other industrial customers.

      Some materials produced using CEP may have little to no commercial value, and may be considered wastes. Certain of such wastes may be classified as hazardous wastes (and may need to be handled as such) under current United States environmental regulations. Based on experimental trials with hazardous waste streams, MMT anticipates that the volume of any such unsaleable materials will be a small portion of the initial feedstock volume and will be substantially less than the residual waste (including ash) generated by alternative technologies.

      With respect to radioactive wastes, the Company expects that the volume of reusable products generated from processing such wastes with Q-CEP will be lower compared with other applications of CEP and expects that the volume of residual waste streams will be greater. Any such residual waste which is classified as a low-level radioactive waste will need to be handled as such under current United States environmental regulations. Operations at MMT's Q-CEP facility in Oak Ridge, Tennessee, as well as experimental trials have shown, however, that Q-CEP substantially decreases the volume of such radioactive wastes and contains the radioactive elements in a stable, self-shielding form.

INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY

      MMT has a comprehensive program for the protection of its intellectual property. This program includes, among other things: established procedures including notebooks and forms for documenting, evidencing and disclosing all MMT inventions to management; an Intellectual Property/Patent Management Team which meets regularly to discuss intellectual property issues; a system for continuously monitoring patents issued to, and patent applications filed by, relevant third parties; a program of seminars for employees on intellectual property topics; a recognized intellectual property law firm on retainer; a senior in-house patent counsel; a patent administrator and other personnel dedicated to assisting in the preparation and prosecution of MMT's patents; personnel policies and agreements requiring disclosure by employees of all inventions and protection of confidential information; and agreements with all technical and scientific employees providing for the assignment of inventions made by such employees to MMT.

      As of December 31, 1996, MMT owned 104 United States and foreign patents, and had pending an additional 203 United States, Japanese, European and other foreign national patent applications relating to CEP. MMT also has many invention disclosures describing inventions by employees, many of which could be the basis for future patent applications.

      MMT's intellectual property estate also contains a number of sophisticated computer models used to predict the thermodynamic, kinetic and physical transport properties of the CEP system, including tuyere injection, multiphase jet flow and turbulent diffusion, equilibrium partitioning and kinetic limitations, product formation and system design. Some of such computer models include components which are the subject of non-exclusive licenses from computer software vendors. MMT's computer models are used to identify optimal designs and operating conditions for specific processing applications. MMT has demonstrated the accuracy of many of these computer models through actual experimentation.

      To protect its trade secrets and other unpatented proprietary information in its product development activities, MMT's employees, consultants and contractors are required to enter into agreements providing for confidentiality and MMT's ownership of such trade secrets and other unpatented proprietary information originated by them while in MMT's employ.

      There can be no assurance that any patents will issue on any of MMT's patent applications or that any patents will provide meaningful protection against infringement of the Company's technology. There also can be no assurance that any of MMT's confidential non-disclosure agreements will provide meaningful protection of MMT's confidential or proprietary information in the case of unauthorized use or disclosure.

      The Company has ten service marks or trademarks registered, and several applications to register, with the U.S. Patent and Trademark Office for terms used in conjunction with MMT's services in material processing, hazardous and non-hazardous waste treatment, and resource recovery. Registered marks include:
MMT(R), The Elemental Solution(R), Elemental Solution(R), MMT Catalytic Extraction Processing(R), Molten Metal Technology (and design)(R), Quantum-CEP(R), Q-CEP(R), and the design of certain MMT logos. Applications for service marks or trademarks include: Hyco-CEP(TM) and Cerex-CEP(TM).

ENVIRONMENTAL MATTERS

Environmental Laws and Regulations Creating a Market for CEP

      Various environmental protection laws have been enacted and amended during recent decades in response to public concern over the environment. MMT's operations and those of its customers are subject to these evolving laws and the implementing regulations. MMT believes that the obligations to comply with the requirements of these laws contribute to the demand for its services.

      The environmental legislation and policy which the Company believes are potentially applicable to CEP operations in the United States include RCRA, TSCA, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, as amended, the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, and the Pollution Prevention Act of 1990, and various state analogs to these federal laws. Additional provisions which may be applicable to Quantum-CEP technology include the Atomic Energy Act of 1954, the Federal Facility Compliance Act of 1992, the Low-Level Radioactive Waste Policy Amendments Act of 1985, the United States Department of Energy Orders, Policy and Guidance, the Nuclear Regulatory Commission Regulatory Policy and Guidance, and their state analogs. These provisions regulate the management and disposal of radioactive, hazardous and non-hazardous wastes, control the discharge of pollutants and radionuclides into the air, land and water, provide for the investigation and remediation of contaminated land and groundwater resources and establish a pollution prevention program. Many of these laws have international counterparts, particularly in Europe and elsewhere in North America.

Environmental Permitting Implications

      To maximize the market acceptance of CEP technology, MMT has chosen to focus certain initial project efforts on the development of systems whose feedstocks and designs are most likely to qualify for exemptions or favorable regulatory treatment. These projects involve: (i) systems for processing feedstocks that are not classified as hazardous wastes and are not subject to RCRA permitting requirements; (ii) systems that handle feedstocks in a manner that may qualify such materials for exclusions from RCRA regulation (e.g., a closed-loop process whereby secondary materials will be returned to the original manufacturing process in which they were generated or processing of waste materials as feedstocks to manufacture valuable products); (iii) systems that may qualify for an exemption from RCRA permitting requirements (e.g., systems involving bona fide recycling of hazardous wastes); (iv) systems that provide for significant volume reduction and stable final form for low-level radioactive waste to allow for increased disposal capacity or a more manageable form for storage, or both; and (v) systems that provide for volume reduction, stable final form and recycling for mixed waste streams. MMT also would consider use of CEP as part of the treatment train in previously permitted RCRA treatment facilities for which MMT believes that only a permit modification would be required.

      The permitting burden on a facility utilizing CEP will depend on the nature of the feedstock (including whether it is classified as a solid waste or hazardous waste), the configuration of the process at the particular facility, the manner in which product is recovered from the waste and the type of waste residuals created by the process.

BDAT Equivalency Determinations

      Pursuant to EPA environmental regulations, the processing of hazardous waste that is to be disposed of on or in land must be accomplished using the Best Demonstrated Available Technology ("BDAT"). In April 1996, EPA issued a BDAT equivalency determination for CEP for all RCRA-listed waste streams which were previously required to be incinerated prior to being land disposed. As a result, generators are permitted to meet their BDAT requirement by using CEP for these waste streams. In connection with a July 1995 equivalency determination for chlorinated organic wastes, the EPA noted that dioxin, a toxic and harmful substance, was not detected at targeted regulatory levels in CEP demonstrations. The

Company believes that the EPA's BDAT equivalency determinations confirmed that CEP is fundamentally different from incineration, and further confirms that use of CEP supports the EPA's efforts to minimize cross-media contamination (transfer of contaminants to air, soil and water from wastes) and to reduce the quantity of residuals for land disposal.

Research Facility License

      On February 27, 1995, the Massachusetts Department of Environmental Protection (the "MADEP") issued a Research Facility License for recycling activities (the "License") that regulates hazardous waste recycling research activities at the Fall River Facility. The License became effective on March 20, 1995, and replaced the original R&D Recycling Permit for the Fall River Facility, which was issued in September 1993. The License has a term of five years.

      Under the terms of the License and the Demonstration Permit for solid wastes issued in September 1993 (the "Permit"), most solid and hazardous wastes, including RCRA-listed hazardous wastes, may be stored and processed at the Fall River Facility, subject to limits and conditions specified in the License and the Permit. The License requires MMT to provide a notice to the MADEP, the Fall River Fire Department and the Fall River Board of Health at least 14 days prior to conducting hazardous waste recycling demonstrations greater than 250 kilograms/day. This notice must contain a summary of applicable treatability study data and other information. The Permit requires review and approval by the MADEP prior to solid waste recycling demonstrations.

      In November 1995, the EPA granted an approval to allow the Company to perform testing on wastes containing PCBs pursuant to the EPA's authority under TSCA. Also, in November 1995, the MADEP modified certain of the permits for the Fall River Facility to allow the Company to store and process PCBs. MMT operates the Fall River Facility pursuant to all necessary permits as well as an Agreement with the City of Fall River (the "Fall River Agreement"), which first became effective on March 17, 1993. In April 1995, the Fall River Agreement was modified and amended to reflect the requirements of the License. In November 1995, the Fall River Agreement was further amended to add provisions related to the processing of PCBs.

Permits for Commercial Facilities

      With respect to the first commercial facilities constructed or under construction by the Company, the Company and M4 have been successful in obtaining the permits necessary to construct and operate these facilities. In February 1996, the Texas Natural Resource Conservation Commission ("TNRCC") determined that CEP is distinct from incineration and other combustion and thermal treatment processes, and approved CEP as a RCRA-exempt recycling technology. This approval means that CEP plants in Texas would not need to obtain RCRA permits prior to the construction or operation of CEP plant. In September 1996, the Louisiana Department of Environmental Quality provided a regulatory determination to a prospective customer of MMT indicating that an on-site CEP unit installed at the customer's facility would be exempt from RCRA permitting requirements and Toxic Release Inventory (TRI) emissions reporting.

      In January 1997, MMT received approval from the TNRCC to receive a class of secondary materials for processing at the Bay City CEP Facility as non-RCRA regulated materials. This approval means that feedstocks fitting the characteristics approved by TNRCC for processing will not be treated as hazardous materials under RCRA and will be exempt from TRI emissions reporting. This regulatory designation should streamline processing of materials at the facility and should provide a competitive advantage to customers utilizing the facility for management of their secondary materials.

      In the case of the Quantum-CEP facility constructed by MMT and SEG, the Tennessee Department of Environment and Conservation ("TDEC") issued to SEG an air permit in May 1995 (amended in October 1995) which allowed the installation and initial operation of the CEP equipment and related air pollution control devices at the facility. In addition, in November 1995, SEG received a radioactive materials license from TDEC that allows the possession, use and storage of radioactive materials at the Quantum-CEP facility. This license was transferred to MMT Tennessee in December 1996 in connection with the acquisition of SEG's interest in the Q-CEP facility.

      In September 1995, TDEC issued an air permit to M4 which allowed the installation and initial operation of the CEP systems at the M4 Technology Center. In addition, in November 1995, TDEC issued a radioactive materials license to M4 that allows the possession, use and storage of radioactive materials at the M4 Technology Center. TDEC also issued an approval in December 1996 allowing the processing and recycling of mixed waste organic liquids and sludges in connection with the mixed waste processing activities being performed by M4 for the DOE and commercial customers.

COMPETITION

      MMT defines the market for its CEP technology as the recycling, processing and volume reduction of certain radioactive, hazardous and non-hazardous wastes and industrial by-products. MMT is aware of some competition from companies recycling hazardous wastes, but its primary competition comes from companies that provide radioactive and hazardous waste treatment and disposal services. The predominant waste treatment and disposal methods include landfilling, deep-well injection, incineration, plasma, vitrification, or other thermal treatment methods, on-site containment (including industrial lagoons), and release into the environment. The hazardous waste treatment and disposal industries are fragmented and characterized by a number of large and small companies. Competition is based primarily on cost, regulatory and permit restrictions, technical performance, dependability and environmental integrity. The Company believes that CEP will be able to compete favorably on the basis of these factors. Many technology developers also have begun to focus on the government markets as new opportunities continue to evolve. Some of these technologies may also be applied to the commercial radioactive waste and hazardous waste markets. The government is evaluating a wide variety of technologies, with the objective of identifying alternatives that offer benefits over conventional methods, such as incineration. Many of MMT's competitors have substantially greater financial and technical resources than MMT.

      For most waste streams, CEP is designed to provide recovery of products and re-use by generators or sale of such products to other commercial and government customers. CEP's potential cost advantage over conventional waste treatment and disposal methods is dependent, in part, on such re-use or sale. MMT anticipates that the price of such products will be established on the basis of competition with other large or small producers of raw materials and recycled products which may have greater financial resources and experience in connection with the production and marketing of such materials and products than MMT or its customers.

EMPLOYEES


      As of June 20, 1997, the Company had 518 full-time employees. The Company believes that it has been successful in attracting experienced and capable process development, engineering, operations and management personnel. The Company's growth and expansion plans depend in large part upon its ability to continue to attract and retain highly skilled scientific, managerial, manufacturing, operations and marketing personnel.


      All of the Company's employees have entered into agreements with the Company requiring them not to disclose the Company's proprietary information, assigning to the Company all rights to inventions made during their employment and prohibiting them from competing with the Company.

      None of the Company's employees is covered by collective bargaining agreements. The Company considers relations with its employees to be good.

      In May 1997, the Company announced that as part of a restructuring designed to further MMT's transition from research and development into commercial operations, it had eliminated 77 positions (out of approximately 530), primarily at the Company's corporate headquarters in Waltham, Massachusetts, and at the Fall River Facility. Most of the eliminations were from MMT's design and development area. In November 1996, the Company announced that as part of a restructuring to more efficiently pursue opportunities in priority markets, it had eliminated 58 (out of 480) positions, primarily at the Company's corporate headquarters in Waltham, Massachusetts. Most of the eliminations were staff positions from finance and administration, sales and marketing, and government and regulatory affairs. The Company intends to continue hiring to fill positions that are critical to meeting the Company's technology delivery schedule.

PROPERTIES

      The Company currently leases approximately 77,000 square feet of office space in Waltham, Massachusetts, that it uses as its corporate headquarters, under a seven-year lease expiring in 2003. This lease has a five-year extension option. The Company also has entered into a lease for an additional approximately 77,000 square feet of office space in the same office park in Waltham. This lease also has a seven year term with a five year extension option. The Company currently does not intend to occupy this additional space and is in the process of subleasing it to third parties. Currently, more than one third of this building has been subleased at rents in excess of the rent which the Company is required to pay, and the Company is negotiating subleases for the remaining space. The Company also has subleased its prior corporate headquarters in Waltham through the duration of the lease term. In addition, the Company has smaller offices in Washington D.C., Oak Ridge, Tennessee, Houston, Texas, Bay City, Texas and Denver, Colorado that are leased on a short-term basis.

      The Company has a ten-year lease expiring in 2004 with the Greater Fall River Development Corporation for the Fall River Facility located on ten acres of land in Fall River, Massachusetts. The lease includes three ten year extension options, exercisable at the option of the Company. The Fall River Facility has approximately 86,000 square feet of usable space, of which approximately 34,000 square feet is used for office and training and the remainder for research and development operations, warehousing and laboratories. The Company also has leased approximately 19,800 square feet of office, storage and warehouse space near the Fall River Facility. In July 1996, the Company purchased approximately five acres of land adjacent to the Fall River Facility. This land could be used for potential future expansion of the Fall River Facility.

      The Company has a lease with Hoechst Celanese Chemical Group, Inc. for the land on which the Bay City CEP Facility is being constructed. The lease has a term of ten years from the date that the facility begins commercial operation. The lease will be automatically extended for as long as MMT maintains the permits necessary to operate the facility and produces synthesis gas meeting agreed specifications.

      In connection with the acquisition of SEG's interest in the Q-CEP facility in Oak Ridge, Tennessee, MMT Tennessee purchased the approximately six acre parcel upon which the facility is located. MMT Tennessee also is occupying an office building located adjacent to the Q-CEP facility pursuant to a license which was acquired from SEG. This license has a one year term, expiring in January 1998, but MMT Tennessee has the right to negotiate a longer term lease for the building. During the one year period ending in December 1997, MMT Tennessee also has the right to occupy and use a portion of SEG's facility in Kingston, Tennessee for the conduct of certain wet waste processing activities. Thereafter, MMT Tennessee may move the personnel and equipment used for such activities to the Q-CEP facility site or may attempt to negotiate an extension to the one year occupancy period.

      As part of the acquisition of wet waste processing assets from VECTRA, MMT Tennessee acquired a maintenance facility located on approximately 16 acres of land in Columbia, South Carolina. MMT Tennessee will continue to operate this facility in connection with the wet waste business.

LEGAL PROCEEDINGS

      In February and March 1997, purchasers of the Company's common stock filed five purported class action suits against the Company and certain of its present and former directors and executive officers in the United States District Court for the District of Massachusetts. The first suit, filed on February 12, 1997, and the fifth suit, filed on March 28, 1997, name the Company and Messrs. William M. Haney, III, Christopher J. Nagel, Benjamin T. Downs, Victor E. Gatto, Jr., Ian C. Yates, John T. Preston and Maurice F. Strong as defendants. The other three suits, filed on February 13, February 20, and February 27, 1997, each name the Company and Messrs. Haney, Nagel, Preston and Strong as defendants. The complaints variously allege that the Company and the individual defendants made false and misleading statements concerning the development and commercialization of CEP and the availability of research and development funding from the DOE, and disseminated financial statements not prepared in accordance with generally accepted accounting principles, in violation of
Section 10(b) of the Securities Exchange Act of 1934 and state law. The complaints variously assert that the alleged false or misleading statements were made to inflate the price of the Company's common stock in order to facilitate its March 1996 offering of convertible subordinated notes, to reduce the number of shares contributed to M4 to match an investment by M4's co-owner, to enhance the value of stock or options held by the individual defendants, and to increase the price of stock sold by the individual defendants. Each of the suits seeks compensatory damages for alleged losses during the class periods (September 26, 1995 through October 21, 1996 in the first suit, March 28, 1995 through October 18, 1996 in three of the suits, and September 26, 1995 through October 20, 1996 in the fifth suit) as well as fees and costs. The suits are at an early procedural stage. While the Company has not yet filed answers to the complaints, the Company intends to deny liability. However, the ultimate outcome of the litigation cannot be determined at present.

      In April 1997, the Company and M4 received subpoenas from the Office of the Inspector General ("OIG") of the DOE which request various Company and M4 information and records. The OIG has not informed the Company or M4 of its reasons for requesting such information and records.

                                   MANAGEMENT



EXECUTIVE OFFICERS AND DIRECTORS

        The executive officers and directors of the Company are as follows:


                                                                    Director/Officer
Name                       Age                Office Held                Since
----                       ---                -----------                -----
William M. Haney, III       35      Chairman of the Board of             1989
                                    Directors, President and
                                    Chief Executive Officer

Christopher J. Nagel,       39      Chief Technical Officer              1989
Sc.D.                               and Director

James B. Anderson (1)       47                 Director                  1990

Peter A. Lewis (2)          66                 Director                  1993

John T. Preston (1)(2)      47                 Director                  1989

Maurice F. Strong           68                 Director                  1992

Robert A. Swanson           49                 Director                  1992

Eugene Berman               55      Vice President of Government         1992
                                    and External Affairs

Benjamin T. Downs           34      Executive Vice President of          1990
                                    Finance and Administration and
                                    Chief Financial Officer

William J. Garner           58      Vice President of Design and         1996
                                    Development

Victor E. Gatto, Jr.        50      Vice President, Government and       1993
                                    Nuclear Sales

Ethan E. Jacks              43      Vice President and General           1991
                                    Counsel

G. Earl McConchie           46      Vice President of Sales and          1996
                                    Marketing

Katharyn F. Santoro         43      Vice President of Human              1994
                                    Resources
Charles W. Shaver           38      Chief Operating Officer              1996

------------

(1)   Currently a member of the Audit Committee.
(2)   Currently a member of the Compensation Committee.


      WILLIAM M. HANEY, III, has served as a Director of the Company since December 1989 and as its Chairman of the Board, President and Chief Executive Officer since June 1990. In 1989, Mr. Haney founded Energy BioSystems Corporation, a developer of microbial systems for desulfurizing hydrocarbons, and served as a member of its Board of Directors from 1989 to 1993. Mr. Haney serves or has served as a member of the President's Circle of the National Academy of Sciences, on boards for the United States Department of Commerce, the Environmental Protection Agency, Harvard University and the World Resources Institute relating to technology innovation and environmental issues, and on the board of WGBH-Boston. Mr. Haney holds an A.B. degree from Harvard University.


      CHRISTOPHER J. NAGEL, SC.D., has served as a Director of the Company since November 1989 and as Chief Technical Officer since June 1997. From October 1996 until June 1997, Dr. Nagel served as Vice President of Process Fundamentals/Founding Scientist. From August 1994 until October 1996, Dr. Nagel served as Executive Vice President of Science and Technology, and from 1990 until August 1994, Dr. Nagel served as Senior Vice President of Science and Technology. From 1986 until 1991, Dr. Nagel was a doctoral student in the School of Chemical Engineering at Massachusetts Institute of Technology ("M.I.T."). Dr. Nagel holds a Sc.D. in Chemical Engineering from M.I.T. and a B.S. in Chemical Engineering from Michigan Technological University.


      JAMES B. ANDERSON, PH.D., has served as a Director of the Company since December 1990. Dr. Anderson is the Second Vice President responsible for the venture capital portfolio of The Travelers Companies where he has been employed since 1987. Prior to joining Travelers, Dr. Anderson was employed as the Vice President of Research for Technology Assessment for Advest, Inc. from 1983 to 1987. Dr. Anderson holds a Ph.D. in Materials Science from the University of Connecticut and a B.S. in Physics from Worcester Polytechnic Institute. Dr. Anderson also serves on the Board of Directors of Biofield, Inc. and Voxel, Inc., as well as a number of other private companies.

      PETER A. LEWIS has served as a Director of the Company since June
1993. Mr. Lewis was a general partner of Lazard FrEres & Co. from 1969 until January 1993, concentrating primarily in the area of domestic and international mergers and acquisitions. Since January 1993, Mr. Lewis has been a limited partner of Lazard FrEres & Co. and has served as a limited managing director since 1995. From 1966 to 1969, Mr. Lewis served as Deputy Assistant Secretary in the United States Department of Housing and Urban Affairs and Assistant Director of the United States Bureau of the Budget.
Mr. Lewis is also a director of Breed Technologies, Inc., a manufacturer of automobile components, and certain privately held companies. Mr. Lewis holds an M.B.A. from the Harvard Graduate School of Business, an M.A. from the Harvard Asian Studies Program and an A.B. from Harvard College.

      JOHN T. PRESTON has served as a Director of the Company since December 1989. Mr. Preston has been the President of Quantum Energy Technologies Corporation, a technology-based startup company working on products to improve energy efficiency in lighting, combustion and other areas, since January 1996. Prior to that, Mr. Preston was the Director of Technology Development at M.I.T. from 1992 to the end of 1995, and the Director of the M.I.T. Technology Licensing Office from 1986 to 1992. Mr. Preston has been a member of the Board of Directors of Energy BioSystems Corporation since 1991 and is a member of the Board of Directors of Clean Harbors, Inc., as well as several privately held companies. Previously, Mr. Preston was a founder of Visual Communication Network and Associate Director of the M.I.T. Industrial Liaison Program. Mr. Preston holds an M.B.A. from Northwestern University and a B.S. in Physics from the University of Wisconsin.

      MAURICE F. STRONG has served as a Director of the Company since 1989 except during the period of May 1990 to September 1992. Mr. Strong currently is the Executive Coordinator for U.N. Reform, and has been the Chairman of Strovest Holdings, Inc. since 1983. From December 1992 to December 1996, Mr. Strong was Chairman of Ontario Hydro, a major Canadian utility, and was its Chief Executive Officer from December 1992 to November 1995. From March 1990 to August 1992, Mr. Strong was Under Secretary General of the United Nations, Secretary-General of the 1992 U.N. Conference on Environment and Development, and Chairman of the Earth Summit. Mr. Strong is currently Senior Adviser to the President of the World Bank, Chairman of Quantum Energy Technologies Corporation, and a member of the Board of Directors of several other companies. Mr. Strong also is Chairman of the Earth Council Institute and the World Resources Institute and is affiliated with numerous environmental, humanitarian and development organizations.

      ROBERT A. SWANSON has served as a Director of the Company since March 1992. Mr. Swanson, a founder of Genentech and its Chief Executive Officer from 1976 to 1990, was its Chairman of the Board from 1990 to 1996. Currently, Mr. Swanson is the Chairman of K&E Management, Ltd., a private investment management company. Prior to forming Genentech, Mr. Swanson was a partner with Kleiner & Perkins, a venture capital partnership, and from 1970 to 1974 he was an investment officer with Citicorp Venture Capital Ltd. Mr. Swanson serves on the Board of Fellows of the Faculty of Medicine at Harvard University, and is a member of the Biology Visiting Committee of, and has served as a Trustee for, M.I.T. Mr. Swanson is a member of the Royal Swedish Academy of Engineering Sciences. Mr. Swanson holds an S.M. from M.I.T.'s Sloan School of Management and a B.S. in Chemistry from M.I.T.

      EUGENE BERMAN joined the company as Vice President of Regulatory and Community Affairs of the Company in May 1992, and now serves as Vice President of Government and External Affairs. Prior to joining the Company, Mr. Berman was a contract partner responsible for environmental matters, with particular emphasis on permitting and environmental compliance, in the law firm of Gaston & Snow from May 1989 to September 1991 and a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo from October 1991 to April 1992. Mr. Berman holds a J.D. from Georgetown University Law Center and holds a B.S. in Chemical Engineering from the University of Pennsylvania.

      BENJAMIN T. DOWNS joined the Company in June 1990 and served as Vice President of Finance and Administration and Treasurer of the Company from August 1990 until May 1995. Since May 1995, Mr. Downs has served as Executive Vice President of Finance and Administration and Treasurer. Mr. Downs was the Vice President of Finance and Administration of Energy BioSystems Corporation, a developer of microbial systems for desulfurizing hydrocarbons, from December 1989 until December 1991. Mr. Downs was a founder of Nexus Development in 1989, a communications software development firm that was sold to Microcom in 1989. Prior to founding Nexus in 1989, Mr. Downs was employed by Intel Corporation from 1984 to 1989 where his responsibilities included financial accounting, budgeting and the development of the corporate financial forecasting system. Mr. Downs holds an A.B. from Harvard University.

      WILLIAM J. GARNER joined the Company in August 1996 as Vice President of Design and Development. Mr. Garner was the Director, Process Research and Development, of the Polyolefins Division of Union Carbide Corporation from September 1990 to August 1996. He held a number of management positions at Union Carbide from 1975, all associated with the development, design, commercialization and licensing of Union Carbide's leading UNIPOL(R) polymers technology. During Mr. Garner's tenure at Union Carbide, this technology was extended to over 110 reactors worldwide and 12 million tons of annual capacity. Mr. Garner holds a B.S. and M.S. in Chemical Engineering from Texas A&M University and an M.S. in Industrial Hygiene from the University of Pittsburgh.

      VICTOR E. GATTO, JR., ED.D., joined the Company as Director of
Government Affairs in February 1992, served as Vice President of Government and Nuclear Business from September 1993 to March 1997, and currently serves as Vice President of Government and Nuclear Sales. From 1991 to February
1992, Dr. Gatto was an independent consultant assisting start-up companies with innovative technologies in the areas of government, political and regulatory affairs at the state and federal level. From 1990 to 1991, Dr. Gatto was Finance Director of the Massachusetts Republican Party. From 1987 to 1990, Dr. Gatto was employed by Davidson College. Dr. Gatto holds an Ed.D., an Ed.M. and an A.B. from Harvard University.

      ETHAN E. JACKS has served as Vice President and General Counsel since November 1991 and as Secretary or Assistant Secretary of the Company since August 1990. From 1990 to 1991, Mr. Jacks was a partner in the Corporate and Finance Department of the law firm of McDermott, Will & Emery. Prior to joining McDermott, Will & Emery, he was a partner in the Corporate and Finance Department of Fine & Ambrogne from 1987 to 1990. Mr. Jacks holds a J.D. from Georgetown University Law Center, an S.M. from the Sloan School of Management at M.I.T. and a B.S. from M.I.T.

      G. EARL MCCONCHIE joined the Company as Vice President of Chemicals and Plastics Business in April 1996, and currently serves as Vice President of Sales and Marketing. Since 1972, Mr. McConchie has held a number of management positions at the Dow Chemical Company ("Dow"), one of the largest U.S. based chemical companies. From 1992 to April 1996, Mr. McConchie served as the Global Business Director and Global R&D Director of Dow's RCl, HCl and Incineration Business, where he was responsible for business management and technology development and implementation, involving 12 major manufacturing sites and global business. Mr. McConchie holds a B.S. in Chemical Engineering from Virginia Tech.

      KATHARYN F. SANTORO joined the Company as Vice President of Human Resources in January 1994. Ms. Santoro had previously been employed by Thinking Machines Corporation, a supercomputer manufacturer, as Director of Human Resources since 1989 and prior to that was Director of Human Resources for Lotus Development Corporation, a software company. Ms. Santoro holds a B.A. in Psychology from the University of California, Santa Barbara and an M.Ed. in Counseling Psychology from Boston College.

      CHARLES SHAVER joined the Company as Vice President of Manufacturing in August 1996, and is currently the Chief Operating Officer. Mr. Shaver jointed MMT after a most recent assignment as leader for the Epoxy Products Business Unit at Dow Chemical. The Epoxy Products Business Unit of Dow represented $1.5 billion in sales and over 20 manufacturing sites around the
world, employing over 1200 people.   Mr. Shaver had been in a number of
management and engineering leadership roles across a wide variety of business and technologies within Dow Chemical from 1980 to 1996. Mr. Shaver hold a B.S. in Chemical Engineering from Texas A&M University.





THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors is currently set at seven members, each of whom is elected to hold office until the next annual meeting of stockholders, or special meeting in lieu thereof, and until their respective successors are duly elected and qualified.

     The Board of Directors has appointed an Audit Committee and a Compensation Committee. The functions of the Audit Committee include: (1) making recommendations to the Board of Directors with respect to the engagement of the Company's independent accountants; (2) reviewing the audit plans developed by the independent accountants for the annual audit of the Company's books and records and the results of such audit; (3) reviewing the annual financial statements; (4) reviewing the professional services provided by the independent accountants and the accountants' independence; and (5) reviewing the adequacy of the Company's system of internal controls and the responses to management letters issued by the independent accountants. The principal functions of the Compensation Committee are to review and approve salary plans and bonus awards, as well as other forms of compensation, and to administer the Company's Amended and Restated 1989 Long Term Incentive Compensation Plan (the "1989 Plan") and the Company's 1993 Employee Stock Purchase Plan pursuant to the terms of such plans.

     In April 1997, the Board of Directors appointed a committee of three outside directors to review matters concerning the Company's financial statements for the year ended December 31, 1996 and the allegations in the securities class action suits described in "Business--Legal Proceedings" above. The committee has completed its review of matters affecting the presentation of the Company's financial statements, including the restatement of the Company's quarterly results of operations for the periods ended June 30, 1996 and September 30, 1996 discussed in Note 17 to the financial statements.


COMPENSATION OF DIRECTORS

     Except for the option grants described below, directors do not receive compensation for services on the Board of Directors or any committee thereof. The Company reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof.


     In September 1993, March 1994 and March 1996, the Board of Directors of the Company amended the 1989 Plan to provide for the automatic grant of stock options (the "Formula Grants") to directors who are not officers or employees of the Company ("Non-Employee Directors"). These amendments were approved by the stockholders of the Company at the 1994 Annual Meeting of Stockholders and at the 1996 Annual Meeting of Stockholders. A Formula Grant will be granted to any Non-Employee Director who is elected to the Board of Directors, will be for 25,000 shares of Common Stock, will vest over 20 quarters and will be exercisable at the fair market value as of the date of the Formula Grant. Each Non-Employee Director will be eligible to receive an additional Formula Grant upon his or her reelection to the Board of Directors each time the previous Formula Grant has fully vested.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

      Summary Compensation Table. The table below sets forth certain summary compensation information for the three years ended December 31, 1996 with respect to the Company's Chief Executive Officer and the four other most highly compensated officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                          ---------------------------------        ---------------------------------
                                                                   RESTRICED  SECURITIES
                                                                      STOCK   UNDERLYING      LTIP            ALL OTHER
NAME AND PRINCIPAL        YEAR       SALARY(1)        BONUS           AWARDS    OPTIONS      PAYOUTS         COMPENSATION
------------------        ----       ---------        -----           ------    -------      -------         ------------
      POSITION
      --------
William M. Haney,         1996       $335,000       $     --            --        30,100         --          $ 18,140(2)
  III                     1995       $289,167(3)          (4)           --        14,826         --          $ 26,777(5)
  Chairman, Chief         1994       $280,000             --            --       108,000         --          $ 17,119(6)
  Executive
  Officer and
  President

Christopher J             1996       $201,333       $ 11,250            --        39,000         --          $ 69,022(7)
  Nagel, Sc.D             1995       $192,000       $ 21,600            --           100         --          $ 24,724(8)
  Chief Technical         1994       $182,801       $    310            --        54,000         --          $ 45,897(9)
  Officer



Benjamin T. Downs         1996       $190,833       $     --            --        35,250         --          $    146(10)
  Executive Vice          1995       $135,993         19,125            --         7,600         --          $    146(11)
  President of            1994       $143,310         32,448            --        43,400         --          $    100(12)
  Finance and
  Administration
  and Chief
  Financial Officer

G. Earl McConchie(13)     1996       $163,457       $  7,031        40,000        50,000         --          $ 68,587(14)
  Vice President
  of Sales and
  Marketing

Victor E. Gatto,          1996       $174,646       $  6,750            --        45,250         --          $    949(15)
  Jr                      1995       $151,000       $ 55,000            --           100         --          $    569(16)
  Vice President          1994       $143,906       $ 15,310            --        72,175         --          $    348(17)
  of Government
  and Nuclear Sales

--------------
(1)   Salary includes amounts deferred pursuant to the Company's 401(k) Plan.

(2) Represents a payment of $17,876 to Mr. Haney to reimburse him for the cost of a personal life insurance policy maintained by him and $264 in term life insurance premiums on a group policy maintained by the Company.

(3) Includes $9,167 paid to Mr. Haney in 1996 for a salary increase that was retroactive to 1995.

(4) Mr. Haney directed that his bonus for 1995, $100,800, be paid by the Company to a charitable foundation designated by Mr. Haney.

(5) Represents a payment of $26,561 to Mr. Haney to reimburse him for the cost of a personal life insurance policy maintained by him and $216 in term life insurance premiums on a group policy maintained by the Company.

(6) Represents a payment of $16,903 to Mr. Haney to reimburse him for the cost of a personal life insurance policy maintained by him and $216 in term life insurance premiums on a group policy maintained by the Company.

(7) Represents a payment of $24,475 to Dr. Nagel to reimburse him for the cost of a personal life insurance policy maintained by him, $198 in term life insurance premiums on a group policy maintained by the Company and a payment of $44,349 pursuant to a Technical Assignment Agreement between the Company and Dr. Nagel dated May 31, 1990.

(8) Represents a payment of $24,526 to Dr. Nagel to reimburse him for the cost of a personal life insurance policy maintained by him, and $198 in term life insurance premiums on a group policy maintained by the Company.

(9) Represents a payment of $24,547 to Dr. Nagel to reimburse him for the cost of a personal life insurance policy maintained by him, $187 in term life insurance premiums on a group policy maintained by the Company and $21,163 in interest forgiven by the Company on a $400,000 note, which was paid in full in December 1994.

(10) Represents $146 in term life insurance premiums on a group policy maintained by the Company.

(11) Represents $146 in term life insurance premiums on a group policy maintained by the Company.

(12) Represents $100 in term life insurance premiums on a group policy maintained by the Company.

(13)  Mr. McConchie became an employee of the Company in April 1996.

(14) Represents $68,067 for reimbursement of relocation expenses, and $522 in term life insurance premiums on a group policy maintained by the Company.

(15) Represents $749 in term life insurance premiums on a group policy maintained by the Company, and $200 payment of a life-cycle account maintained by the Company.

(16) Represents $369 in term life insurance premiums on a group policy maintained by the Company, and $200 payment of a life-cycle account maintained by the Company.

(17) Represents $348 in term life insurance premiums on a group policy maintained by the Company.


      Option Grants in Last Fiscal Year. The following table sets forth information as to stock options granted for the year ended December 31, 1996 to each of the individuals listed in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants                               Potential Realizable
                                   ------------------------------------------------------                Value of Assumed
                                   Number of     % of Total                                            Annual Rates of Stock
                                   Securities      Options                                            Price Appreciation for
                                  Underlying      Granted to     Exercise                                  Option Term (3)
                                    Options       Employees in      Price        Expiration             --------------------
      Name                          Granted       Fiscal Year    ($/Share)(1)     Date (2)              5%               10%
      ----                          -------       -----------    ------------     --------              --               ---
  William M. Haney, III                100(4)         0.01%       $   37.25    January 25,2006       $    2,343       $    5,937
                                    60,000(5)         6.44%       $   31.75    May 7, 2006           $1,198,044       $3,036,079

  Christopher J. Nagel,                100(4)         0.01%       $   37.25    January 25,2006       $    2,343       $    5,937
     Sc.D                            8,900(6)         0.95%       $   35.75    March 1, 2006         $  200,099       $  507,089
                                    30,000(5)         3.22%       $   31.75    May 7, 2006           $  599,022       $1,518,040

  Benjamin T. Downs                    100(4)         0.01%       $   37.25    January 25,2006       $    2,343       $    5,937
                                     5,150(6)         0.55%       $   35.75    March 1, 2006         $  115,787       $  293,428
                                    30,000(5)         3.22%       $   31.75    May 7, 2006           $  599,022       $1,518,040

  G. Earl McConchie                 50,000(7)         5.37%       $   34.75    April 15,2006         $1,092,704       $2,769,128

  Victor E. Gatto, Jr                  100(4)         0.01%       $   37.25    January 25,2006       $    2,343       $    5,937
                                    15,150(6)         1.62%       $   35.75    March 1, 2006         $  340,617       $  863,191
                                    30,000(5)         3.22%       $   31.75    May 7, 2006           $  599,055       $1,518,040

      ------------

      (1) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date.

      (2) The term of each option may not exceed 10 years (except that with respect to any optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company, the term may not exceed five years if such option is an "incentive stock option").

      (3) There is no assurance provided to any officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the officers.

      (4) These stock options, granted in January 1996, were granted to each employee of the Company and were vested at time of grant.

      (5) These stock options, granted in May 1996, vest over a 4 year period, with 10% vesting in May 1997, 15% vesting in May 1998, 25% vesting in May 1999, and 50% vesting in May 2000.

      (6) These stock options, granted in March 1996, vest over a 5 year period with 20% vesting in each November 1997, November 1998, November 1999, November 2000 and November 2001.

      (7) These stock options, granted in April 1996, vest over a 5 year period with 20% vesting in each April 1997, April 1998, April 1999, April 2000 and April 2001.

      Option Exercises in Last Fiscal Year. The following table sets forth information as to options exercised during the year ended December 31, 1996 and as to unexercised options held at the end of such fiscal year by the individuals listed in the Summary Compensation Table.


        OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES


                                                                 Number of Securities
                                                                Underlying Unexercised            Value of Unexercised
                                                                        Options                   In-the-Money Options
                                   Shares                          at Fiscal Year End              at Fiscal Year End(1)
                                 Acquired on       Value        --------------------------     ----------------------------
    Name                          Exercise       Realized       Exercisable   Unexercisable    Exercisable    Unexercisable
    ----                          --------       --------       -----------   -------------    -----------    -------------
William M. Haney, III              86,000       $2,977,400         671,811        91,781       $ 6,474,424       $     --
Christopher J. Nagel, Sc.D             --       $       --       2,040,126        60,900       $20,206,349       $     --
Benjamin T. Downs                 105,000       $2,243,100         198,348        98,842       $ 1,988,031       $317,322
G. Earl McConchie                      --       $       --              --        50,000       $        --       $     --
Victor E. Gatto, Jr                 2,800       $   92,470          46,827       101,923       $    40,794       $ 95,200

   ------------


      (1) Calculated on the basis of the closing price of the Common Stock on December 31, 1996 of $11.75 per share, as reported by the Nasdaq National Market, minus the exercise price.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. Peter A. Lewis, a member of the Compensation Committee, is a limited partner of Lazard Freres and Co. ("Lazard") and has served as a limited managing director of Lazard since 1995. During 1996, Lazard was lead underwriter of an offering of $143,750,000 of convertible notes issued by the Company. The Company and John T. Preston, a member of the Compensation Committee, are parties to a Consulting Agreement pursuant to which Mr. Preston will provide advice on technology implementation, business planning, and other projects assigned from time to time by senior management of the Company. Pursuant to the Consulting Agreement, the Company pays Mr. Preston a retainer of $3,334 per month. The Agreement has a one year term, and renews automatically for successive one year terms unless terminated by either party. To the Company's knowledge, there were no other relationships involving members of the Committee requiring disclosure in this proxy statement.

      The Company's Compensation Committee currently consists of Peter A. Lewis and John T. Preston.

EXECUTIVE EMPLOYMENT AGREEMENTS

      William M. Haney, III, is employed under an Employment Agreement with the Company effective as of June 30, 1990. Under the terms of the Employment Agreement as amended to date, which includes confidentiality and non-competition provisions, Mr. Haney currently receives an annual salary of $266,000, and is eligible to receive an annual performance bonus. Mr. Haney also received 8,000 vested stock options in lieu of 20% of his base salary for 1997. The agreement also provides for (i) a non-qualified stock option for the purchase of 666,666 shares of Common Stock at an exercise price of $.60 per share which was granted to Mr. Haney in October 1991, (ii) payments towards a personal life insurance policy and (iii) a severance payment, payable in the event Mr. Haney's employment with the Company is terminated without cause or is constructively terminated, equal to the present value of the amount of compensation Mr. Haney would have otherwise received from the Company during the three-year period following such termination. In addition, the agreement provides for certain registration rights in respect of the shares of Common Stock owned by Mr. Haney.

      G. Earl McConchie, the Company's Vice President of Sales and Marketing, and the Company are parties to an Employment Agreement effective as of April 1996. The Employment Agreement, which includes confidentiality and non-competition provisions, provides that if Mr. McConchie's employment with the Company is terminated without cause, the Company will be required to pay him severance at his then current salary until the earlier of (i) Mr. McConchie finding alternative employment with compensation equal to at least 50% of his base salary or (ii) five years from the date of termination.

                              CERTAIN TRANSACTIONS


      In October 1996, the Company and Maurice F. Strong, a director of the Company, entered into a Consulting Agreement pursuant to which Mr. Strong will provide advice on the design and implementation of international sales and marketing strategy for the Company's products and technology, and will assist in negotiating transactions with international customers. Pursuant to the Consulting Agreement, the Company granted to Mr. Strong a non-qualified option to purchase 10,000 shares of Common Stock at an exercise price of $34.75 per share, which was the closing price of the Common Stock on the date of grant. The stock option vests in five annual installments of 2,000 shares, provided that Mr. Strong is then being retained by the Company under the Consulting Agreement. In addition, the Company will pay Mr. Strong a retainer of $5,000 per month. The Agreement has a one year term, and renews automatically for successive one year terms unless terminated by either party.

      The Company and John T. Preston, a director of the Company, are parties to a Consulting Agreement pursuant to which Mr. Preston will provide advice on technology implementation, business planning, networking with potential customers, and other projects assigned from time to time by senior management of the Company. Pursuant to the Consulting Agreement, the Company pays Mr. Preston a retainer of $3,334 per month. The Agreement has a one year term, and renews automatically for successive one year terms unless terminated by either party.

      Peter A. Lewis, a member of the Compensation Committee, is a limited partner of Lazard Freres & Co. ("Lazard") and has served as a limited managing director of Lazard since 1995. During 1996, Lazard was a lead underwriter of an offering of $143,750,000 of convertible notes issued by the Company.

      In August 1996, December 1996 and January 1997, the Company loaned G. Earl McConchie, an officer of the Company, a total of $60,000, bearing interest at 8.25% per year, payable on the earlier of (a) the sale of Mr. McConchie's previous house, or (b) 30 days after Mr. McConchie's termination of employment with the Company.

      The Company may make loans to affiliates in the future, subject to approval by the Company's Board of Directors.

      During 1996, the Company granted Mr. McConchie 40,000 shares of restricted Common Stock as part of his employment agreement. 30,000 of these shares will be restricted for a period of five years. Restrictions on the remaining 10,000 shares will lapse at a rate of 25% per quarter beginning March 31, 1997.

      During 1996, the Company granted Mr. William Garner 10,000 shares of restricted Common Stock as part of his employment agreement. The restrictions on these shares will lapse at a rate of 25% per quarter beginning March 31, 1997. In addition, the Company provided Mr. Garner with a $100,000 signing bonus as an incentive to join the Company and adjust to a higher cost of living in Massachusetts. Should Mr. Garner terminate his employment with the Company during his first year, he would be required to refund the entire amount of the bonus.

      In 1990, the Company purchased the rights to certain patents related to CEP from Christopher J. Nagel, an officer and a director of the Company, and a member of the Company's Technology Advisory Board for $1,500,000. Each of Dr. Nagel and the Technology Advisory Board Member are entitled to one-half of the aggregate purchase price. The purchase price is payable in annual payments of 25% of the Company's pretax profits, as defined in the purchase agreement; however, the Company may elect to accelerate the payments. As of December 31, 1996, a total of $57,055 had been paid to Dr. Nagel pursuant to this agreement.

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth certain information as of May 19, 1997 with respect to the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock as of May 19, 1997, one of whom is the Chief Executive Officer of the Company, (ii) those persons who were, at December 31, 1996, the other four most highly compensated officers of the Company, (iii) each director of the Company, and (iv) all present executive officers and directors of the Company as a group. As of May 19, 1997, 23,599,664 shares of Common Stock were outstanding.

                                      Amount and Nature of          Percentage of
Name and Address                      Beneficial Ownership       Outstanding Shares of
of Beneficial Owner                    of Common Stock(1)        Common Stock Owned (1)
-------------------                    ------------------        ----------------------
William M. Haney, III(2)                     5,346,786                 22.01%
400-2 Totten Pond Road
Waltham, MA 02154

John T. Preston(3)                           2,290,507                  9.70%
238 Main Street
Cambridge, MA 02141

The Travelers Companies(4)                   1,913,917                  8.11%
One Tower Square
Hartford, CT 06183

Christopher J. Nagel, Sc.D.(5)               2,075,965                  8.10%
400-2 Totten Pond Road
Waltham, MA 02154

Benjamin T. Downs(6)                           367,092                  1.54%
400-2 Totten Pond Road
Waltham, MA 02154

Robert A. Swanson(7)                           267,915                  1.12%


Peter A. Lewis(8)                              114,697                     *


Victor E. Gatto, Jr.(9)                         65,779                     *


Maurice F. Strong(10)                           54,916                     *


G. Earl McConchie(11)                           53,599                     *


James B. Anderson, Ph.D.(12)                    17,500                     *



All officers and directors as a group       10,918,716                 40.20%
(14 persons) (2)-(4), (6)-(13)

  ------------

      *     Less than 1%.

      (1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Includes options with respect to shares of Common Stock that can be exercised as of May 19, 1997 (or within 60 days after such date). Except as set forth in these footnotes, such shares are beneficially owned with sole investment and sole voting power.

      (2) Includes 697,811 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date).

      (3) Includes 6,250 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date). Also includes 500 shares held of record by Mr. Preston's children. Mr. Preston disclaims beneficial ownership of such shares.

      (4) Represents shares owned by The Travelers Insurance Company; The Travelers Insurance Group, Inc.; PFS Services, Inc.; Associated Madison Companies, Inc.; and the Travelers Group, Inc. Information is based upon a joint Schedule 13G dated January 28, 1997 furnished to the Company by such beneficial owners.

      (5) Includes 2,045,346 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date).

      (6) Includes 210,878 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date).

      (7) Includes 227,915 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date). Also includes 40,000 shares of Common Stock held of record by the Swanson Family Fund, L. P., of which Mr. Swanson is a general partner and a limited partner.

      (8) Includes 20,000 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date). Also includes 25,000 shares of Common Stock held of record by Mr. Lewis' wife. Mr. Lewis disclaims beneficial ownership of such shares.

      (9) Includes 61,690 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date).

      (10) Represents 54,916 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date). Excludes 12,000 shares owned by Strovest Holdings, Inc., of which Mr. Strong is Chairman, and 209,000 shares owned by Environmental Capital Corporation, a subsidiary of Strovest Holdings, Inc. Mr. Strong disclaims beneficial ownership of such shares.

      (11) Includes 12,446 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date).

      (12) Represents 17,500 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date).

      (13) Includes 3,559,399 shares of Common Stock issuable upon exercise of outstanding options exercisable as of May 19, 1997 (or within 60 days after such date).

                            DESCRIPTION OF THE NOTES

GENERAL

         The Notes were issued pursuant to an Indenture dated as of May 1, 1996 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, copies of which are available for inspection at the corporate trust office of the Trustee in New York, New York and at the offices of the Paying Agent referred to below. The definitions of certain terms used in the following summary are set forth below under " -- Certain Definitions." Capitalized terms used but not defined herein have the meanings ascribed to them in the Notes and the Indenture.

         The Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company to the extent set forth in the Indenture. The Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company or any of its Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

         The Notes bear interest from May 1, 1996, at the rate of 5-1/2% per annum and will mature on May 1, 2006. The Notes are limited to $143,750,000 aggregate principal amount. Interest on the Notes is payable semiannually on May 1 and November 1 of each year (each an "Interest Payment Date"), commencing on November 1, 1996, to holders of record at the close of business on the 15th of April or 15th of October (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 1, 1996. See also " -- Payment and Conversion" below.

OPTIONAL REDEMPTION

         Redemption at the Option of the Company

         The Notes will not be subject to redemption prior to May 1, 1999, and will be redeemable on such date and thereafter at the option of the Company, in whole or in part (in any integral multiple of $5,000), upon prior notice as described under " -- Selection and Notice" below, at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning May 1 of the years indicated:

                                                             REDEMPTION
             YEAR                                              PRICE
             ----                                            ----------

             1999......................................        102.75%
             2000......................................        102.29
             2001......................................        101.83
             2002......................................        101.38
             2003......................................        100.92
             2004......................................        100.46


and at May 1, 2005 and thereafter, 100%, in each case together with accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date). If less than all Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot, pro rata or by such other method as the Trustee shall deem fair and equitable. On or after the redemption date, interest will cease to accrue on the Notes, or portion thereof, called for redemption.

         Redemption of Notes for Taxation Reasons

         A Note will also be redeemable at the option of the Company in whole, but not in part, at any time, upon prior notice as described under " -- Selection and Notice" below, at a Redemption Price of 100% of its principal amount, together with accrued interest to the Redemption Date, if the Company has or will become obligated to pay Additional Amounts (as described under " -- Payment of Additional Amounts" below) with respect to such Note as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus, and such obligation cannot be avoided by the Company taking reasonable measures available to it; provided, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts with respect to such Note were a payment in respect of the Notes then due. Prior to the giving of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (ii) an opinion of independent counsel of recognized standing selected by the Company to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment. Any Note converted into shares of Common Stock prior to the date fixed for redemption with respect to such Note will not be subject to the foregoing redemption.

         Redemption Procedures

         Notice of intention to redeem Notes will be given to holders of the Notes in accordance with " -- Selection and Notice" below, not more than 60 nor less than 30 days prior to the Redemption Date.

         Notice of redemption will specify, among other things, the Redemption Date, the applicable Redemption Price and, in the case of partial redemption, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of the Notes which will be outstanding after such partial redemption. In addition, in the case of a partial redemption, such notice will specify the last date on which exchanges or registration of transfers of Notes may be made pursuant to the provisions described under " -- Exchange and Transfer " above and will specify the serial numbers and the portions thereof called for redemption, which will be selected in such manner as the Trustee shall deem to be fair and appropriate.

         Cancellation and Reacquisition

         All Notes that are redeemed or purchased by the Company or any of its Subsidiaries will forthwith be canceled and accordingly may not be reissued or resold.

         The Company or any Subsidiary or affiliate of the Company may at any time purchase Notes in the open market or otherwise.

MANDATORY REDEMPTION

         The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE RIGHTS

         Upon any Designated Event (as defined below) with respect to the Company, each holder of Notes will have the right (the "Repurchase Right"), at the holder's option, to require the Company to repurchase all of such holder's Notes, or a portion thereof which is $5,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below) at a price equal to 100% of the principal amount of the Notes, plus accrued interest, if any, to the Repurchase Date; provided, however, that installments of interest due on an Interest Payment Date occurring on or prior to the Repurchase Date shall be payable to the registered holders of the applicable Notes on the relevant Regular Record Date.

         Within 30 days after the occurrence of a Designated Event, the Company is obligated to give notice (the "Company Notice") as provided in the Indenture, of the occurrence of such Designated Event and the Repurchase Right arising as a result thereof. To exercise the Repurchase Right, a holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right together with the Notes with respect to which the right is being exercised, duly endorsed for transfer. The submission of a Note pursuant to the exercise of a Repurchase Right will be irrevocable on the part of the holder (unless the Company fails to repurchase the Note on the Repurchase Date) and the right to convert such Note will expire upon such submission.

         The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Designated Event.

         On the Repurchase Date, the Company will, to the extent lawful, (1) accept for payment Notes or portions thereof tendered, (2) deposit with the Paying Agent an amount equal to the purchase price in respect of all Notes or portions thereof so tendered plus accrued interest thereon payable on such Repurchase Date and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes plus accrued interest thereon payable on such Repurchase Date, and the Trustee shall promptly authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note shall be in a principal amount of $5,000 or an integral multiple thereof. The Company will publicly announce the results of the offer to repurchase on or as soon as practicable after the Repurchase Date. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes in such circumstances.

         "Designated Event" means a Change of Control (as defined below) or a Termination of Trading (as defined below).

         A "Change of Control" will be deemed to have occurred when: (i) any "person" or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "Beneficial Owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, including all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Company or the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

         "Permitted Holders" means any of William M. Haney, III, John T. Preston or Dr. Christopher J. Nagel or any of their affiliates or family members.

         A "Termination of Trading" shall have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

         "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         Except as described above with respect to a Designated Event, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

         The Designated Event purchase feature of the Notes, insofar as it pertains to a Change of Control, may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. Such purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, such purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sale of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt (including Senior Debt) outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The payment of the purchase price is subordinated to the prior payment of Senior Debt as described under " -- Subordination of Notes" below.

         Any future credit agreements or other agreements relating to debt of the Company may contain prohibitions or restrictions on the Company's ability to effect the repurchase of the Notes. In the event a Designated Event occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

SELECTION AND NOTICE

         If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $5,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

REGISTRATION RIGHTS

         In connection with the Original Offering, the Company entered into a Registration Rights Agreement dated April 25, 1996 between the Company and the Initial Purchasers (the "Shelf Registration Agreement"). Pursuant to the Shelf Registration Agreement, the Company agreed for the benefit of the holders of the Notes (other than Notes originally sold pursuant to Regulation S under the Securities Act), that (i) it will, at its cost, within 120 days after the Closing Date, file a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Notes and the Common Stock issuable upon conversion thereof, (ii) within 180 days after the date of the Closing Date, such Shelf Registration Statement shall be declared effective by the Commission and (iii) the Company will maintain such Shelf Registration Statement continuously effective under the Securities Act until the third anniversary of the date of the Closing Date (or, in the event that Rule 144(k) under the Securities Act is amended to provide for a shorter holding period, until the end of such shorter period) or such earlier date as of which all the Securities have been sold pursuant to such Shelf Registration Statement. If the Company fails to comply with clause (i) above then, at such time, the per annum interest rate on the Notes will increase by 25 basis points. Such increase will remain in effect until the date on which such Shelf Registration Statement is filed, on which date the interest rate on the Notes will revert to the interest rate originally borne by the Notes plus any increase in such interest rate pursuant to the following sentence. If the Shelf Registration Statement is not declared effective as provided in clause (ii) above, then, at such time and on each date that would have been the successive 30th day following such time, the per annum interest rate on the Notes (which interest rate will be the original interest rate on the Notes plus any increase or increases in such interest rate pursuant to the preceding sentence and this sentence) will increase by an additional 25 basis points; provided, that the interest rate will not increase by more than 50 basis points pursuant to this sentence and will not increase by more than 75 basis points pursuant to this sentence and the preceding sentence. Such increase or increases will remain in effect until the date on which such Shelf Registration Statement is declared effective, on which date the interest rate on the Notes will revert to the interest rate originally borne by the Notes. Pursuant to clause (iii) above, however, if the Company fails to keep the Shelf Registration Statement continuously effective for the period specified above, then at such time as the Shelf Registration Statement is no longer effective and on each date thereafter that is the successive 30th day subsequent to such time and until the earliest of (i) the date that the Shelf Registration Statement is again deemed effective or (ii) the date that is the third anniversary of the date of the Closing Date (or, in the event that Rule 144(k) under the Securities Act is amended to provide for a shorter holding period, until the end of such shorter period) or (iii) the date as of which all of the Securities are sold pursuant to the Shelf Registration Statement, the per annum interest rate on the Notes will increase by an additional 25 basis points; provided, however, that the interest rate will not increase by more than 50 basis points pursuant to this sentence. The Company shall have the right, however, to suspend the use of the prospectus which will be a part of the Shelf Registration Statement, as more fully described below.

         The Company will be permitted to suspend the use of the prospectus which is a part of the Shelf Registration Statement for a period not to exceed 30 days in any three month period or four periods not to exceed an aggregate of 60 days in any 12 month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company will pay all expenses of the Shelf Registration Statement, provide to each registered holder copies of such prospectus, notify each such registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Securities.

CONVERSION

         The holder of any Note has the right, exercisable at any time after 90 days following the date of original issuance thereof and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $5,000) into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the "Conversion Price"), except that if a Note is called for redemption, the conversion right will terminate at the close of business on the Business Day immediately preceding the date fixed for redemption, and except that if a Note is submitted pursuant to the exercise of a Repurchase Right, the right to convert such Note will expire upon such submission. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, such Notes must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

         The Conversion Price is subject to adjustment upon the occurrence of certain events, including: (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the subdivision or combination of the outstanding Common Stock; (iii) the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share (determined as provided in the Indenture);
(iv) the distribution of shares of Capital Stock of the Company (other than Common Stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (v) below) to all holders of Common Stock;
(v) the distribution, by dividend or otherwise, of cash to all holders of Common Stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its Common Stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments (as defined below) in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 10% of the product of the current market price per share (determined as provided in the Indenture) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date; (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 10% of the product of the current market price per share (determined as provided in the Indenture) on the expiration of such tender offer or consummation of such negotiated transaction times the number of shares of Common Stock outstanding on such date; and (vii) the distribution to substantially all holders of Common Stock of rights or warrants to subscribe for securities (other than those securities referred to in clause (iii) above). In the event of a distribution to substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's Capital Stock (other than those securities referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

         If the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into any person or transfers or leases all or substantially all its assets, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Notes would have owned immediately after the transaction if the holders had converted the Notes immediately before the effective date of the transaction.

         The Indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

         An "Excess Payment" means the excess of (A) the aggregate of the cash and fair market value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over (B) the market value of such acquired shares after giving effect to the completion of the tender offer or other negotiated transaction.

          The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by the Company to its stockholders will not be taxable to its recipients.

SUBORDINATION OF NOTES

         The Notes are subordinate in right of payment to all existing and future Senior Debt. The Indenture does not restrict the amount of Senior Debt or other indebtedness of the Company or any Subsidiary of the Company.

         The payment of the principal of, interest on or any other amounts due on the Notes is subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. Upon the maturity of any Senior Debt of the Company by lapse of time, acceleration or otherwise, such Senior Debt shall first be paid in full, or duly provided for, before any payment may be made with respect to the Notes. In addition, no payment on account of principal, premium, if any, or interest on, or redemption or repurchase of, the Notes or any coupon may be made by the Company if there is a default in the payment of principal, premium, if any, or interest or other amounts (including a default under any repurchase or redemption obligation) with respect to any Senior Debt or if any other event of default with respect to any Senior Debt, permitting the holders thereof to accelerate the maturity thereof, shall have occurred and shall not have been cured or waived or shall not have ceased to exist after written notice to the Company and the Trustee by any holder of Senior Debt.


         At March 31, 1997, the Company had Senior Debt of approximately $22.8 million. There are no restrictions in the Indenture on the creation of additional Senior Debt or any other indebtedness.

         Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Notes because of an Event of Default, all Senior Debt must be paid in full before the holder of the Notes are entitled to any payments whatsoever.

         If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. The Company may not pay the Notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at the that time.

         As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Notes may recover ratably less than general creditors of the Company.

         The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for payments will be senior to those of holders of Notes in respect of all funds collected or held by the Trustee.

PAYMENT AND CONVERSION

         Payment of principal of and premium, if any, on the Notes will be made to the registered holder thereof against surrender of such Notes at the corporate trust office of the Trustee in New York City or, subject to any applicable laws and regulations, at the offices of the Paying Agents, by dollar check drawn on, or by transfer to, a dollar account (such transfer to be made only to holders of an aggregate principal amount of Notes in excess of $5,000,000) maintained by the holder with a bank in New York City. Interest on the Notes will be payable semiannually on May 1 and November 1 of each year to the person in whose name such Note is registered at the close of business on the preceding April 15 and October 15 (a "Regular Record Date"), subject to certain exceptions in the case of Notes redeemed or repurchased upon a Designated Event between a Regular Record Date and the next succeeding Interest Payment Date. Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the holder at such holder's registered address or, upon application by the holder thereof to the Registrar, not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to holders of an aggregate principal amount of Notes in excess of $5,000,000) maintained by the holder with a bank in New York City.

         The Company has initially appointed as Paying Agent and Conversion Agent The Bank of New York. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of and premium, if any, and interest on the Notes have been made available for payment and either paid or refunded to the Company as provided in the Indenture, it will maintain a Paying Agent and Conversion Agent in New York City for payments with respect to the Notes and for surrender of the Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with " -- Selection and Notice" above .

         All monies paid by the Company to a Paying Agent for the payment of principal of or premium, if any, or interest on any Notes which remains unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the holder of such Note will thereafter look only to the Company for payment thereof.

         In any case where the due date for the payment of the principal of and premium, if any, on or interest with respect to any Note or the date fixed for redemption of any Note shall be at any place of payment a day on which banking institutions are authorized or obligated by law to close, then payment of principal and premium, if any, or interest need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated to close, with the same force and effect as if made on the date for such payment or the date fixed for redemption, and no interest shall accrue with respect to the period after such date.

PAYMENT OF ADDITIONAL AMOUNTS

         The Company will pay to the holder of a Note who is a United States Alien such Additional Amounts as may be necessary in order that every net payment of the principal of and premium, if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

               (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder or the beneficial owner (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in a trade or business or present therein, or having or having had an office, fixed place of business or permanent establishment therein, (ii) such holder's or beneficial owner's present or former status as a personal holding company or a foreign personal holding company with respect to the United States, a foreign private foundation or other foreign tax exempt organization described in
         Section 1443 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), a controlled foreign corporation or a passive foreign investment company for United States tax purposes or a corporation which accumulates earnings to avoid U.S. federal income tax, (iii) such holder or the beneficial owner (or such fiduciary, settlor, beneficiary, possessor, member or shareholder) is considered as having made an election the effect of which is to make payments of principal of and premium, if any, and interest on such Note subject to U.S. federal income tax; or (iv) such holder's status as a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code;

               (b) any tax, assessment or other governmental charge which would have been so imposed but for the presentation by the holder of such Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

               (c) any estate, inheritance, gift, sales transfer, excise, personal property or similar tax, assessment or governmental charge;

               (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or present or former connection with the United States of the holder or beneficial owner of such Note if compliance is required by statute or by regulation, ruling other administrative action of the United States or any political subdivision or tax authority thereof or therein as a precondition to exemption from such tax, assessment or other governmental charge;

               (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of and premium, if any, or interest on such Note;

               (f) any tax, assessment or other governmental charge imposed as a result of a holder's or beneficial owner's past or present status as a "10-percent shareholder" with respect to the Company within the meaning of Sections 871(h)(3)(B) or 881(c)(3)(B) of the Code;

               (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of or premium, if any, or interest on such Note, if such payment can be made without such withholding by any other Paying Agent;

               (h) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of such Note or that is a partnership or a fiduciary, but only to the extent that any beneficial owner, beneficiary or settlor with respect to such fiduciary or member of the partnership would not have been entitled to the payment of Additional Amounts had the beneficial owner, beneficiary, settlor or member directly received its beneficial or distributive share of payment on such Note; or

               (i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h).

         As used in this Prospectus, the term "United States Alien" means any person who, for U.S. federal income tax purposes, is (i) a foreign corporation,
(ii) a nonresident alien individual, (iii) an estate or trust that is not an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income, or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, an estate or trust that is not an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income or a foreign partnership as otherwise defined in this clause (iv).

MERGER, CONSOLIDATION OR SALE OF ASSETS

         The Indenture provides that the Company may not consolidate or merge with or into any Person (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets unless (i) (a) the Company is the surviving or continuing corporation or (b) the person formed by or surviving any such consolidation or merger (if other than the Company), or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company, is a corporation organized or existing under the laws of the United States, any state hereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) assumes all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture, (iii) such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets shall be as an entirety or virtually as an entirety to one person and such person shall have assumed all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; (iv) immediately after such transaction no Default or Event of Default exists; and
(v) the Company or such person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied. Under certain circumstances described above involving a Change of Control, each holder of Notes may have the right to require the Company to repurchase such Notes. See " -- Repurchase Rights".

REPORTS

         Whether or not required by the rules and regulation of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors.

EVENTS OF DEFAULT AND REMEDIES

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal on the Notes; (iii) failure by the Company to comply with the provisions described under " -- Repurchase Rights"; (iv) failure by the Company for 60 days after notice to comply with any other covenants and agreements contained in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such indebtedness or guarantee now exists or is created after the date on which the Notes are first authenticated and issued, which default (a) is caused by a failure to pay when due principal or interest on such indebtedness within the grace period provided in such indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more; (vi) failure by the Company or any Subsidiary of the Company to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary, all outstanding Notes will become due and payable without further action or notice. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the interest or premium on, or the principal of, the Notes or the failure of the Company to repurchase Notes in connection with any Designated Event.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

DELIVERY AND FORM
     The certificates representing the Notes will be issued in fully registered form, without coupons in minimum denominations of $5,000 and integral multiples above such amount. The Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee in the form of a global Note certificate (the "Global Certificate") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee.
     Ownership of beneficial interests in a Global Certificate representing Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
     So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Certificate for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.
     Payments of the principal of, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell Notes to persons in jurisdictions which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in a Global Certificate in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.
     The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC will exchange a Global Certificate for certificated Notes, which it will distribute to its participants.
     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities of persons who have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies (including the Trustee), clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.
     Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     If DTC is at any time unwilling or unable to continue as a depositary for a Global Certificate and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated Notes in exchange for a Global Certificate.
     Such definitive certificated Notes shall be registered in names of the owners of the beneficial interests in the Global Certificate as provided by the participants. Convertible Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $5,000 and integral multiples of $5,000 above that amount. Upon issuance of Notes in definitive certificated form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.
     Notes in definitive form are available to any holder of Notes.

EXCHANGE AND TRANSFER

         At the option of the holder thereof and subject to the terms of the Notes and of the Indenture, Notes will be exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, in each case without service charge (other than the cost of delivery) and upon payment of any taxes and other governmental charges. The registered holder of a Note will be treated by the Company, the Trustee and their respective agents for all purposes as the owner of such Note.

         The transfer of Notes may be registered, and Notes may be presented in exchange for other Notes of different authorized denominations, at the office of the Trustee in The City of New York, without service charge (other than the cost of delivery) and upon payment of any taxes or other governmental charges.

         In the event of a partial redemption, the Company will not be required
(i) to register the transfer of Notes for a period of 15 days immediately preceding the date on which notice is given identifying the serial numbers of the Notes called for such redemption or (ii) to register the transfer or exchange of any Note, or portion thereof, called for redemption.

         The Company has initially appointed as Registrar and Transfer Agent The Bank of New York acting through its corporate trust office in New York City. The Company reserves the right to vary or terminate the appointment of the Registrar or of any Transfer Agent or to appoint additional or other registrars or transfer agents or to approve any change in the office through which any Registrar or any Transfer Agent acts, provided that there will be at all times a Registrar in New York City.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder of Notes) (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes,
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a default in the payment of principal of or interest on any Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of holders of Notes to receive payments of principal of or interest on the Notes, (vii) waive a redemption payment with respect to any Note, (viii) impair the right to convert the Notes into Common Stock or adversely affect the Repurchase Rights, (ix) modify the conversion or subordination provisions of the Indenture in a manner adverse to the holders of the Notes or (x) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act of 1939.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Molten Metal Technology, Inc., Investor Relations Department, 400-2 Totten Pond Road, Waltham, MA 02154.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

         "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

         "Material Subsidiary" means any Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

         "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt.

         "Senior Debt" means (a) all indebtedness of the Company, including the principal of, premium, if any, and interest on such indebtedness whether outstanding on the date of the Indenture or thereafter created, (i) for borrowed money, (ii) constituting purchase money indebtedness for the payment of which the Company is directly or contingently liable, (iii) constituting reimbursement obligations under bank letters of credit, (iv) under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates,
(v) for commitment, standby and other fees due and payable to financial institutions with respect to credit facilities available to the Company, (vi) under any lease of any real or personal property, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, which obligations are capitalized on the books of the Company in accordance with generally accepted accounting principles, (vii) constituting obligations of the Company for guarantees of indebtedness or obligations of others which would be included in the preceding clauses (i)-(vi) if the Company were the direct obligor, or (viii) indebtedness or obligations of others secured in whole or in part by a lien on any of the Company's property, unless, in any such case, by the terms of the instrument creating or evidencing such indebtedness it is provided that such indebtedness is not superior in right of payment to the Notes or to other indebtedness which is pari passu with, or subordinated to, the Notes, and (b) any modifications, refundings, deferrals, renewals or extensions of any such Senior Debt, or securities, notes or other evidences of indebtedness issued in exchange for such Senior Debt. As used in the preceding sentence the term "purchase money indebtedness" shall mean indebtedness evidenced by a note, debenture, bond or other similar instrument (whether or not secured by any lien or other security interest) given in connection with the acquisition of any business, properties or assets of any kind acquired by the Company or any Subsidiary; provided, however, that, without limiting the generality of the foregoing, such term shall not include any conditional sale contract or any account payable or any other indebtedness created or assumed by the Company in the ordinary course of business in connection with the obtaining of inventories or services.

         "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.


                               OTHER INDEBTEDNESS


         As of March 31, 1997, the Company had an aggregate of approximately $22.8 million of debt outstanding which is senior to the Notes. Certain of the outstanding Senior Debt as of March 31, 1997 is described below.


TAX-EXEMPT BONDS


         In 1994, the Company completed a tax-exempt bond financing in connection with its Fall River Facility. Pursuant to the financing, the Company entered into a loan agreement with the Massachusetts Industrial Finance Agency which issued $21,000,000 aggregate principal amount of its Solid Waste Disposal Facility Revenue Bonds. The bonds are payable in annual sinking fund installments beginning in 1998 and ending in 2014 and bear interest at 8.25% per annum payable semi-annually. The loan agreement requires compliance with certain covenants which include restrictions on future indebtedness, profitability and consolidations or mergers. Unamortized debt issuance costs at March 31, 1997 were $843,000. These costs are being amortized over the term of the debt using the effective interest rate method.

LOAN AGREEMENTS

         In 1993, the Company borrowed $1,944,000 from the Town of Fall River, Massachusetts pursuant to certain loan agreements. The loans bear interest at an effective annual rate of 8.50%, payable in monthly or semi-annual installments. The loans are due in August 1997 and are secured by certain equipment and a letter of credit in the amount of $210,000. As of March 31, 1997, $1,777,000 was outstanding under this loan.

LINE OF CREDIT


         In 1994, the Company entered into a revolving line of credit agreement with a bank. The agreement provides for a maximum of $1.5 million to be borrowed and repaid upon demand. Interest accrues at the bank's prime rate plus 0.50% and is payable monthly. As of March 31, 1997, the Company has not borrowed against the line of credit.


                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value, and 3,000 shares of Preferred Stock, $.01 par value ("Preferred Stock").

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of Directors may elect all of the Directors standing for election. Subject to preferential dividend rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company legally available, and subject to any prior rights of any outstanding Preferred Stock. Holders of Common Stock have no cumulative voting rights nor any preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.


         As of June 20, 1997, there were 23,602,830 shares of Common Stock outstanding held by 940 holders of record.


PREFERRED STOCK

         No Preferred Stock currently is outstanding. The Board of Directors is authorized, without stockholder approval, to issue the Preferred Stock in one or more series, with such rights, preferences and qualifications as the Board of Directors may in its discretion determine. If the Company issues Preferred Stock, the terms of the Preferred Stock may include, among other things, extraordinary voting, dividend, redemption or conversion rights which could discourage unsolicited takeovers of the Company and adversely affect the holders of Common Stock.

WARRANTS


         As of June 20, 1997, certain holders affiliated with Oppenheimer &
Co. held warrants to purchase an aggregate of up to 43,105 shares of Common Stock at an exercise price of $10.56 per share. The holders of such warrants are entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of such warrants. See "--Registration Rights."



         As of June 20, 1997, there were also two outstanding warrants held by Am-Re Services, one of which is a warrant (the "Insurance Warrant") to purchase up to 125,000 shares of Common Stock at $12.25 per share and the other of which is a warrant (the "Project Finance Warrant") to purchase up to 250,000 shares of Common Stock (of which 200,000 shares may be purchased at $12.25 per share and 50,000 shares at $18.37 per share). The shares covered by the Insurance Warrant vest according to a schedule based upon the Company obtaining acceptable environmental impairment insurance for the first five CEP facilities developed by the Company that require environmental impairment insurance. The shares covered by the Project Finance Warrant vest according to a schedule based upon the Company accepting project financing by or through Am-Re Services for the first five CEP plants developed by the Company that require project financing. See "Business--Commercial Developments." Am-Re Services is entitled to certain registration rights in respect of the shares of Common Stock issuable upon exercise of such warrants. See "--Registration Rights."


         As of June 20, 1997, EPRI held an outstanding warrant to purchase up to 100,000 shares of Common Stock at an exercise price of $23.375 per share. The warrant will vest in increments upon the closing of contracts for CEP plants for which EPRI has provided minimum levels of funding and upon customer acceptance of such plants.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

         Certain anti-takeover provisions. The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. This statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's Certificate of Incorporation or By-Laws.

         The Amended and Restated Certificate of Incorporation provides that the Board of Directors shall have the authority, without stockholder approval, to issue Preferred Stock in one or more series, with such rights, preferences and qualifications as the Board of Directors may determine in its discretion. See "--Preferred Stock." The Amended and Restated By-laws require that any stockholder proposing to nominate, at any special or annual meeting of stockholders, one or more persons for election to the Board of Directors, must give written notice of his or her intention to do so no later than 80 days prior to the date of such special or annual meeting. The Amended and Restated Certificate of Incorporation and Amended and Restated By-laws further provide that vacancies on the Board of Directors shall be filled by a vote of the majority of the Directors then in office and that any actions requiring approval of the stockholders may only be approved by the stockholders at a meeting or by written consent of the holders of at least 66 2/3% of the outstanding capital stock entitled to vote thereon. The Amended and Restated Certificate of Incorporation allows amendments of certain provisions thereof, and the Amended and Restated By-Laws allow amendments to any provision thereof, only with a 66 2/3% or greater vote of the outstanding Common Stock. These provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company and therefore may limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The provisions described above, although having an anti-takeover effect, are designed primarily to provide time for management of the Company to assess and respond to takeover threats, to encourage any person who might contemplate a takeover to first consult with the Board of Directors and to negotiate the terms of any proposed offer or business combination with the Board of Directors, and to ensure that any takeover is fair to all of the Company's stockholders and other constituencies.

         Elimination of Monetary Liability for Officers and Directors. The Company's Amended and Restated Certificate of Incorporation also incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws. The Company's Amended and Restated Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. The

Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors.

         Indemnification of Officers and Directors. The Company's Amended and Restated Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. The Company believes that these provisions will assist the Company in attracting or retaining qualified individuals to serve as Directors.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock of the Company is The First National Bank of Boston.

REGISTRATION RIGHTS


         The holders of 7,519,391 shares of Common Stock (the "Registrable Shares") have certain rights to register such shares for sale under the Securities Act. In addition, warrants to purchase 418,105 shares of Common
Stock are exercisable for additional Registrable Shares. Holders of Registrable Shares have the right to participate in any registration of securities by the Company in which shares are proposed to be sold by the Company or by selling shareholders. William M. Haney, III also has the right, pursuant to his Employment Agreement, to participate in any such registration of securities by the Company. The Company is required, with respect to each such registration, to notify Mr. Haney and each holder of Registrable Shares in writing of the proposed offering.


         The holders of Registrable Shares have the right to require the Company to register such Registrable Shares under the Securities Act on not more than two occasions. In addition, so long as the Company is eligible to register the Common Stock on Form S-3, the holders may from time to time request the Company to register Registrable Shares on Form S-3, provided that the Company is not required to effect more than three such registrations in any 12-month period.

         Am-Re Services and American Re-Insurance Company have certain registration rights with respect to the 438,885 shares of Common Stock purchased by American Re-Insurance Company and the 375,000 shares issuable upon exercise of the Insurance Warrant and the Project Finance Warrant (collectively, the "Am-Re Registrable Shares"). Holders of the Am-Re Registrable Shares have certain demand registration rights commencing after June 30, 1997 and certain incidental registration rights, subject to acceleration in the event of sales of Common Stock in excess of specified levels by Messrs. Haney, Nagel or Preston or all MMT Directors and officers as a group.


         In connection with the agreement signed by LMC and the Company with respect to the acquisition by M4 of the Retech division of Lockheed Environmental Systems & Technologies Co., the Company has issued to LMC 352,361 shares of Common Stock. MMT has filed a "shelf" registration statement with respect to such shares.

                                 SELLING HOLDERS

     The Notes originally were issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act), other institutional "accredited investors" (as defined in Rule 501(a)(1),
(2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Securities.

     The following table sets forth information with respect to the Selling
Holders and the respective principal amounts of Notes and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Securities pursuant to this Prospectus, no estimate can be given as to the amount of the Securities that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act.



                                                     Principal Amount of               Number of
                                                          Notes                        Shares of
                                                     Beneficially Owned              Common Stock
Selling Holder                                       and Offered Hereby           Beneficially Owned(1)
--------------                                       ------------------           ---------------------
General Motors Employees Domestic
     Group Trust..................................          $19,790,000                           --
Lazard Freres & Co. LLC...........................           10,159,000                        2,000
Shepherd Investments International, Ltd...........            7,400,000                           --
Phoenix Income & Growth Fund......................            6,250,000                           --
J.P. Morgan & Co..................................            5,000,000                        3,600
NB Convertible Arbitrage Partners, LP.............            4,700,000                           --
New York Life Insurance Company...................            4,500,000                           --
Massachusetts Mutual Life Insurance Company.......            4,400,000                           --
Goldman, Sachs & Co...............................            4,260,000                           --
Reliant Trading...................................            4,030,000                           --
Oregon Equity Fund................................            3,500,000                           --
OCM Convertible Trust.............................            3,010,000                           --
Continental Casualty Company
     Separate Equity Trading Account..............            3,000,000                           --
STI Capital Management............................            3,000,000                      714,700
TCW Convertible Securities Fund...................            2,830,000                           --
Phoenix Convertible Fund Ashore & Co..............            2,750,000                           --
Allmerica Select Growth and Income Fund...........            2,200,000                           --
Delaware State Employees' Retirement Fund.........            2,070,000                           --
State of Connecticut Combined
     Investment Funds.............................            2,055,000                           --
BNY Hamilton Equity Income Fund...................            2,000,000                           --
The Common Fund...................................            2,000,000                           --
Robertson Stephens Growth & Income Fund...........            2,000,000                           --
SAIF Corporation..................................            2,000,000                           --
Delta Airlines Master Trust.......................            1,995,000                           --
Vanguard Equity Income Fund.......................            1,900,000                           --
TCW Convertible Value Fund........................            1,895,000                           --
State of Michigan Employees Retirement Fund.......            1,305,000                           --
Salkeld & Co......................................            1,240,000                           --
Offshore Strategies Ltd...........................            1,026,000                           --
Commonwealth Life Insurance.......................            1,000,000                           --




TCW Convertible Strategy Fund.....................              940,000                           --
MassMutual Corporate Investors....................              900,000                           --
Winchester Convertible Plus, Ltd..................              750,000                           --
State Employees' Retirement Fund of the
     State of Delaware............................              735,000                           --
Declaration of Trust for the Defined Benefit
     Plans of ICI American Holdings, Inc..........              635,000                           --
Laterman Strategies 90's LP.......................              614,000                           --
Meadow Lane Associates, L.P.......................              600,000                           --
Hughes Aircraft Company Master Retirement Trust...              565,000                           --
Delaware State Retirement Fund....................              550,000                           --
Thermo Electron Balanced Investment Fund..........              550,000                           --
Cincinnati Bell Telephone Convertible
     Value Fund...................................              530,000                           --
CoreStates Bank...................................              500,000                        6,000
TQA Vantage Fund Ltd..............................              500,000                           --
WAFRA Discretionary...............................              500,000                           --
Value Line Convertible Fund.......................              500,000                           --
MassMutual Participation Investors................              450,000                           --
Declaration of Trust for the Defined Benefit
     Plans of ZENECA Holdings, Inc................              425,000                           --
Laterman & Co.....................................              410,000                           --
TCW/DW Income & Growth Fund.......................              355,000                           --
Avery Dennison Employees Retirement Fund..........              340,000                           --
ICI American Holdings Pension.....................              325,000                           --
Zeneca Holdings Pension...........................              325,000                           --
TCW Convertible Value L.P.........................              300,000                           --
Foundation Account No. 1..........................              250,000                           --
Gleneagles Fund...................................              250,000                           --
Hick Investment...................................              250,000                           --
McMahan Securities................................              250,000                           --
Ramius Fund.......................................              250,000                           --
First Church of Christ, Scientist-Endowment.......              210,000                           --
OCM Convertible Limited Partnership...............              205,000                           --
Hillside Capital Incorporated Corporate Account...              200,000                           --
Kapiolani Medical Center..........................              200,000                           --
Queen's Health Systems............................              200,000                           --
Christian Science Trustees for Gifts and
     Endowments...................................              180,000                           --
Nalco Chemical Retirement.........................              150,000                           --
Equi-Select Growth & Income Fund..................              100,000                           --
Nicholas-Applegate Strategic Income Fund..........              100,000                           --
Teepak, Inc. Master Retirement Trust..............               55,000                           --
Norwich University Endowment Fund.................               40,000                           --
                                                           ------------                      -------
     TOTALS.......................................         $128,454,000                      726,300
                                                           ============                      =======

------------


 (1) Does not include shares of Common Stock issuable upon conversion of Notes.

                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Holders that the Securities offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit realized by them on the sale of such Securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.
     The Company has been advised by the Selling Holders that the Securities may be sold from time to time in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of Securities is made, a supplement to this Prospectus, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of such offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.

     Under applicable rules and regulations of the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market-making activities with respect to such Securities for a period of two or nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Holders or any such other person. All of the foregoing may affect the marketability of the Securities and the ability of brokers or dealers to engage in market-making activities with respect to the Securities.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the Securities will be paid by the Company, including without limitation Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                             CHANGES IN ACCOUNTANTS

      On March 27, 1997, M4 engaged Price Waterhouse LLP ("Price Waterhouse") to audit M4's financial statements for the fiscal year ended December 31, 1996. Price Waterhouse was engaged by M4 after Coopers & Lybrand L.L.P., the previous accountants for M4, resigned as M4's accountants on March 6, 1997. Coopers & Lybrand advised M4 that it had resigned as M4's accountants mainly because Price Waterhouse proposed to refer to Coopers & Lybrand's report on M4's financial statements in Price Waterhouse's audit of the Company's financial statements, and Coopers & Lybrand did not want to consent to such association. In its capacity as the Company's independent accountants, Price Waterhouse has not expressed reliance on any audit report of Coopers & Lybrand relating to M4. Coopers & Lybrand's audit reports for M4 for the period from inception (August
1994) through the date of resignation did not contain any adverse opinions or disclaimer of opinions or qualifications or modifications as to uncertainty, audit scope or accounting principles, and there were no disagreements or reportable events (within the meaning of Item 304 of Regulation S-K) between M4 and Coopers & Lybrand during such period. Prior to the engagement of Price Waterhouse, M4 had not consulted with Price Waterhouse regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on M4's financial statements. The Company has consulted with Price Waterhouse, in Price Waterhouse's capacity as the Company's independent accountants, on various occasions with respect to transactions between the Company and M4.

                                  LEGAL MATTERS

     The validity of the Securities offered hereby is being passed upon by Elliot J. Mark, Esq., Assistant General Counsel to the Company.

                                     EXPERTS

     The consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         MOLTEN METAL TECHNOLOGY, INC.

                         INDEX TO FINANCIAL STATEMENTS

  Report of Independent Accountants

  Consolidated Balance Sheet at December 31, 1996 and 1995

  Consolidated Statement of Operations for the years ended December 31, 1996, 1995 and 1994

  Consolidated Statement of Changes in Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994

  Consolidated Statement of Cash Flows for the years ended December 31, 1996, 1995 and 1994

  Notes to Consolidated Financial Statements

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Molten Metal Technology, Inc.



In our opinion, the consolidated financial statements listed in the index appearing under Item 14 (a) (1) and (2) on page 40 present fairly, in all material respects, the financial position of Molten Metal Technology, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




Price Waterhouse LLP
Boston, Massachusetts
May 23, 1997

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                                                 DECEMBER 31,
                                                                                     -----------------------------------
                                                                                          1996                  1995
                                                                                     -------------         -------------
ASSETS

Current assets:
  Cash and cash equivalents                                                          $  19,679,104         $   6,644,856
  Short-term investments                                                               109,388,659            79,631,394
  Accounts receivable                                                                    2,573,306             1,282,915
  Unbilled accounts receivable                                                                  --               634,943
  Accounts receivable from affiliate                                                     5,525,491             7,846,987
  Unbilled accounts receivable from affiliate                                              798,980             7,565,209
  Prepaid expenses and other current assets                                              6,300,727             2,309,398
                                                                                     -------------         -------------
          Total current assets                                                         144,266,267           105,915,702

Restricted cash                                                                          2,592,925             7,432,817
Fixed assets, net                                                                      103,553,945            34,679,390
Intangible assets, net                                                                  16,363,201             3,501,680
Investment in affiliate                                                                         --               834,794
Other assets                                                                             5,968,911               971,618
                                                                                     -------------         -------------
                                                                                     $ 272,745,249         $ 153,336,001
                                                                                     =============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt                                                  $   1,884,486         $     195,043
  Accounts payable                                                                      19,273,058             9,827,490
  Accrued expenses                                                                       6,082,746             1,713,557
  Accrued interest                                                                       2,161,297               789,455
  Deferred revenue                                                                       1,647,472                    --
  Deferred income from affiliate                                                         4,586,870                    --
  Deferred revenue from affiliate                                                               --             4,083,334
                                                                                     -------------         -------------
          Total current liabilities                                                     35,635,929            16,608,879
                                                                                     -------------         -------------

Long-term debt                                                                         164,753,334            22,883,962
                                                                                     -------------         -------------
Due to related parties                                                                   1,385,889             1,474,586
                                                                                     -------------         -------------
Deferred income from affiliate                                                           2,437,500             2,459,918
                                                                                     -------------         -------------
Accumulated losses of affiliate in excess of investment                                  5,020,765                    --
                                                                                     -------------         -------------

Stockholders' equity:
  Preferred stock, $.01 par value, 3,000 shares authorized, no shares
     issued or outstanding                                                                      --                    --
  Common stock, $.01 par value, 100,000,000 shares authorized;
     23,643,707 shares issued and 23,603,707 outstanding at December 31, 1996
     and 22,746,854 shares issued and outstanding at December 31, 1995                     236,437               227,469
  Additional paid-in capital                                                           163,124,587           146,641,721
  Valuation allowance for short-term investments                                           (86,653)             (311,163)
  Accumulated deficit                                                                  (97,820,411)          (36,638,947)
                                                                                     -------------         -------------
                                                                                        65,453,960           109,919,080
  Less: Treasury stock, 40,000 shares at cost                                             (482,504)                   --
  Less: Deferred compensation                                                           (1,459,624)              (10,424)
                                                                                     -------------         -------------
          Total stockholders' equity                                                    63,511,832           109,908,656
                                                                                     -------------         -------------
                                                                                     $ 272,745,249         $ 153,336,001
                                                                                     =============         =============



                 See notes to consolidated financial statements

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------------------
                                                                    1996                 1995                  1994
                                                               ------------         -------------        ------------
Revenue:
    Research and development ("R&D")                           $  8,307,140         $ 13,613,416         $ 11,263,197
    Construction, R&D and consulting from affiliate              42,120,717           21,567,982              218,965
    Technology transfer and success fees from affiliate          13,083,333            9,000,000            2,916,667
                                                               ------------         ------------         ------------
                                                                 63,511,190           44,181,398           14,398,829
                                                               ------------         ------------         ------------
Operating expenses:
    Cost of revenue - R&D                                         8,247,081           13,699,110           10,838,198
    Cost of revenue - construction, R&D, consulting,
    technology transfer and success fees from affiliate          42,231,549           21,202,794              218,965
    R&D                                                          26,183,268           10,986,234           14,417,327
    Selling, general and administrative ("SG&A")                 18,708,514            2,877,371            7,132,256
                                                               ------------         ------------         ------------
                                                                 95,370,412           48,765,509           32,606,746
Equity income (loss) from affiliate                             (31,612,891)             834,294                   --
                                                               ------------         ------------         ------------
Loss from operations                                            (63,472,113)          (3,749,817)         (18,207,917)

Other income (expense):
    Interest income                                               8,812,303            5,559,690            4,376,403
    Interest expense                                             (6,521,654)          (1,455,084)            (737,741)
                                                               ------------         ------------         ------------
Net income (loss)                                              $(61,181,464)        $    354,789         $(14,569,255)
                                                               ============         ============         ============


Net income (loss) per share                                    $      (2.62)        $       0.01         $      (0.67)
                                                               ============         ============         ============

Weighted average common and common equivalent
 shares outstanding                                              23,313,243           24,710,423           21,904,213
                                                               ============         ============         ============


                 See notes to consolidated financial statements

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                COMMON STOCK
                                                    ---------------------------------           ADDITIONAL
                                                       NUMBER OF                                 PAID-IN            VALUATION
                                                        SHARES               AMOUNT              CAPITAL            ALLOWANCE
                                                        ------               ------              -------            ---------
Balance at December 31, 1993                          21,740,927              217,409          138,679,471                  --

Issuance of common stock                                 148,719                1,488            1,998,067
Issuance of stock pursuant to
    exercise of options                                  276,317                2,763              631,499
Compensation expense related to
    common stock option
Valuation allowance for
    short-term investments                                                                                          (2,328,784)
Net loss
                                                      ----------         ------------         ------------        ------------
Balance at December 31, 1994                          22,165,963              221,660          141,309,037          (2,328,784)

Issuance of common stock                                 139,098                1,391            3,199,056
Issuance of stock pursuant to
    exercise of options                                  424,793                4,248            1,785,843
Issuance of stock pursuant to
    employee stock purchase plan                          17,000                  170              306,850
Compensation expense related to
    common stock options                                                                            40,935
Valuation allowance for
    short-term investments                                                                                           2,017,621
Net income
                                                      ----------         ------------         ------------        ------------
Balance at December 31, 1995                          22,746,854              227,469          146,641,721            (311,163)


Issuance of common stock in exchange
     for investment in affiliate                         352,361                3,524           11,183,938
Issuance of stock pursuant to
    exercise of options                                  526,630                5,266            2,951,157
Issuance of stock pursuant to
    employee stock purchase plan                          17,862                  178              341,521
Deferred compensation related to
    issuance of restricted stock                                                                 2,006,250
Compensation expense related to
    restricted stock and common stock options
Purchase of treasury stock
Valuation allowance for
    short-term investments                                                                                             224,510
Net loss
                                                      ----------         ------------         ------------        ------------
Balance at December 31, 1996                          23,643,707         $    236,437         $163,124,587        $    (86,653)
                                                      ==========         ============         ============        ============


                                                                                                                     TOTAL
                                                        ACCUMULATED         TREASURY            DEFERRED          STOCKHOLDERS'
                                                          DEFICIT             STOCK           COMPENSATION           EQUITY
                                                          -------             -----           ------------           ------
Balance at December 31, 1993                            (22,424,481)                              (139,091)        116,333,308

Issuance of common stock                                                                                             1,999,555
Issuance of stock pursuant to
    exercise of options                                                                                                634,262
Compensation expense related to
    common stock option                                                                              66,171             66,171
Valuation allowance for
    short-term investments                                                                                          (2,328,784)
Net loss                                                (14,569,255)                                               (14,569,255)
                                                       ------------         ---------         -------------       ------------
Balance at December 31, 1994                            (36,993,736)               --               (72,920)       102,135,257

Issuance of common stock                                                                                             3,200,447
Issuance of stock pursuant to
    exercise of options                                                                                              1,790,091
Issuance of stock pursuant to
    employee stock purchase plan                                                                                       307,020
Compensation expense related to
    common stock options                                                                             62,496            103,431
Valuation allowance for
    short-term investments                                                                                           2,017,621
Net income                                                  354,789                                                    354,789
                                                       ------------         ---------         -------------       ------------
Balance at December 31, 1995                            (36,638,947)               --               (10,424)       109,908,656

Issuance of common stock in exchange
     for investment in affiliate                                                                                    11,187,462
Issuance of stock pursuant to
    exercise of options                                                                                              2,956,423
Issuance of stock pursuant to
    employee stock purchase plan                                                                                       341,699
Deferred compensation related to
    issuance of restricted stock                                                                 (2,006,250)                --
Compensation expense related to
    restricted stock and common stock options                                                       557,050            557,050
Purchase of treasury stock                                                   (482,504)                                (482,504)
Valuation allowance for
    short-term investments                                                                                             224,510
Net loss                                                (61,181,464)                                               (61,181,464)
                                                       ------------         ---------         -------------       ------------
Balance at December 31, 1996                           $(97,820,411)        $(482,504)        $  (1,459,624)      $ 63,511,832
                                                       ============         =========         =============       ============


                 See notes to consolidated financial statements

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                YEAR ENDED DECEMBER 31,
                                                                                   -----------------------------------------------
                                                                                         1996              1995            1994
                                                                                         ----              ----            ----
Cash flows from operating activities:
 Net income (loss)                                                                 $ (61,181,464)    $    354,789     $(14,569,255)
 Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities (net of assets acquired from SEG):
   Depreciation and amortization                                                       6,745,580        4,874,191        3,694,839
   Equity loss (income) from affiliate                                                31,612,891         (834,294)              --
   Compensation expense related to restricted stock and common stock options             557,050          103,431           66,171
   Decrease (increase) in accounts receivable                                           (655,448)          20,339         (220,818)
   Increase in accounts receivable from affiliate                                     (5,482,145)     (15,193,231)        (218,965)
   Increase in prepaid expenses and other current assets                              (4,011,329)        (611,613)        (602,581)
   Decrease (increase) in other assets                                                  (860,409)          74,009          399,500
   Increase in accounts payable                                                        9,445,568       11,371,244          426,519
   Increase in accrued expenses                                                        4,369,189          383,112          774,900
   Increase (decrease) in accrued interest                                             1,371,842          (16,383)         733,259
   Increase (decrease) in deferred revenue from affiliate                             (4,083,334)        (499,999)       4,583,333
   Decrease in due to related parties                                                    (88,697)              --               --
   Increase in deferred income from affiliate                                          4,564,452        2,459,918               --
                                                                                   -------------     ------------     ------------
       Net cash provided by (used in) operating activities                           (17,696,254)       2,485,513       (4,933,098)
                                                                                   -------------     ------------     ------------

Cash flows from investing activities:
  Expenditures for fixed assets                                                      (55,125,535)     (21,114,446)      (7,518,420)
  Purchase of intangible assets                                                       (1,904,752)      (1,368,290)        (644,630)
  Cash paid for acquisition of SEG assets, net of cash received                      (29,434,528)              --               --
  Redemption (purchase) of short-term investments, net                               (29,532,755)      10,518,819      (18,574,339)
  Decrease (increase) in restricted cash and investments                               4,839,892        2,438,633       (9,285,850)
                                                                                   -------------     ------------     ------------
      Net cash used in investing activities                                         (111,157,678)      (9,525,284)     (36,023,239)
                                                                                   -------------     ------------     ------------

Cash flows from financing activities:
  Proceeds from issuances of common stock, net                                         3,298,122        2,097,111          634,262
  Purchase of treasury stock                                                            (482,504)              --               --
  Proceeds from issuance of long-term debt                                           143,750,000               --       21,000,000
  Debt issuance costs                                                                 (4,486,253)              --         (977,371)
  Principal repayments of long-term debt                                                (191,185)        (476,367)        (172,671)
                                                                                   -------------     ------------     ------------
      Net cash provided by financing activities                                      141,888,180        1,620,744       20,484,220
                                                                                   -------------     ------------     ------------
Increase (decrease) in cash and cash equivalents                                      13,034,248       (5,419,027)     (20,472,117)
Cash and cash equivalents at beginning of year                                         6,644,856       12,063,883       32,536,000
                                                                                   -------------     ------------     ------------
Cash and cash equivalents at end of year                                           $  19,679,104     $  6,644,856     $ 12,063,883
                                                                                   =============     ============     ============

Additional disclosure of non-cash investing and financing activities:
  Purchase of fixed assets under capital leases                                    $          --     $         --     $    453,555
                                                                                   =============     ============     ============
  Issuance of common stock in exchange for engineering services                    $          --     $  3,200,447     $  1,999,555
                                                                                   =============     ============     ============
  Issuance of common stock in exchange for investment in affiliate                 $  11,187,462     $         --     $         --
                                                                                   =============     ============     ============
  Reclass of accounts receivable from affiliate to accumulated losses
    of affiliate in excess of investment                                           $  14,569,870     $         --     $         --
                                                                                   =============     ============     ============
  In 1996, the Company acquired certain assets from The Scientific Ecology
   Group, Inc. for approximately $31 million. In conjuction with the acquisition, liabilities were assumed as follows:
          Fair value of assets acquired                                            $  32,927,472
          Cash paid for assets                                                       (31,280,000)
                                                                                   -------------
          Liabilities assumed                                                      $   1,647,472
                                                                                   =============

Supplemental disclosure of cash flow information:
  Interest paid                                                                    $   5,874,922     $  1,759,770     $    182,544
                                                                                   =============     ============     ============


                 See notes to consolidated financial statements

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS AND RISKS AND UNCERTAINTIES

Molten Metal Technology, Inc. (the "Company") is an environmental technology company engaged in the commercialization and continued development of its proprietary processing technology, Catalytic Extraction Processing ("CEP"). The core of CEP is a molten metal bath into which feedstocks and selected chemicals can be introduced. The catalytic and solvent effects of the molten metal bath causes feedstocks to break down into their constituent elements and dissolve in the molten metal. The addition of various selected chemicals to the molten metal bath allows feedstocks to reform and be recovered as different materials which generally can be re-used as a raw material by the feedstock generator or can be sold to other users.

The Company is subject to certain risks and uncertainties because of the nature and status of its operations, including uncertainty of market acceptance and sustained commercial operations of CEP technology, limited revenue from unaffiliated third parties, and uncertainty of future profitability.

During the years ended December 31, 1996, 1995 and 1994, revenue from M4 Environmental L.P. ("M4") accounted for approximately 87%, 69% and 22%, respectively, of the Company's total revenue. M4 is a joint venture between the Company and Lockheed Martin Corporation ("LMC"). As described in Note 13, in March 1997, the Company and LMC entered into a Letter of Intent to restructure their relationship currently embodied in M4. Although the Company may earn revenue in the future pursuant to the proposed new agreements with LMC, no assurances as to the amount and timing of such revenue, if any, can be made.

The Company's results of operations have varied significantly in the past and may continue to vary significantly in the future. The Company's results of operations in the past have been dependent largely on revenue from M4 and the Department of Energy ("DOE"). During 1996, the Company's cost-share contract with the DOE reached its funding limit and no additional amounts were authorized by the DOE. The Company's future profitability is dependent upon its ability to commercialize successfully its CEP technology and to find alternative sources of revenue. There can be no assurance that the Company will generate sufficient revenue to achieve profitability.

The Company has made substantial investments in fixed and intangible assets (Notes 4, 5 and 6). While the Company has begun initial operations at Company-owned and operated facilities, the Company has not yet demonstrated that a commercial CEP system, once installed and operated at a customer's location, will process customer's feedstocks and recover commodity and specialty products of commercial quality and in significant quantities. If the Company is unable to operate CEP systems profitably on a sustained basis in commercial scale use, the Company will not be able to recover its investments in such fixed and intangible assets.

In 1996, the Company incurred a net loss of $61 million and at December 31, 1996, had an accumulated deficit of $98 million. In addition, the Company incurred a substantial net loss for the quarter ended March 31, 1997. The Company's current business plan indicates that the Company will require additional financing to be used for completion of its planned capital expenditures through the end of 1997 and to continue its research, development and other efforts necessary to commercialize its CEP technology. Accordingly, the Company intends to raise additional financing during 1997, and has retained several investment banking firms to assist it in these efforts. If the Company does not obtain additional financing during 1997, it would have a materially adverse effect on the Company's operations.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made for consistent presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates made by management include future cash flows associated with long-lived assets (Note 4), useful lives for depreciation and amortization (Notes 5 and 6) and estimated losses on lease commitments (Note
16). Actual results could differ from these estimates.

Concentrations

During the year ended December 31, 1996, revenue from M4 and the DOE totaled approximately $55,204,000 and $8,000,000, or approximately 87% and 13% of revenue, respectively. During the year ended December 31, 1995, revenue from M4 and the DOE totaled approximately $30,568,000 and $13,162,000, or approximately 69% and 30% of revenue, respectively. During the year ended December 31, 1994, revenue from M4 and the DOE totaled approximately $3,136,000 and $10,838,000, or approximately 22% and 75% of revenue, respectively.

Cash Equivalents and Short-term Investments

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of investments in money market funds, U.S. treasury bills and high grade commercial paper. Accordingly, these investments are subject to minimal credit and market risk. At December 31, 1996 and 1995, all of the Company's cash equivalents are classified as held to maturity and all costs approximate fair value.

Short-term investments consist of high grade commercial paper, U.S. government securities and commercial bonds with original maturities of greater than three months and mutual funds that invest in government securities. At December 31, 1996 and 1995, all of the Company's short-term investments are classified as available-for-sale. Securities under this classification are recorded at fair market value and unrealized gains and losses are recorded as a separate component of stockholders' equity. The following table summarizes short-term investments as of December 31, 1996:

                                            Amortized Cost   Unrealized Gains(Losses)    Market Value
                                            --------------   ------------------------    ------------
U.S. government securities
(Maturities less than 3 years)              $  40,557,324         $    (131,571)        $ 40,425,753
Commercial paper and corporate bonds
(Maturities less than 3 years)                 68,917,988                44,918           68,962,906
                                            -------------         -------------         ------------
                                            $ 109,475,312         $     (86,653)        $109,388,659
                                            =============         =============         ============

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes short-term investments as of December 31, 1995:

                                           Amortized Cost     Unrealized Losses       Market Value
                                           --------------     -----------------       ------------
U.S. government securities
(Maturities less than 3 years)              $ 37,735,706         $   (214,553)        $37,521,153
Commercial paper and corporate bonds
(Maturities less than 3 years)                42,206,851              (96,610)         42,110,241
                                            ------------         ------------         -----------
                                            $ 79,942,557         $   (311,163)        $79,631,394
                                            ============         ============         ===========

The proceeds from sales of available-for-sale securities during the years ended December 31, 1996, 1995 and 1994 were approximately $41 million, $23 million and $2 million, respectively. Gross realized gains or losses on these sales were immaterial.

Restricted Cash

Restricted cash includes certificates of deposit and investments in money market funds. At December 31, 1996 and 1995, the Company's restricted cash is classified as held-to-maturity and is recorded at cost which approximates fair value. At December 31, 1996 and 1995, the balances in restricted cash consist of $807,325 and $6,847,217, respectively, held in trust funds required in connection with the issuance of tax-exempt bonds (Note 7) and $1,785,600 and $585,600, respectively, required as security for letters of credit (Notes 6 and 7).

Revenue Recognition

Revenue to date consists of fees charged for the following; licenses, engineering and construction of CEP systems, research and development contracts and cost-sharing contracts with the U.S. government.

Revenue from research and development contracts and engineering and construction services is recognized as services are rendered. Revenue earned on cost-plus contracts is recognized as the work is performed. Revenue from license fees is recognized when the Company becomes contractually entitled to receipt of the fees and upon fulfillment of any significant obligations. Revenue under cost-sharing contracts with the U.S. government is recorded as costs are incurred and fees are earned. Payments received in excess of amounts recognized as revenue are recorded as deferred revenue.

Accounts Receivable

Accounts receivable (other than from affiliates) consist of amounts due to the Company under commercial and government contracts. At December 31, 1996 and 1995, the balances include $2,548,188 and $1,628,227, respectively, due from cost-sharing arrangements with the U.S. government.

Fixed Assets

Fixed assets are stated at cost. Depreciation and amortization are provided using the straight-line method based on estimated useful lives or, in the case of leasehold improvements, over the lesser of the useful lives or the remaining lease terms. Maintenance and repair expenditures are charged to expense as incurred.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

Intangible assets include the excess of costs over acquired assets and costs associated with obtaining patents, trademarks, licenses, permits and engineering drawings. These costs are amortized using the straight-line method over the estimated useful lives of the related assets or, in the case of patents, trademarks, licenses and permits, over the shorter of the legal terms or the estimated economic lives.

Impairment of Long-Lived Assets

The Company periodically assesses whether any events or changes in circumstances have occurred that would indicate that the carrying amount of a long-lived asset may not be recoverable. When such an event or change in circumstance occurs, the Company evaluates whether the carrying amount of such asset is recoverable by comparing the net book value of the asset to estimated future undiscounted cash flows, excluding interest charges, attributable to such asset. If it is determined that the carrying amount is not recoverable, the Company recognizes an impairment loss equal to the excess of the carrying amount of the asset over the estimated fair value of such asset.

Accounting for Stock-based Compensation

Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation".

Net Income (Loss) Per Share

Net income (loss) per share is determined by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the period. Common share equivalents consist of common stock which may be issuable upon exercise of outstanding stock options and warrants (Notes 10, 11 and 14). Common share equivalents have been excluded from weighted average number of common shares in loss periods since their effect is anti-dilutive. The effect of the assumed conversion of the convertible debt (Note 7) was anti-dilutive for the periods presented.

In February 1997, Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128") was issued by the Financial Accounting Standards Board. FAS 128 specifies modifications to the calculation of earnings per share from that currently used by the Company. Under FAS 128, "basic earnings per share" will be calculated based upon the weighted average number of common shares actually outstanding, and "diluted earnings per share" will be calculated based upon the weighted average number of common shares outstanding and other potential common shares (stock options, warrants and convertible debt) if they are dilutive. FAS 128 is effective for the Company's fourth quarter of 1997 and will be adopted at that time. Had the Company determined earnings per share in accordance with FAS 128, basic earnings (loss) per share and diluted earnings (loss) per share for 1996, 1995 and 1994 would not have been materially different from the net income
(loss) per share reported by the Company.

Reclassifications

Certain reclassifications have been made to prior year balances to conform to the current year presentation. The reclassifications have no effect on prior year operating results.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 -- ACQUISITIONS

During December 1996, MMT of Tennessee Inc., a wholly-owned subsidiary of the Company ("MMT Tennessee") signed a series of agreements to become the full owner of the Quantum Catalytic Extraction Processing ("Q-CEP(TM)") facility it had jointly owned with The Scientific Ecology Group, Inc. ("SEG") in Oak Ridge, Tennessee (the "Q-CEP Facility") and to acquire certain assets used for handling and processing radioactive "wet waste." SEG was a wholly-owned subsidiary of Westinghouse Electric Corporation ("Westinghouse"). The Q-CEP Facility is designed to process radioactive ion exchange resins from nuclear power plants. Pursuant to those agreements, on December 10, 1996, MMT Tennessee acquired SEG's interest in the Q-CEP Facility and certain assets of SEG and Westinghouse used in the "wet waste" business. These assets include contracts, equipment, services and personnel for processing radioactive waste streams at the Q-CEP Facility.

The cost to the Company of the acquisition of these assets was the purchase price of $31 million in cash plus acquisition related costs of $280,000. The acquisition was accounted for as a purchase and, accordingly, operating results of this business subsequent to the date of acquisition were included in the Company's consolidated financial statements. The excess of cost over the fair value of the net assets acquired was allocated to goodwill and is being amortized on a straight-line basis over a period of ten years.

The following unaudited pro forma summary combines the consolidated results of operations of the Company and the wet waste business as if the acquisition had occurred at the beginning of 1996 and 1995, after giving effect to certain adjustments, including amortization of intangible assets, additional depreciation resulting from increased basis of property and equipment acquired and reduction in interest income resulting from the payment of the purchase price and acquisition costs. The pro forma summary does not necessarily reflect the results of operations as they would have been if the Company and the wet waste business had constituted a single entity during such periods.

                                       Year ended
                                       December 31,
                                       (unaudited)
                          ---------------------------------
                              1996                 1995
                          ---------------------------------
Revenue                   $ 73,778,000         $ 53,228,000
Net loss                  $(62,986,000)        $ (2,382,000)
Net loss per share        $      (2.70)        $      (0.10)


On January 29, 1997, MMT Tennessee acquired certain low-level radioactive waste processing assets of VECTRA Technologies, Inc., a spent nuclear fuel and radioactive waste services company located in San Ramon, California. MMT Tennessee paid $3.9 million in cash for the VECTRA waste-handling assets, which include machinery, equipment, spare parts, intellectual property and customer contracts. The acquisition will be accounted for as a purchase. In accordance with APB Opinion No. 16, the purchase price will be allocated to the net assets acquired based upon their estimated fair values.

NOTE 4 -- IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with FAS 121, the Company reviews long-lived assets for potential impairment when events or changes in circumstances indicate that an asset's carrying value may not be recoverable.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In October 1996, the Company announced that government funded research and development revenues would not meet the Company's expectations and, as a result, fourth quarter revenue and earnings would be adversely affected. In the fourth quarter of 1996, management reassessed the focus of the Company's development and commercialization efforts. As a result of this evaluation, the Company implemented a restructuring to pursue opportunities in priority markets more efficiently, to focus the Company's efforts on certain core initiatives, and to delay certain development projects. In addition, in the fourth quarter of 1996, the Company and LMC commenced negotiations to restructure their joint venture relationship. These negotiations culminated in the execution of a letter of intent, the significant terms of which are described in Note 13. As a result of these changes in the Company's business and the significant loss for the quarter ended December 31, 1996, management performed an assessment of the recoverability of all of the Company's long-lived assets (including fixed assets and intangible assets) as of December 31, 1996.

In connection with the assessment, management prepared forecasts of the expected future cash flows related to these assets on an undiscounted basis and without interest charges. For purposes of these forecasts, assets were grouped at the lowest level for which there are expected to be identifiable cash flows that are largely independent of expected cash flows related to other groups of assets. The Company retained independent valuation experts to assist with this process. These forecasts were developed based on assumptions developed by management using management's best estimates of future trends and events. The Company commenced commercial processing using CEP at its first plant in January 1997 and has not yet demonstrated sustained commercial operations. Accordingly, management's estimates of future cash flows are based largely on expected future trends and events, rather than historical experience. In estimating future cash flows, management considered a range of the amount and timing of future cash flows and the likelihood of possible outcomes. The range and likelihood of possible outcomes considered by management were based on assumptions regarding various factors, including the likelihood of the CEP plants operating at the levels required to produce such cash flows, the ranges of prices the Company is likely to be able to charge for its services, the percentage of the market that the Company is likely to capture, the likelihood of an emergence of a competing technology, anticipated capital improvements, and the regulatory environment. Considering the above assumptions, management assigned a probability percentage to each of the estimated cash flow scenarios within the range of estimates and computed a weighted average estimated cash flow for each grouping of assets.

For each grouping of long-lived assets, the sum of the weighted average forecasted cash flows from management's models exceeded the carrying amount of the Company's long-lived assets. Accordingly, the Company has not recorded any adjustments to the carrying amount of these assets. Management's estimates of forecasted cash flows required an evaluation of various risks and uncertainties, including those described in Note 1. Although management has made its best estimate of these factors based on current conditions and expected trends and events, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimates of forecasted cash flows. If such changes occur, asset impairment write-downs could be required in the future and such write-downs could be material to the Company's financial statements.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5--FIXED ASSETS

Fixed assets consist of the following:

                                                                                               December 31,
                                                                 Estimated useful              ------------
                                                                  life (years)           1996                 1995
                                                                  ------------           ----                 ----
Land and improvements                                                   --         $     460,295         $        --
Buildings                                                               30            10,210,069                  --
CEP  units                                                             5-7            21,387,294          13,834,177
Leasehold improvements                                                3-10             6,280,349           5,366,501
Furniture and equipment                                                  5            10,289,769           5,385,923
Furniture and equipment held under capital leases                        5               453,555             453,555
Machinery and equipment                                                  5             4,750,179           1,336,442
Construction in progress                                                --            64,855,097          17,769,631
                                                                                   -------------         -----------
                                                                                     118,686,607          44,146,229
Less -- Accumulated depreciation and amortization                                    (15,132,662)         (9,466,839)
                                                                                   -------------         -----------
                                                                                   $ 103,553,945         $34,679,390
                                                                                   =============         ===========

Costs of the construction of certain long-term assets include capitalized interest which is amortized over the estimated useful life of the related asset. The Company capitalized interest costs of $701,945 and $482,149 in 1996 and 1995, respectively.

Depreciation and amortization expense for the years ended December 31, 1996, 1995 and 1994 was approximately $5,850,000, $4,555,000 and $3,362,000, respectively. Depreciation expense relating to furniture and equipment held under capital leases for the years ended December 31, 1996, 1995 and 1994 was approximately $91,000, $91,000 and $45,000, respectively.

NOTE 6--INTANGIBLE ASSETS

Intangible assets consist of the following:

                                               Estimated                December 31,
                                              useful life               ------------
                                                (years)             1996               1995
                                                -------             ----               ----
Patents and trademarks                           10-17         $  3,617,151         $2,480,603
Engineering drawings                               1-2              567,000             69,178
Licenses and permits                              1-10            3,873,799          1,455,589
Non-compete agreement                                5            2,768,000                 --
Goodwill                                            10            6,517,748                 --
                                                               ------------         ----------
                                                                 17,343,698          4,005,370
Less -- Accumulated amortization                                   (980,497)          (503,690)
                                                               ------------         ----------
                                                               $ 16,363,201         $3,501,680
                                                               ============         ==========

During 1993, the Company was granted a recycling permit for its research, development, testing and demonstration facility in Fall River, Massachusetts (the "Fall River Facility"). In conjunction with obtaining this permit, the Company obtained a $100,000 letter of credit to cover potential environmental liability, if any, incurred upon the closure of the Fall River Facility.

During 1996, MMT Tennessee acquired a radiological license for the Q-CEP facility in Oak Ridge, Tennessee. In conjunction with obtaining this license, MMT Tennessee obtained a $1,400,000 letter of credit to cover the estimated costs related to the decommissioning of the Q-CEP facility upon its closure.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7--LONG-TERM DEBT

Long-term debt consists of the following:

                                                                 December 31,
                                                                 ------------
                                                             1996             1995
                                                             ----             ----
Convertible debt                                        $ 143,750,000     $         --
Tax-exempt bonds                                           21,000,000       21,000,000
Loan agreements                                             1,787,334        1,827,333
Capital lease obligations, including current portion
  of $100,486 in 1996 and $155,043 in 1995 (Note 16)          100,486          251,672
                                                        -------------     ------------
                                                          166,637,820       23,079,005
Less -- Current portion                                    (1,884,486)        (195,043)
                                                        -------------     ------------
                                                        $ 164,753,334     $ 22,883,962
                                                        =============     ============

Convertible Debt

In May 1996, the Company issued $143,750,000 of Convertible Subordinated Notes Due 2006 (the "Notes"). The Notes have a term of ten years and are payable in full on May 1, 2006. The Notes bear interest at the rate of 5.50% per year payable semi-annually. The Notes are convertible, at the option of the holder, into shares of the Company's common stock at an initial conversion price of $38.75 per share. Beginning in May 1999, the Notes become redeemable at the option of the Company at an initial redemption price of 102.75% of the principal amount plus any accrued interest. Upon a change of control (as defined in the indenture under which the Notes were issued) or in the event the Company's common stock is neither listed on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter U.S. trading market, each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at a price equal to 100% of the principal amount plus any accrued interest. The Notes are subordinated in right of payment to the Company's other existing debt.

Tax-Exempt Bonds

In 1994, the Company completed a tax-exempt bond financing in connection with its Fall River Facility. Pursuant to the financing, the Company entered into a loan agreement with the Massachusetts Industrial Finance Agency which issued $21,000,000 aggregate principal amount of its Solid Waste Disposal Facility Revenue Bonds. The bonds are payable in annual sinking fund installments beginning in 1998 and ending in 2014 and bear interest at 8.25% per annum payable semi-annually. The loan agreement requires compliance with certain covenants, which include restrictions on future indebtedness and consolidations or mergers. As of December 31, 1996, the Company had received the entire $21 million in cash for qualified expenditures.

Loan Agreements

In 1993, the Company borrowed $1,944,000 from the Town of Fall River, Massachusetts pursuant to certain loan agreements. The loans bear interest at an effective annual rate of 8.5%, payable in monthly or semi-annual installments. The loans are due in August 1997 and are secured by certain equipment and a letter of credit in the amount of $210,000.

Debt Issuance Costs

Unamortized debt issuance costs were $5,043,000 and $906,000 at December 31, 1996 and 1995, respectively. These costs are being amortized over the term of the debt using the effective interest

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



method.

Maturities of Long-Term Debt

The amount of long-term debt, including sinking fund installment requirements and excluding capital lease obligations, maturing in the next five years is as follows:

1997                        $1,784,000
1998                           603,333
1999                           700,000
2000                           700,000
2001                           800,000

Line of Credit

In 1994, the Company entered into a revolving line of credit agreement with a bank. The agreement provides for a maximum of $1.5 million to be borrowed and repaid upon demand. Interest accrues at the bank's prime rate plus .50% and is payable monthly. As of December 31, 1996, the Company had not borrowed against the line of credit.

NOTE 8--RELATED PARTY TRANSACTIONS

Technology Purchase Agreement

During 1990, the Company purchased the rights to patented technologies related to CEP from an employee and a member of the Company's Technical Advisory Board for $1,500,000. The purchased technology was expensed as research and development in process and the Company recorded a corresponding liability for $1,500,000. The amount is payable in annual payments of 25% of the Company's pre-tax profits, as defined; however, the Company may elect to accelerate the payments. As of December 31, 1996, $114,111 has been paid related to this agreement.

NOTE 9--RETIREMENT SAVINGS PLAN

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. In addition, Company contributions to the plan may be made at the discretion of the Board of Directors. No Company contributions were authorized during the years ended December 31, 1996, 1995 and 1994.

NOTE 10--PREFERRED STOCK

Preferred stock may be issued at the discretion of the Board of Directors of the Company (without stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time. The preferred stock may have dividend, liquidation, conversion, voting or other rights which may be more expansive than the rights of the holders of the common stock.

In connection with the issuance of preferred stock in 1993, the Company issued a warrant to the placement agent to purchase up to 129,317 shares of Series C convertible preferred stock at $3.52 per share. This warrant converted into a warrant to purchase up to 43,105 shares of common stock at $10.56 per share upon completion of the Company's initial public offering. This warrant expires in January 1998.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 -- COMMON STOCK

1989 Long Term Incentive Plan

The Company's 1989 Long Term Incentive Plan (the "1989 Plan") provides for the granting of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights to employees, directors and consultants of the Company. The Plan allows for the issuance of up to 8,299,383 shares of common stock through November 1999. The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the rate at which each option is exercisable. The exercise price of incentive stock options shall not be less than 100% of the fair market value of the common stock at the date of grant (110% for options granted to holders of more than 10% of the voting stock of the Company).

In 1993 and 1996, the Board of Directors of the Company amended the Plan to provide for the automatic grant of stock options (the "Automatic Grants") to directors who are not officers or employees of the Company ("Non-Employee Directors"). The Plan provides that each Automatic Grant will be made to any Non-Employee Director who is elected or reelected to the Board of Directors, will be for 25,000 shares of common stock, will vest over 20 quarters and will be exercisable at the fair market value as of the date of the Automatic Grant. Each Non-Employee Director will be eligible to receive additional Automatic Grants upon his or her reelection to the Board of Directors once their previous Automatic Grant has fully vested.

During 1996, the Company issued 60,000 shares of restricted common stock under the 1989 Plan to certain of its employees These shares vest at various times over the five year period following the grant date. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. Upon issuance of the restricted shares, unearned compensation was charged for the market value of the shares (which totaled approximately $2,006,000) and is being amortized ratably over the vesting period. The amount of compensation expense recognized in 1996 was $546,626. The weighted average grant date fair value of the shares was equal to the market price per share at the date of grant of $33.44.

A summary of stock option activity under the Company's stock option plans for the three years ended December 31, 1996 is as follows:

                                                                       WEIGHTED AVERAGE
                                                        SHARES          EXERCISE PRICE
Outstanding, December 31, 1993                         5,338,385          $    3.17

Granted                                                  923,169              20.81
Exercised                                               (254,499)             22.39
Canceled                                                (101,162)             18.09
                                                       ---------
Outstanding,  December 31, 1994                        5,905,893               5.75

Granted                                                  591,311              25.11
Exercised                                               (424,792)             28.30
Canceled                                                (179,193)             10.08
                                                       ---------
Outstanding, December 31, 1995                         5,893,219               7.67

Granted                                                  930,664              30.37

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Exercised                                               (526,630)          31.24
Canceled                                                (252,369)          20.65
                                                       ---------
Outstanding,  December 31, 1996                        6,044,884          $10.80
                                                       =========
Exercisable,  December 31, 1996                        4,158,900          $ 5.48

Available for future grant, December 31, 1996          1,059,907


The following table summarizes information about stock options outstanding at December 31, 1996:

                           Options  Outstanding                                Options  Exercisable
                                       Weighted                                            Weighted
                        Number          average          Weighted           Number          average
Range of exercise   outstanding at     remaining          average       exercisable at   exercise price
prices                 12/31/96     contractual life   exercise price      12/31/96
$  .03 - $  .60       1,935,519        3.8 years           $  .28          1,932,019       $     .28
$ 2.10 - $ 3.00       1,625,164        3.9 years             3.00          1,340,095            3.00
$ 6.90 - $10.58         158,602        5.2 years             9.15            119,687            8.95
$12.00 - $18.00         442,269        7.3 years            15.40            147,384           15.59
$18.25 - $27.25         954,426        6.9 years            21.82            510,043           21.50
$27.75 - $38.50         928,904        8.8 years            33.17            109,672           35.43
                      ---------                                            ---------
                      6,044,884                                            4,158,900

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                1996           1995
                                             --------------------------
Expected dividend yield                              0%              0%
Expected stock price volatility                  72.99%          65.29%
Risk-free interest rate                      5.36-6.69%      5.51-7.76%
Expected option term                           5 years         5 years

The weighted average fair value of options granted was $19.82 and $15.17 for 1996 and 1995, respectively.

1993 Employee Stock Purchase Plan

In 1993, the Company adopted the 1993 Employee Stock Purchase Plan (the "1993 Plan"). Under the 1993 Plan, 500,000 shares of common stock are reserved for issuance to eligible employees at a purchase price of 85% of the lower of the closing price at the beginning or end of the six month option period. Payment for the shares to be purchased is made through payroll deductions, which may not exceed 15% of an employee's base compensation. In addition, no employee may purchase shares in any one year having a market value (determined at the beginning of the one year option period) greater than $25,000. Pursuant to the 1993 Plan, 17,862, 17,000 and 21,818 shares were purchased during 1996, 1995 and 1994, respectively, at prices of $19.13, $18.06 and $14.45, respectively.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




The fair value of each stock purchase right under the 1993 Plan was estimated using the Black-Scholes option pricing model with the following assumptions:

                                                    1996             1995
                                                  ------------------------
Expected dividend yield                                  0%              0%
Expected stock price volatility                      118.8%           61.0%
Risk-free interest rate                                5.5%            5.7%
Expected option term                              6 months          1 year

The weighted average fair value of the stock purchase rights granted in 1996 and 1995 was $19.06 and $9.59, respectively.

Fair Value Disclosures

Had compensation cost for the 1989 Plan and the 1993 Plan been determined in accordance with FAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows:

                                              Year ended
                                             December 31,
                                      1996                  1995
                                   ----------            ----------
Net income (loss)
   As reported                    $ (61,181,000)       $    355,000
   Pro forma                      $ (66,206,000)       $ (2,188,000)

Net income (loss) per share
  As reported                     $       (2.62)       $       0.01
  Pro forma                       $       (2.84)       $      (0.10)

The provisions of FAS 123 do not apply to options granted prior to January 1, 1995. Since options vest over several years and additional option grants are expected to be made in future years, the above pro forma disclosures are not necessarily representative of the pro forma effects of reported income for future years.

Stock Repurchase Program

In October 1996, the Board of Directors authorized the Company to repurchase up to 2,000,000 shares of its common stock. Under this authorization, 40,000 shares were repurchased by the Company in 1996.

Reserved Shares

At December 31, 1996, the Company had reserved 11,835,893 shares of its common stock for issuance under the 1989 Plan, under the 1993 Plan, upon conversion of the Notes and upon exercise of outstanding warrants.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 12--INCOME TAXES

Components of deferred taxes consist of the following:

                                                                            December 31,
                                                                     1996                   1995
                                                                     ----                   ----
Assets:
Net operating loss and tax credit carryforwards                  $ 33,704,000           $ 18,235,000
Accumulated losses of affiliate in excess of investment            14,174,000                     --
Accrued expenses                                                      768,000                405,000
Deferred compensation                                                 344,000                121,000
Deferred revenue                                                    2,810,000              2,617,000
Due to related parties                                                554,000                590,000
                                                                 ------------           ------------
    Gross deferred tax asset                                       52,354,000             21,968,000
Deferred tax asset valuation allowance                            (51,517,000)           (20,972,000)
                                                                 ------------           ------------
                                                                      837,000                996,000
Liabilities:
Depreciation and amortization                                        (837,000)              (996,000)
                                                                 ------------           ------------
                                                                           --                     --
                                                                 ============           ============


The Company has provided a full valuation allowance for deferred tax assets since the realization of these future benefits cannot be reasonably assured as of the end of each related year. The amount of the deferred tax asset considered realizable is subject to change based on estimates of future taxable income during the carryforward period. If the Company achieves sustained profitability, these deferred tax assets would be available to offset future income taxes, subject to potential limitation relating to ownership changes as discussed below. The Company will assess the need for the valuation allowance at each balance sheet date based on all available evidence.

At December 31, 1996, the Company had net operating loss carryforwards available to reduce taxable income, and research and development tax credit carryforwards available to reduce future tax liabilities, which expire as follows:

                                                       Research and
     Year of               Net operating              development tax
    expiration          loss carryforwards          credit carryforwards
    ----------          ------------------          --------------------
       2005                 $   349,000                 $    4,000
       2006                     103,000                     20,000
       2007                   6,288,000                    150,000
       2008                  16,569,000                    355,000
       2009                  15,123,000                    396,000
       2010                   4,275,000                    314,000
       2011                  37,906,000                    220,000
                            -----------                 ----------
                            $80,613,000                 $1,459,000
                            ===========                 ==========

A portion of the net operating loss carryforward totaling approximately $24,440,000, relating to deductions for incentive stock option disqualifying dispositions and exercises of non-qualified stock options, would be credited to additional paid-in capital upon realization. Ownership changes, as defined in the Internal Revenue Code, resulting from the issuances of stock may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income or tax liability. The amount of the annual limitation is determined based upon the Company's value

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




immediately prior to the ownership change. Subsequent significant ownership changes could further limit the utilization of these carryforwards in future years.

NOTE 13 -- INVESTMENT IN JOINT VENTURE

In August 1994, the Company entered into a series of related agreements with Martin Marietta Corporation ("MMC") to form M4 Environmental L.P. ("M4"). MMC has since merged into Lockheed Martin Corporation ("LMC"), with LMC as the surviving corporation. M4 was formed to commercialize CEP to service the environmental remediation, waste management, decontamination, and decommissioning needs of the U.S. Department of Defense and U.S. Department of Energy (the "Market"). In December 1994, the Company and M4 entered into an agreement to include the United States Enrichment Corporation in the Market. In March 1996, MMT and LMC executed an agreement to expand M4 through the acquisition by M4 of the Retech division of a subsidiary of LMC. Under the terms of this expansion, LMC contributed certain of the assets of the Retech division to M4. The Company purchased substantially all of the remaining assets in exchange for 352,361 shares of its common stock, and then immediately contributed these assets to M4.

The Company and LMC, through wholly-owned subsidiaries, each own a 49.5% designated interest in M4 and a 50% interest in the corporation acting as the 1% general partner. Pursuant to the agreements with LMC, as amended in March 1996, LMC has agreed to fund M4's operations through August 1, 1999, including license fees payable to the Company and any equity required in order to obtain project financing for a CEP plant. However, this funding obligation is limited to $20 million in any fiscal year and $75 million over the life of M4. Also, in connection with the agreements executed in March 1996, LMC agreed to provide M4 with a $15 million working capital line of credit.

Pursuant to the agreements with LMC, the Company granted M4 an exclusive license, subject to certain exceptions, to use the CEP technology for the Market and to sublicense the CEP technology to qualified third parties for use in the Market for a period of 25 years. In 1995 and 1994, M4 paid the Company $6.5 million and $7.5 million, respectively, in license fees. Due to obligations of the Company pursuant to the agreements with LMC, the Company recognized revenue and income on the license fees over the two year period beginning in August 1994, the period over which those obligations were fulfilled. During 1996, 1995 and 1994, the Company recognized $4,083,000, $7,000,000 and $2,917,000, respectively, in revenue relating to the license fees. In September 1996, the Company, LMC and M4 entered into an agreement which expanded M4's license to include the demilitarization of Japanese chemical weapons. In return for the expansion of the license, the Company received a $5,000,000 license fee. Additionally, M4 was obligated to pay the Company a $2,000,000 success fee upon the start-up of each of the first three CEP plants developed by M4. During 1996 and 1995, the Company recognized $4,000,000 and $2,000,000, respectively, of revenue attributable to such fees.

The Company also has agreed to provide research and development and certain other technical services to M4 and its sublicensees and to sell certain CEP systems and components. During 1996, 1995 and 1994, the Company recognized revenue of approximately $42,121,000 , $21,568,000 and $219,000, respectively, related to such services and sales, which consist of the following:

                                                  1996                 1995                1994
                                                  ----                 ----                ----
Engineering and construction services          $37,768,000          $20,265,000          $     --
Research, development and
consulting services                              4,353,000            1,303,000           219,000
                                               -----------          -----------          --------
                                               $42,121,000          $21,568,000          $219,000
                                               ===========          ===========          ========

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




During 1996, 1995 and 1994, the Company recognized cost of revenue of approximately $42,232,000, $21,203,000 and $219,000, relating to such services and sales, which consists of the following:

                                                           1996                1995                1994
                                                           ----                ----                ----
Engineering and construction services                  $38,725,000          $19,873,000          $     --
Research, development and consulting services            3,507,000            1,330,000           219,000
                                                       -----------          -----------          --------
                                                       $42,232,000          $21,203,000          $219,000
                                                       ===========          ===========          ========

For items that are capitalized by M4, the portion of the gross profit representing the Company's designated ownership interest related to such sales has been deferred and included in cost of revenue from affiliate. The Company will recognize the deferred income over the period the related assets are depreciated or amortized by M4. At December 31, 1996 and 1995, approximately $7,024,000 and $2,460,000, respectively, are recorded as deferred income relating to such sales.

The Company accounts for its investment in M4 and the corporation acting as the general partner using the equity method. Under the M4 limited partnership agreement, the Company and LMC share equally in M4's revenues and other income and all expenses are allocated to LMC until the capital accounts of the Company and LMC are equal. Thereafter, as long as the capital accounts of the Company and LMC are equal, the Company and LMC share equally in the profits or losses of M4. The capital accounts became equal in the fourth quarter of 1996. Condensed financial information of M4 at December 31, 1996 and 1995 and for the years then ended is summarized below:

                                                      1996                    1995
                                                      ----                    ----
Current assets                                   $  16,059,000           $  5,879,000
Non-current assets                                  41,740,000             41,009,000
Total liabilities                                   92,397,000             20,694,000
Partners' capital (deficit)                        (34,597,000)            26,194,000
Revenue                                             19,158,000              1,510,000
Impairment charge for long-lived assets            (60,851,000)                    --
Net loss                                          (107,049,000)           (11,993,000)

Proposed Restructuring of M4

In March 1997, the Company and LMC executed a letter of intent to restructure their relationship currently embodied in M4. The letter of intent contemplates the following: (1) LMC would have the exclusive right to lead and pursue contracts for the clean up of the DOE's tanked waste site in Hanford, Washington, and the Company would provide directly to LMC certain construction and development services with respect to CEP. (2) The Company would have the exclusive right to lead and pursue the worldwide opportunities for processing UF6 and LMC would have the right to participate in this market on a case-by-case basis, subject to mutual agreement of the parties. (3) The Company and LMC would form a new limited liability company to pursue the processing of chemical weapons worldwide. (4) Retech would be transferred to LMC. (5) The Company would become the sole owner of M4. After giving effect to the restructuring, M4's principal asset would be the Technology Center in Oak Ridge, Tennessee (the "M4 Technology Center"). The Company would be responsible for the operation of the M4 Technology Center and would be entitled all future revenue from such operations. The Company and LMC have agreed to share equally the debt service of the $38 million of bonds issued by the Industrial

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Development Board of Oak Ridge relating to the M4 Technology Center. (6) LMC would forgive $15 million outstanding on M4's line of credit, and the Company would contribute outstanding accounts receivable of $14.6 million to M4's capital. This amount is included in accumulated losses of affiliate in excess of investment at December 31, 1996. (7) LMC and the Company generally would share equally in substantially all of the costs of the restructuring. (8) All existing agreements between the Company, LMC and M4 would be terminated, including the CEP license to M4. (9) LMC and the Company would establish a first offer process pursuant to which they will jointly discuss new market opportunities within the Market prior to pursuing them individually.

NOTE 14--COLLABORATIVE AGREEMENTS

Agreement with the Electric Power Research Institute, Inc.

In 1995, the Company entered into an agreement with the Electric Power Research Institute, Inc. ("EPRI"), a nonprofit organization dedicated to fostering research and development of technologies that support the electric power industry. Pursuant to the agreement, EPRI agreed to fund certain research and development programs and to provide marketing and financing support for future CEP projects. In exchange for the marketing and financing support, EPRI received a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $23.375 per share. The warrant will vest in increments if, as a result of the agreement with EPRI, the Company closes a contract for a CEP plant for which EPRI has provided minimum levels of funding and upon customer acceptance of such plants. The warrant expires on July 7, 2015.

Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 57 Topic 5-K, an expense is to be recorded by the Company in the amount equal to the aggregate difference between the exercise price of the warrant and the market price of the common stock as of the dates the warrant vests. This expense, if any, will be recognized as the warrant vests. The Company has not recorded any expense related to these warrants through December 31, 1996.

Collaborative Relationship with Rollins Environmental Services, Inc.

In 1991, the Company entered into a joint development and commercialization agreement with Rollins Environmental Services, Inc. ("Rollins"). The agreement provides that the Company will analyze the application of CEP to specific Rollins waste streams for fees based on the hours worked by the Company.

In 1992, the agreement was superseded. Under the revised terms, Rollins agreed to pay the Company $50,000 per month for two years beginning September 1, 1992. In consideration for these payments, the Company provided research and development and other services to Rollins and Rollins obtained an option to license the Company's technology for CEP systems at any of Rollins' three waste processing facilities existing on September 1, 1992. If Rollins decides to license a CEP system at any of these existing facilities, Rollins will be entitled to set off against payments due to the Company all amounts paid under the original and amended agreements, provided that in any year, no reduction shall exceed 25% of the amounts payable by Rollins to the Company. Such right of set off is conditioned on the commercialization and licensing of a CEP system at one of Rollins' three facilities existing on September 1, 1992. Revenue of $400,000 was recognized under the revised agreement during 1994.

Development Services Agreement with Fluor Daniel Environmental Services, Inc.

In 1992, the Company entered into a Development Services Agreement with Fluor Daniel Environmental

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Services, Inc. ("Fluor Daniel"), an affiliate of Fluor Daniel, Inc., an international engineering and construction firm. Under the terms of the agreement, Fluor Daniel provided $1.2 million in feasibility studies, designs, cost estimation and other services in support of commercial plant evaluations, designs, front-end engineering and other services for potential CEP applications during 1992 and 1993. During 1994, Fluor Daniel exercised its option to invest the $1.2 million in shares of common stock, par value $.01 ("Common Stock") of the Company at an agreed upon price of $10.56 per share. Also during 1994, Fluor Daniel and the Company extended the agreement for up to five years. Pursuant to this agreement, Fluor Daniel provided an additional $4 million in services to the Company during 1994 and 1995. In consideration for such services, Fluor Daniel received additional Common Stock of the Company at a price equal to the average market price of the stock in the 10 trading days prior to the end of each calendar quarter during which the services were provided. In addition, during the term of the agreement, Fluor Daniel shall be the primary provider of engineering, procurement, construction and implementation services for CEP plants owned and operated by the Company and shall be entitled to receive project fees based upon the cost of such services for specific CEP facilities managed by Fluor Daniel. The Company will be obligated to pay Fluor Daniel 2% of certain licensing fees and royalty payments received by the Company during the term of the agreement as a result of the licensing of CEP technology.

During the years ended December 31, 1995 and 1994, Fluor Daniel provided $2,542,000 and $1,158,000 respectively, in services to the Company under this agreement. During the years ended December 31, 1995 and 1994, Fluor Daniel received 139,098 and 148,719 shares of Common Stock of the Company, respectively, for payment of services performed under the agreement. During 1996, all services provided by Fluor Daniel were paid for in cash by the Company.

Sales Representative Agreement with Am-Re Services, Inc.

Am-Re Services, Inc. ("Am-Re") has agreed to provide services to the Company relating to obtaining environmental impairment liability insurance and project financing for the first five commercial CEP facilities to be developed by the Company. In exchange for providing these services, and subject to certain vesting requirements, Am-Re Services was granted a warrant (the "Insurance Warrant") to purchase up to 125,000 shares of common stock at $12.25 per share and a second warrant (the "Project Finance Warrant") to purchase up to 250,000 shares of common stock (of which 200,000 shares may be purchased at $12.25 per share and 50,000 shares at $18.37 per share). The Insurance Warrant vests according to a schedule based upon the Company obtaining acceptable environmental impairment insurance for the first five CEP facilities developed by the Company. The Project Finance Warrant vests according to a schedule based upon the Company obtaining acceptable project financing by or through Am-Re Services for the first five CEP plants which are developed by the Company and require project financing. The Insurance Warrant and the Project Finance Warrant expire in 2013.

Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 57 Topic 5-K, an expense is to be recorded by the Company in the amount equal to the aggregate difference between the exercise price of the warrants and the market price of the common stock as of the dates the warrants vest. This expense, if any, will be recognized over the term of the environmental impairment insurance or project financing that causes vesting of the applicable warrant. The Company has not recorded any expense related to these warrants through December 31, 1996.

Collaborative Relationship with E.I. Du Pont de Nemours and Company

Pursuant to an agreement dated October 25, 1991, E.I. Du Pont de Nemours and Company ("Du Pont") agreed to provide $1,500,000 to the Company for the design and development of the Fall River Facility.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




In consideration for the funding provided, Du Pont has received a right for priority usage of the facility for the five-year period beginning in September 1993. The Company will receive consideration from Du Pont at market rates for such priority usage. Subject to the terms of the agreement, if the Company gains or has gained a commercial installation for a specified waste stream with a right to receive royalties, tolling income or their equivalent by December 31, 1997, the Company will be obligated to repay the $1,500,000.

The obligation of the Company to repay Du Pont is conditioned on the commercialization and sale of CEP systems for specified waste streams. In the event that such CEP systems are not commercialized, the Company shall have no obligation to repay Du Pont.

NOTE 15 - FINANCIAL INSTRUMENTS FAIR VALUE DISCLOSURE

The following summary disclosures are made in accordance with the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS 107"), which requires the disclosure of fair value information about financial instruments when it is practicable to estimate the value.

                                   December   31, 1996                December   31, 1995
                                   -------------------                -------------------
                               Carrying          Estimated          Carrying         Estimated
                                Amount           Fair Value          Amount          Fair Value
                                ------           ----------          ------          ----------
Assets:
Cash and cash
equivalents                  $ 19,679,104       $ 19,679,104       $ 6,644,856       $ 6,644,856
Short-term
investments                   109,388,659        109,388,659        79,631,394        79,631,394

Liabilities:
Convertible debt              143,750,000        100,860,000                --                --
Other long-term
debt                           22,887,820         24,032,210        23,079,005        23,079,005

The following methods and assumptions were used in estimating the fair values of financial instruments:

Cash and cash equivalents - The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their estimated fair values.

Short-term investments and convertible debt - The fair values of short-term investments and convertible debt are based on quoted market prices.

Other long-term debt - The fair value of the remaining long-term-debt, including current portion, approximates the carrying value at December 31, 1996 and 1995. Rates currently available to the Company for debt with similar terms are used to estimate fair value of existing debt.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 16 -- COMMITMENTS AND CONTINGENCIES

Leases

The Company leases equipment and office space under noncancelable operating leases which expire on various dates through 2005. The Company also leases certain fixed assets under noncancelable capital leases which expire on various dates through 1997. Future minimum payments under these leases are as follows:

                                                   Operating            Capital
Year                                                 Leases             Leases
----                                                 ------             ------
1997                                             $  4,934,000           $118,000
1998                                                5,044,000                 --
1999                                                4,582,000                 --
2000                                                4,071,000                 --
2001                                                4,049,000                 --
Thereafter                                          7,267,000                 --
                                                 ------------           --------
Total minimum lease payments                     $ 29,947,000            118,000
                                                 ============
Less--Amount representing interest                                       (18,000)
                                                                        --------
Present value of minimum lease payments                                 $100,000
                                                                        ========

Total rent expense under noncancelable operating leases was $2,206,000, $1,389,000, and $1,022,000 during the years ended December 31, 1996, 1995 and 1994, respectively. In September 1996, the Company entered into a seven year lease for additional office space in Waltham, Massachusetts that will be used for future growth, if necessary. The lease term begins March 1, 1997 and amounts representing future minimum payments under the lease are included above. The Company intends to sublease this space until it is needed. Based on information currently available to the Company, $1,300,000 was accrued as of December 31, 1996 for the excess of lease payments due during the term of the lease over estimated sublease income. However, there are no assurances that the Company will be able to locate subtenants for this space or enter into satisfactory subleases under the terms assumed for purposes of estimating this accrual. It is reasonably possible that the estimates made by management of anticipated sublease income will change significantly in the near term and the result of any such change could be material to future results of operations.

Litigation

In February and March 1997, purchasers of the Company's common stock filed five purported class action suits against the Company and certain of its present and former directors and executive officers in the United States District Court for the District of Massachusetts. The complaints variously allege that defendants made false and misleading statements and disseminated financial statements not prepared in accordance with generally accepted accounting principles, in violation of federal securities laws and state law, in order to enhance the value of the Company's common stock and to enable the Company to issue securities and the individual defendants to sell shares of the Company's common stock at inflated prices. Each of the suits seeks compensatory damages for unspecified alleged losses during the class periods, the longest of which extends from September 26, 1995 through October 21, 1996. These actions are at an early procedural stage. While the Company has not yet filed answers to the complaints, the Company intends to deny liability with respect to these actions. However, the ultimate outcome cannot be determined at present. As such, no provision for liability from these suits has been made in the financial statements as of December 31, 1996.

                 MOLTEN METAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




The Company has certain contingent liabilities resulting from other litigation and claims incident to the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial condition or results of operations of the Company.

Contingent Payment Related to Purchase of Intangible Assets

Pursuant to an agreement to purchase certain intangible assets (Note 6), if the Company constructs and operates, or licenses to a third party to construct and operate, a coal gasification system that uses a molten metal bath as the reaction medium, then after the first year of profitable commercial operation of such system, the Company will pay $500,000 to the seller of the intangible assets. Such payment will be required only if the plant is completed prior to December 31, 1998.

NOTE 17--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Certain billings by the Company to M4 for engineering and construction, research and development and consulting services were disputed by M4 and were not paid by M4. The Company has investigated the circumstances of these disputes and has determined that the Company's quarterly results of operations should be restated for the periods ended June 30, 1996 and September 30, 1996. Revenue of $2.593 million has been reversed in the quarter ended June 30, 1996 because of a dispute regarding the obligation underlying billings in that amount for that quarter. Revenue of $481,000 has been reversed and a charge to bad debt expense in the amount of $1.484 million has been recorded in the quarter ended September 30, 1996 to reflect the doubtful collection, because of an additional dispute arising prior to the close of the Company's third quarter accounts, of billings for $1.965 million for the third and prior quarters. The Company is not pursuing collection of these disputed amounts. The Company intends to amend its prior filings on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996 to reflect these adjustments. In the opinion of management, all adjustments necessary to revise the quarterly financial statements have been recorded. Following is a summary of the unaudited quarterly results of operations for these quarters:

                                                 Quarter Ended
As Previously Reported:               June 30, 1996      September 30, 1996
                                      -------------      ------------------
Revenue                                $20,447,000          $ 15,557,000
Income (loss) from operations            1,529,000            (3,886,000)
Net income (loss)                        2,084,000            (3,308,000)
Net income (loss) per share            $      0.08          $      (0.14)


                                                 Quarter Ended
As Restated:                          June 30, 1996      September 30, 1996
                                      -------------      ------------------
Revenue                                $ 17,854,000         $ 15,076,000
Loss from operations                     (1,064,000)          (5,851,000)
Net loss                                   (509,000)          (5,273,000)
Net loss per share                     $      (0.02)        $      (0.22)

================================================================================

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES OR OF SUCH COMMON STOCK IN ANY STATE OR OTHER JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. EXCEPT WHERE OTHERWISE INDICATED HEREIN, THIS PROSPECTUS SPEAKS AS OF ITS DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              --------------------

                                TABLE OF CONTENTS

Risk Factors ..............................................................    4

The Company ...............................................................    8

Use of Proceeds ...........................................................    8

Price Range of Common Stock ...............................................    8

Dividend Policy ...........................................................    8

Capitalization ............................................................    9

Selected Consolidated Financial Data ......................................   10

Management's Discussion and Analysis of Financial Condition and
  Results of Operations....................................................   11

Business...................................................................   22

Management.................................................................   40

Executive Compensation.....................................................   44

Certain Transactions.......................................................   48

Principal Stockholders.....................................................   49

Description of the Notes ..................................................   52

Other Indebtedness ........................................................   63

Description of Capital Stock ..............................................   64

Selling Holders ...........................................................   67

Plan of Distribution ......................................................   68

Changes in Accountants.....................................................   69

Legal Matters .............................................................   69

Experts ...................................................................   69



                                  $142,750,000

                               5-1/2% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2006





                         [MOLTEN METAL TECHNOLOGY LOGO]



                              --------------------

                                   PROSPECTUS

                              --------------------






                                          , 1997


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

        Registration fee.....................................      $ 49,225
        Accountants' fees and expenses.......................      $ 10,000
        Legal fees and expenses..............................      $  5,000
        Miscellaneous........................................      $ 15,000

     Total...................................................      $ 79,225

         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Section 145 ("Section 145") of the Delaware General Corporation Law provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. Article Seven of the Registrant's By-Laws provides for indemnification of directors and officers to the full extent permitted by Section 145. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he/she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his/her duties to the corporation, unless a court determines that, despite such adjudication, but in view of all of the circumstances, he/she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The board of directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he/she is not entitled to be indemnified for them.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In May 1996, the Company issued $143,750,000 of its 5.50% Convertible Subordinated Notes Due 2006 (the "Notes"). The Notes are convertible at the option of the holder into shares of the Company's Common Stock at a conversion price of $38.75 per share. The Notes were offered and sold to qualified institutional buyers in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Rule 144A and to a limited number of other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act) that executed and delivered a representation letter to the Company. In addition, certain of the Notes were sold outside the United States in accordance with procedures intended to support the Company's reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S. The principal underwriters for this offering were Lazard Freres & Co. LLC, Alex. Brown & Sons Incorporated and Oppenheimer & Co., Inc. The Notes were purchased by these underwriters at a purchase price of 100% of principal amount less an aggregate offering discount of 3.0% of the principal amount.

     In connection with the acquisition of certain assets of the Retech division by M4, MMT issued a total of 352,361 shares of its Common Stock to LMC on April 30, 1996, and December 18, 1996. These shares were acquired by Lockheed Environmental Systems & Technologies Co. ("LESAT"), an indirect wholly-owned subsidiary of LMC, as consideration for the sale of certain assets of Retech and were then transferred by LESAT to LMC. The assets purchased by MMT were deemed to have a value of approximately $11.2 million. The shares were issued in accordance with the exemption from the registration requirements of the Securities Act provided in Section 4(2) of the Securities Act.

     Pursuant to an agreement between the Company and the Electric Power Research Institute, Inc. ("EPRI"), EPRI agreed to fund certain research and development programs and to provide marketing and financing support for future CEP projects. In exchange for the marketing and financing support, EPRI received a warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $23.375 per share. The warrant will vest in increments if, as a result of the agreement with EPRI, the Company closes a contract for a CEP plant for which EPRI has provided minimum levels of funding and upon customer acceptance of such plants. The warrant expires on July 7, 2015. The warrant was issued in accordance with the exemption from the registration requirements of the Securities Act provided in Section 4(2) of the Securities Act.

     As payment for the provision of feasibility studies, designs, cost estimations and other services by Fluor Daniel Environmental Services, Inc. ("Fluor Daniel") during 1992 and 1993, the Company issued 113,636 shares of its Common Stock to Fluor Daniel in 1994 at a price of $10.56 per share. As payment for the provision of engineering and other services by Fluor Daniel, the Company issued an aggregate of 35,083 shares of its Common Stock at prices ranging from $19.64 per share to $24.10 per share during 1994, and issued an aggregate of 139,098 shares of its Common Stock at prices ranging from $18.30 per share to $27.04 per share during 1995. The shares were issued in accordance with the exemption from the registration requirements of the Securities Act provided in
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



(a)   Exhibits

z  2.1  -  Master Restructuring Agreement dated as of June 16, 1997 between the
           Company and Lockheed Martin Corporation. #15# (2.1)
   3.1  -  Amended and Restated Certificate of Incorporation of the
           Registrant.  *4* (3.1).
   3.2  -  Amended and Restated By-Laws of Registrant.  *4* (3.2)
   4.1 - Specimen Certificate for Shares of the Registrant's Common Stock, $.01 par value. *1* (4.1)
s 10.1  -  Pilot Plant Agreement dated as of October 25, 1991 between the
           Registrant and E.I. du Pont de Nemours and Company, as amended by the Pilot Plant Funding Agreement Addendum dated as of February
           10, 1992.  *1* (10.2)
  10.2 - Agreement dated as of December 20, 1991 between the Registrant and L'Air Liquide S.A. *1* (10.4)
  10.3 - Lease dated as of July, 1993 for Two University Office Park, Waltham, Massachusetts. #2# (10.8)
  10.4 - Lease dated as of June 29, 1992 between the Greater Fall River Development Corporation and the Registrant for the property located at 421 Current Road, Fall River, Massachusetts. *1* (10.6)
  10.5  -  Strategic Alliance and Investment Agreement dated as of May 3,
           1993 between the Registrant and Am-Re Services, Inc.  #1# (19(a))
  10.6 - Environmental Impairment Insurance Common Stock Warrant issued by the Registrant to Am-Re Services, Inc. #1# (19(b))
  10.7 - Project Financing Common Stock Warrant issued by the Registrant to Am-Re Services, Inc. #1# (19(c))
  10.8 - Registration Rights Agreement dated as of May 3, 1993 among the Registrant, Am-Re Services, Inc. and American Reinsurance
           Company.  #1# (19(d))
s 10.9  -  Asset Purchase Agreement dated as of July 7, 1992 between the
           Registrant and IPS Interproject Service AB and IPS Interproject Processteknik AB. *2* (10.8)
  10.10 - Technology Assignment Agreement dated as of May 31, 1990 between the Registrant and Christopher J. Nagel and Robert D. Bach, as clarified by the Clarification Agreement dated as of May 31, 1990 and as amended by the Amendment to Technology Assignment Agreement dated as of October 12, 1990. *1* (10.9)

+ 10.11 -  Employment Agreement dated as of June 30, 1990 between the
           Registrant and William M. Haney, III.  *1* (10.11)
+ 10.12 -  Letter Agreement dated as of October 1, 1991 from the Registrant to William M. Haney, III regarding employment.  *1* (10.12)
+ 10.13 -  Employment Agreement dated as of May, 1993 between the Registrant and Eugene Berman.  #14# (10.16)
 +10.14 -  Employment Agreement dated as of April 1, 1996 between the
           Registrant and G. Earl McConchie. #14# (10.14)
 +10.15 - Registrant's Amended and Restated 1989 Long Term Incentive Compensation Plan, as amended effective March 27, 1996. #14# (10.15)
+ 10.16 -  Registrant's 1993 Employee Stock Purchase Plan.  *3* (28.2)
+ 10.17 -  Registrant's 1992 Restricted Common Stock Award Plan.  *1* (10.14)
  10.18 - Form of Employee Non-Disclosure, Development and Non-Competition Agreement of the Registrant. *1* (10.16)
  10.19 -  Loan Agreement dated February 4, 1993 between the Registrant and
           Jobs for Fall River, Inc.  *1* (10.18)
  10.20 - $1,800,000 Promissory Note, dated February 4, 1993, made by the Registrant in favor of Jobs for Fall River, Inc. *1* (10.19)
  10.21 - $50,000 Promissory Note, dated February 4, 1993, made by the Registrant in favor of Jobs for Fall River, Inc. *1* (10.20)
  10.22 - $150,000 Promissory Note, dated February 4, 1993, made by the Registrant in favor of Jobs for Fall River, Inc. *1* (10.21)
  10.23 -  Security Agreement dated February 4, 1993 between the Registrant and Jobs for Fall River, Inc.  *1* (10.22)
  10.24 - Letter Agreement dated February 4, 1993 between the Registrant and Jobs for Fall River, Inc. regarding security for loan made by Jobs for Fall River, Inc. to the Registrant. *1* (10.23)
  10.25 - Contract No. DE-AC21-9MC30171 dated September 30, 1993 between the Registrant and the United States Department of Energy, Morgantown Energy Technology Center. *4* (10.31)
 t10.26 -  Modification to Contract No. DE-AC21-9MC30171 dated March 24,
           1994 between the Registrant and the United States Department of Energy, Morgantown Energy Technology Center. #3# (10.32)
  10.27 - First Amendment to Lease, dated September 21, 1994, between the Registrant and Connecticut General Life Insurance Company. #5# (10.1)
  10.28 -  Lease dated as of July 1, 1994 by and between the Registrant and the Greater Fall River Development Corporation.  #5# (10.2)
 u10.29 - Master Agreement For Government Market Development and Commercialization of CEP Technology, dated as of August 9, 1994, between the Registrant and Martin Marietta Corporation. #5# (10.3)
  10.30 -  Loan Agreement, dated as of August 1, 1994, between the
           Registrant and the Massachusetts Industrial Finance Agency.  #5#
           (10.4)
  10.31 -  Underwriting Agreement dated as of August 26, 1994, between the Massachusetts Industrial Finance Agency and CS First Boston Corporation, and approved by the Registrant. #5# (10.5)
  10.32 - Letter of representation dated as of August 26, 1994 from Molten Metal Technology, Inc. to the Massachusetts Industrial Finance
           Agency and CS First Boston Corporation.  #5# (10.6)
 v10.33 -  Development Agreement dated as of May 3, 1995 between the
           Registrant and Hoechst Celanese Chemical Group, Inc. ("HCC"). #7# (10.1)
 v10.34 - Feedstock Supply Agreement dated as of May 3, 1995 between the Registrant and HCC. #7# (10.2)
 v10.35 - Synthesis Gas Purchase and Sale Agreement dated as of May 3, 1995 between the Registrant and HCC. #7# (10.3)
 w10.36 -  Sales Representative and Master Services Agreement dated as of
           February 29, 1996 between the Registrant and Uhde.  #8#(10.1)       '
 w10.37 - Partnership Restructuring Agreement dated as of March 15, 1996 between the Registrant, LMC and M4. #8#(10.2)
  10.38 - Indenture dated May 1, 1996 between the Registrant and The Bank of New York, as Trustee. #8#(10.3)
  10.39 - Purchase Agreement dated April 25, 1996 between the Registrant and Lazard FrEres & Co. LLC. #8#(10.4)
 x10.40 -  Commercial Mixed Waste Processing Agreement dated as of
           December 12, 1995 between the Registrant and M4 Environmental L.P. #9#(10.38)
  10.41 -  Lease dated as of March 4, 1996 for 400-2 Totten Pond Road,
           Waltham, Massachusetts.  #9#(10.3)
  10.42 -  Agreement for Expansion of License (Japanese Chemical Weapons)
           dated as of September 26, 1996 between the Registrant and M4. #10#(10.1)
  10.43 - Lease dated as of September 16, 1996 for 400-1 Totten Pond Road, Waltham, Massachusetts. #10#(10.2)
  10.44 - Asset Purchase Agreement dated as of December 10, 1996 between the Registrant, MMT of Tennessee Inc., Westinghouse Electric
           Corporation and The Scientific Ecology Group, Inc.  #11#(10.1)
  10.45 -  Asset Purchase Agreement dated as of January 29, 1997 between MMT of Tennessee Inc. and VECTRA Technologies, Inc.  #12#(10.1)
 y10.46 -  Joint Venture Master Agreement dated as of October 30, 1996 between Nichimen Corporation, NKK Plant Engineering Corporation.
           #14# (10.46)
 z10.47 - Limited Liability Company Agreement of Lockheed Martin Chemical Demilitarization Systems LLC dated as of June 16, 1997. #15#(10.1)
 z10.48 - License Agreement dated as of June 16, 1997 between the Company, Lockheed Martin Chemical Demilitarization Systems LLC, and
           Lockheed Martin Corporation. #15#(10.2)
 z10.49 - Asset Transfer Agreement dated as of June 16, 1997 between the Company, Lockheed Martin Advanced Environmental Systems Inc.,
           M4 Environmental L.P., and Lockheed Martin Corporation. #15#(10.3)
  11    -  Computation of Primary, Fully Diluted and Supplementary Net Income
           (Loss) Per Share. #14# (11)
  16    -  Letter re:  Change of Accountants.  #13#(A)
  21    -  Subsidiaries of the Registrant. #14# (21)
* 23.1  -  Consent of Price Waterhouse LLP. re: financial statements of the
           Registrant.
* 23.2  -  Consent of Price Waterhouse LLP. re: financial statement of M4
           Environmental L.P.
----------

*     Filed herewith.

+ Management contract or compensatory plan filed pursuant to item 14(c) of Form 10-K.
s An unexpired order granting confidential treatment to deleted portions of Exhibits 10.1 and 10.9 was issued on February 9, 1993.
t     An unexpired order granting confidential treatment to deleted portions of
      Exhibit 10.26 was issued on May 11, 1994.
u     An unexpired order granting confidential treatment to deleted portions of
      Exhibit 10.29 was issued on January 6, 1995.
v An unexpired order granting confidential treatment to deleted portions of Exhibits 10.33, 10.34 and 10.35 was issued on October 20, 1995.
w An unexpired order granting confidential treatment to deleted portions of Exhibits 10.36 and 10.37 was issued on September 26, 1996.
x     An unexpired order granting confidential treatment to deleted portions of
      Exhibit 10.40 was issued on July 30, 1996.
y     Confidential treatment has been requested for deleted portions of
      Exhibit 10.46.
z Confidential treatment has been requested for deleted portions of Exhibits 2.1, 10.47, 10.48 and 10.49.

*1* Incorporated by reference to the designated exhibit to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-56392) filed on December 24, 1992.
*2* Incorporated by reference to the designated exhibit to Amendment No. 3 to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-56392) filed on February 8, 1993.
*3* Incorporated by reference to the designated exhibit to the Registration Statement on Form S-8 of the Registrant (Registration No. 33-65688) filed on July 6, 1993.

*4* Incorporated by reference to the designated exhibit to Amendment No. 1 to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-70210) filed on November 30, 1993.
#1# Incorporated by reference to the designated exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.
#2# Incorporated by reference to the designated exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993.
#3# Incorporated by reference to the designated exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.
#4# Incorporated by reference to the designated exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.
#5# Incorporated by reference to the designated exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.
#6# Incorporated by reference to the designated exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.
#7# Incorporated by reference to the designated exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.
#8# Incorporated by reference to the designated exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
#9# Incorporated by reference to the designated exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.
#10# Incorporated by reference to the designated exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
#11# Incorporated by reference to the designated exhibit to the Registrant's Current Report on Form 8-K filed on January 3, 1997.
#12# Incorporated by reference to the designated exhibit to the Registrant's Current Report on Form 8-K filed on February 13, 1997.
#13# Incorporated by reference to the designated exhibit to the Registrant's Current Report on Form 8-K filed on April 3, 1997.
#14# Incorporated by reference to the designated exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.
#15# Incorporated by reference to the designated exhibit to the Registrant's Current Report on Form 8-K filed on June 25, 1997.

(b)   Financial Statement Schedules and Financial Statements of M4

(1)   For the three years ended December 31, 1996:

      Schedule II - Valuation and Qualifying Accounts

(2) The financial statements of M4 Environmental L.P. set forth in the list below are incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

        Report of Independent Accountants
        Balance Sheet at December 31, 1996 and 1995
        Statement of Operations for the years ended December 31, 1996 and 1995 and the period from inception (August 8, 1994) through December 31, 1994 (unaudited)
        Statement of Changes in Partners' Capital (Deficit) for the period from inception (August 8, 1994) through December 31, 1996
        Statements of Cash Flows for the years ended December 31, 1996 and 1995 and the period from inception (August 8, 1994) through December 31, 1994 (unaudited)
        Notes to Financial Statements

ITEM 17.  UNDERTAKINGS.


         The Company hereby undertakes:


               (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.





         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.


                                  MOLTEN METAL TECHNOLOGY, INC.



                                  By: /s/ Benjamin T. Downs
                                      -----------------------------------------
                                      Benjamin T. Downs
                                      Executive Vice President and Chief
                                      Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



         Signature                                   Title                                Date
         ---------                                   -----                                ----


*                                           President, Chief Executive                June 24, 1997
-----------------------------------         Officer and Director (Principal
William M. Haney, III                       Executive Officer)





*                                           Chief Technical Officer                   June 24, 1997
-----------------------------------         and Director
Christopher J. Nagel, Sc.D.




/s/ Benjamin T. Downs                       Executive Vice President of               June 24, 1997
-----------------------------------         Finance and Administration
Benjamin T. Downs                           (Principal Accounting Officer)




*                                           Director                                  June 24, 1997
-----------------------------------
James B. Anderson

*                                           Director                                  June 24, 1997
-----------------------------------
Peter A. Lewis



*                                           Director                                  June 24, 1997
-----------------------------------
John T. Preston



*                                           Director                                  June 24, 1997
-----------------------------------
Maurice F. Strong



*                                           Director                                  June 24, 1997
-----------------------------------
Robert A. Swanson



By: /s/ Benjamin T. Downs
-----------------------------------
     Benjamin T. Downs,
     Attorney-in-Fact
